                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-91340

PROSPECTUS

                                  $250,000,000

                         ASBURY AUTOMOTIVE GROUP, INC.

                               EXCHANGE OFFER FOR
                UP TO $250,000,000 PRINCIPAL AMOUNT OUTSTANDING
                    OF 9% SENIOR SUBORDINATED NOTES DUE 2012
                          FOR A LIKE PRINCIPAL AMOUNT
                  OF NEW 9% SENIOR SUBORDINATED NOTES DUE 2012

                               ------------------

    We are offering to exchange new 9% Senior Subordinated Notes due 2012 (the "New Notes") for all of our outstanding unregistered 9% Senior Subordinated Notes due 2012 (the "Original Notes"). The new 9% Senior Subordinated Notes due 2012 will be free of the transfer restrictions that apply to our outstanding unregistered 9% Senior Subordinated Notes due 2012 that you currently hold, but will otherwise have substantially the same terms of the outstanding Original Notes. This offer will expire at 5:00 p.m., New York City time, on August 21, 2002, unless we extend it. The New Notes will not trade on any established exchange.

                            ------------------------

    Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for outstanding Original Notes where such outstanding Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

                            ------------------------

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                        Prospectus dated July 22, 2002.

                               TABLE OF CONTENTS

Prospectus Summary..........................................    1
Risk Factors................................................    9
Forward-Looking Statements..................................   21
Use of Proceeds.............................................   21
The Exchange Offer..........................................   22
Capitalization..............................................   30
Selected Consolidated Historical and As Adjusted Financial
  Data......................................................   31
Business....................................................   52
Management..................................................   70
Related Party Transactions..................................   81
Principal Shareholders......................................   84
Description of Other Indebtedness...........................   86
Description of the New Notes................................   88
United States Federal Income Tax Consequences...............  132
Plan of Distribution........................................  133
Legal Matters...............................................  133
Independent Accountants.....................................  133
Where You Can Find More Information.........................  134

                            ------------------------

    No manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus or in the exchange offer being made hereby. No manufacturer or distributor has been authorized to make any statements or representations in connection with this exchange offer, and no manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus or for the exchange offer.

                               PROSPECTUS SUMMARY

    The following is a summary of some of the information contained in this prospectus. It may not contain all the information that is important to you. To understand this exchange offer fully, you should read carefully the entire prospectus, including the risk factors beginning on page 9 and the financial statements and related notes. For the purposes of this prospectus, references to "Asbury," "Company," "we," "us" and "our" refer to Asbury Automotive
Group, Inc., and unless the context otherwise requires, its subsidiaries and their respective predecessors in interest.

    THIS PROSPECTUS INCLUDES STATISTICAL DATA REGARDING THE AUTOMOTIVE RETAILING INDUSTRY. UNLESS OTHERWISE INDICATED, SUCH DATA IS TAKEN OR DERIVED FROM INFORMATION PUBLISHED BY:

    - The Industry Analysis Division of the National Automobile Dealers Association, also known as "NADA," NADA Data 2001.

    - Automotive News 2002 Market Data Book.

    - CNW Marketing/Research.

    - Sales & Marketing Management 2001 Survey of Buying Power and Media
      Markets.

    - Bureau of Economic Analysis.

    - J.D. Power.

    Although we believe these industry sources are reliable, we have not independently researched or verified this information. Accordingly, investors should not place undue reliance on this information.

                                    BUSINESS

OUR COMPANY

    We are one of the largest automotive retailers in the United States, currently operating 127 franchises at 91 dealership locations. We offer an extensive range of automotive products and services, including new and used vehicles and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts. Our retail network is organized into nine regional dealership groups, or "platforms," which are located in 17 market areas that we believe represent attractive opportunities, generally due to the presence of relatively few dealerships and high rates of population and income growth. Our revenues for the twelve months ended
March 31, 2002 were $4.3 billion.

    Our franchises include a diverse portfolio of 36 American, European, and Asian brands, and 67% of our 2001 new vehicle retail revenues were from either luxury or mid-line import brands. We sell vehicles under the following brand names: Acura, Audi, BMW, Buick, Cadillac, Chevrolet, Chrysler, Dodge, Ford, GMC, Honda, Hyundai, Infiniti, Isuzu, Jaguar, Jeep, Kia, Land Rover, Lexus, Lincoln, Mazda, Mercedes-Benz, Mercury, MINI, Mitsubishi, Nissan, Pontiac, Porsche, Suzuki, Toyota, Volkswagen and Volvo. Additionally, we sell a limited number of heavy trucks under the Hino, Isuzu, Navistar and Peterbilt brands.

    We compete in a large and highly fragmented industry comprised of approximately 22,150 franchised dealerships. The U.S. automotive retailing industry is estimated to have annual sales of approximately $1 trillion, with the 100 largest dealer groups generating less than 10% of total sales revenues and controlling less than 8% of all franchised dealerships.

OUR STRENGTHS

    We believe our competitive strengths are as follows:

    - DIVERSIFIED REVENUE AND PROFIT STREAMS. Used vehicle sales and parts, service and collision repair generate higher profit margins than new vehicle sales and tend to fluctuate less with economic cycles.

    - HIGHLY VARIABLE COST STRUCTURE. Our variable cost structure helps us manage expenses in a variety of economic environments, as the majority of our operating expenses consist of incentive-based compensation, vehicle carrying costs, advertising and other variable and controllable costs.

    - ADVANTAGEOUS BRAND MIX. We believe our current brand mix includes a higher proportion of luxury and mid-line import franchises to total franchises than most public automotive retailers, accounting for approximately 67% of new retail vehicle revenue in the year 2001. Luxury and mid-line imports generate above average gross margins on new vehicles and have greater customer loyalty and repeat purchase than mid-line domestic and value automobiles.

    - REGIONAL PLATFORMS WITH STRONG LOCAL BRANDS. Each of our platforms is comprised of between 7 and 24 franchises and, on a pro forma basis for 2001, generated an average of approximately $500 million in revenues. We believe that our cultivation of strong local brands can be beneficial because: consumers may prefer to interact with a locally recognized brand; placing our franchises in one region under a single brand allows us to generate significant advertising savings; and our platforms can retain customers even as they purchase and service different automobile brands.

    - EXPERIENCED AND INCENTIVIZED MANAGEMENT. The former platform owners of seven of our nine platforms, each with greater than 24 years of experience in the automotive retailing industry, continue to manage their respective platforms. At the platform level all our senior management are compensated on an incentive-based pay system and the majority have a stake in our performance based upon their ownership of approximately 23.5% of our total equity as of March 31, 2002.

OUR STRATEGY

    Our objective is to be the most profitable automotive retailer in our platforms' respective markets. To achieve this objective, we intend to follow the outlined strategy:

    - FOCUS ON HIGHER MARGIN PRODUCTS AND SERVICES. We will continue to focus our efforts on products and services that generate higher profit margins than new vehicle sales, such as used vehicle retail sales, finance and insurance, parts, service and collision repair, from which we currently derive approximately two-thirds of our total gross profit.

    - DECENTRALIZED DEALERSHIP OPERATIONS AND CENTRALIZED ADMINISTRATIVE AND STRATEGIC FUNCTIONS. We believe that decentralized dealership operations on a platform basis, completed by centralized technology and financial controls, enable us to provide timely market-specific responses to sales, services, marketing and inventory requirements.

    - CONTINUED GROWTH THROUGH TARGETED ACQUISITIONS. We will seek to establish platforms in new markets through acquisitions of large, profitable and well-managed dealership groups. We will also pursue additional dealerships within our established markets to complement our platforms.

                            ------------------------

    Our principal executive offices are located at 3 Landmark Square, Suite 500, Stamford, Connecticut 06901. Our telephone number is (203) 356-4400. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus. You should not consider information contained on our website or that can be accessed through our website to be part of this prospectus.

                                  THE OFFERING

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

Background................................  On June 5, 2002, we completed a private placement of the
                                            Original Notes. In connection with that private
                                            placement, we entered into a registration rights
                                            agreement in which we agreed, among other things, to
                                            complete an exchange offer.

The Exchange Offer........................  We are offering to exchange our New Notes which have been registered under the Securities Act of 1933, as
                                            amended (the "Securities Act") for a like principal
                                            amount of our outstanding, unregistered Original Notes.
                                            Original Notes may only be tendered in integral
                                            multiples of $1,000 principal amount.

                                            As of the date of this prospectus, $250,000,000 in
                                            aggregate principal amount of our Original Notes are
                                            outstanding.

Resale of New Notes.......................  We believe that New Notes issued pursuant to the exchange offer in exchange for Original Notes may be
                                            offered for resale, resold and otherwise transferred by
                                            you without compliance with the registration and
                                            prospectus delivery provisions of the Securities Act,
                                            provided that:

                                            - you are acquiring the New Notes in the ordinary course
                                              of your business;

                                            - you have not engaged in, do not intend to engage in,
                                            and have no arrangement or understanding with any person
                                              to participate in the distribution of the New Notes;
                                              and

                                            - you are not our affiliate as defined under Rule 405 of
                                            the Securities Act.

                                            Each participating broker-dealer that receives New Notes
                                            for its own account pursuant to the exchange offer in
                                            exchange for Original Notes that were acquired as a
                                            result of market-making or other trading activity must
                                            acknowledge that it will deliver a prospectus in
                                            connection with any resale of New Notes. See "Plan of
                                            Distribution".

Consequences If You Do Not Exchange Your
  Original Notes..........................  Original Notes that are not tendered in the exchange offer or are not accepted for exchange will continue to
                                            bear legends restricting their transfer. You will not be
                                            able to offer or sell the Original Notes unless:

                                            - pursuant to an exemption from the requirements of the
                                              Securities Act; or

                                            - the Original Notes are registered under the Securities
                                              Act.

                                            After the exchange offer is closed, we will no longer
                                            have an obligation to register the Original Notes,
                                            except for some

                                            limited exceptions. See "Risk Factors--Failure to
                                            Exchange Your Original Notes."

Expiration Date...........................  5:00 p.m., New York City time, on August 21, 2002, unless we extend the exchange offer.

Certain Conditions to the Exchange
  Offer...................................  The exchange offer is subject to certain customary conditions, which we may waive.

Special Procedures for Beneficial
  Holders.................................  If you beneficially own Original Notes which are registered in the name of a broker, dealer, commercial
                                            bank, trust company or other nominee and you wish to
                                            tender in the exchange offer, you should contact such
                                            registered holder promptly and instruct such person to
                                            tender on your behalf. If you wish to tender in the
                                            exchange offer on your own behalf, you must, prior to
                                            completing and executing the letter of transmittal and
                                            delivering your Original Notes, either arrange to have
                                            the Original Notes registered in your name or obtain a
                                            properly completed bond power from the registered
                                            holder. The transfer of registered ownership may take a
                                            considerable time.

Withdrawal Rights.........................  You may withdraw your tender of Original Notes at any time before the offer expires.

Accounting Treatment......................  We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The
                                            expenses of the exchange offer that we pay will increase
                                            our deferred financing costs in accordance with
                                            generally accepted accounting principles. See "The
                                            Exchange Offer--Accounting Treatment."

Certain Tax Consequences..................  The exchange pursuant to the exchange offer generally should not be a taxable event for U.S. federal income
                                            tax purposes.

Use of Proceeds...........................  We will not receive any proceeds from the exchange or the issuance of New Notes in connection with the
                                            exchange offer.

Exchange Agent............................  The Bank of New York is serving as exchange agent in connection with the exchange offer.

             SUMMARY DESCRIPTION OF THE SECURITIES TO BE REGISTERED

    The New Notes have the same financial terms and covenants as the Original Notes, which are as follows:

Issuer....................................  Asbury Automotive Group, Inc.

Notes Offered.............................  $250 million aggregate principal amount of 9% Senior
                                            Subordinated Notes due 2012.

Maturity Date.............................  June 15, 2012.

Issue Price...............................  9% plus accrued interest, if any, from June 5, 2002.

Interest..................................  9% per annum, payable semi-annually in arrears on June
                                            15 and December 15, commencing December 15, 2002.

Guarantors................................  The New Notes will be guaranteed by substantially all our current subsidiaries and all of our future domestic
                                            restricted subsidiaries that have outstanding, incur or
                                            guarantee any other indebtedness. Each subsidiary
                                            guarantor will provide a guarantee of the payment of
                                            principal, premium, if any, and interest on the notes on
                                            a senior subordinated basis.

Ranking...................................  The New Notes are senior subordinated debt. Both the New
                                            Notes and the subsidiary guarantees rank:

                                            - junior to all of our and the subsidiary guarantors'
                                            existing and future indebtedness (other than trade
                                              payables but including any borrowings under our credit
                                              facility and floor plan facilities), except
                                              indebtedness that expressly provides it is not senior
                                              to the notes and the subsidiary guarantees.

                                            - equally with any of our and the subsidiary guarantors'
                                              future senior subordinated indebtedness

                                            - senior to any of our and the subsidiary guarantors'
                                            future junior subordinated indebtedness and

                                            - effectively junior to all existing and future
                                            indebtedness of our non-guarantor subsidiaries.

No Entitlement to Sinking Fund............  The New Notes will not be entitled to the benefit of any sinking fund.

Optional Redemption.......................  Any time prior to June 15, 2005, we may, at our option, use the net proceeds of one or more equity offerings to
                                            redeem up to 35% of the aggregate principal amount of
                                            New Notes.

                                            At any time prior to June 15, 2007, we may, at our
                                            option, redeem all or a portion of the New Notes in cash
                                            at a price equal to 100% of their principal amount plus
                                            the applicable premium described under "Description of
                                            the New Notes--Optional Redemption."

                                            On and after June 15, 2007, we may, at our option,
                                            redeem all or a portion of the New Notes in cash at the
                                            redemption prices described under "Description of the
                                            New Notes--

                                            Optional Redemption", plus accrued and unpaid interest,
                                            if any, to the date of redemption.

Mandatory Offer to Repurchase.............  If we sell assets under specific circumstances, or experience specific kinds of changes of control, we may
                                            be required to offer to repurchase the New Notes at the
                                            prices set forth in "Description of the New
                                            Notes--Repurchase at the Option of Holders."

Basic Covenants of the Indenture..........  The indenture governing the notes contains covenants that, among other things, limits our ability and the
                                            ability of our restricted subsidiaries to:

                                            - incur indebtedness or issue preferred shares;

                                            - pay dividends or make other equity distributions in
                                              respect of our capital stock or to make certain other
                                              restricted payments;

                                            - make investments;

                                            - create liens;

                                            - agree to payment restrictions affecting our restricted
                                              subsidiaries;

                                            - merge, consolidate or transfer or sell all or
                                            substantially all of our assets;

                                            - enter into transactions with our affiliates; and

                                            - designate our subsidiaries as unrestricted
                                              subsidiaries.

                                            These covenants are subject to important qualifications
                                            and exceptions. For more details, see the section
                                            entitled "Description of the New Notes--Certain
                                            Covenants."

Absence of a Public Market for the New
  Notes...................................  There is no public trading market for the New Notes, and we do not intend to apply for listing of the New Notes
                                            on any national securities exchange or for quotation of
                                            the notes on any automated dealer quotation system. See
                                            "Risk Factors--We cannot assure you that an active
                                            trading market will develop for the notes."

                                  RISK FACTORS

    Investing in the New Notes involves substantial risks. See the "Risk Factors" section of this prospectus for a description of certain of the risks you should carefully consider before determining whether to participate in the exchange offer or invest in the notes.

                             ADDITIONAL INFORMATION

    Our executive offices are located at 3 Landmark Square, Suite 500, Stamford, Connecticut 06901. Our telephone number is (203) 356-4400. We were incorporated in Delaware on February 15, 2002.

     SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

    The summary below presents our historical consolidated financial information and should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus. The pro forma column for the year ended December 31, 2001, and for the three months ended March 31, 2002, reflects our completed and probable acquisitions and divestitures as of March 31, 2002, and our initial public offering and the use of proceeds thereof, as if each had occurred at the beginning of the respective period. The pro forma as adjusted column for the year ended December 31, 2001, and for the three months ended March 31, 2002, reflects (i) the adjustments made in the pro forma column and (ii) the offering of the Original Notes and the use of proceeds thereof to repay outstanding indebtedness, as if all had occurred at the beginning of the respective period.

                                          YEAR ENDED DECEMBER 31,
                       --------------------------------------------------------------
                                                                 2001
                                                 ------------------------------------
                                                                           PRO FORMA
                                                                 PRO           AS
                        1999(1)      2000(1)     ACTUAL(1)      FORMA       ADJUSTED
                       ----------   ----------   ----------   ----------   ----------
                                  ($ IN THOUSANDS EXCEPT PER VEHICLE DATA)
INCOME STATEMENT
  DATA:

Revenues:
  New vehicle........  $1,769,030   $2,393,014   $2,532,203   $2,720,326   $2,720,326
  Used vehicle.......     764,599    1,049,279    1,144,076    1,237,371    1,237,371
  Parts, service and
    collision
    repair...........     332,022      427,917      481,533      525,758      525,758
  Finance and
    insurance, net...      61,697       87,698      105,247      109,343      109,343
                       ----------   ----------   ----------   ----------   ----------

Total revenues.......   2,927,348    3,957,908    4,263,059    4,592,798    4,592,798
Cost of Sales........   2,494,074    3,367,277    3,598,567    3,889,568    3,889,568
                       ----------   ----------   ----------   ----------   ----------

  Gross profit.......     433,274      590,631      664,492      703,230      703,230
Selling, general and
  administrative.....     335,000      441,889      510,430      539,360      539,360
Depreciation and
  amortization.......      16,555       24,385       30,591       31,196       31,196
                       ----------   ----------   ----------   ----------   ----------

  Income from
    operations.......      81,719      124,357      123,471      132,674      132,674
Floor plan interest
  expense............     (22,451)     (36,069)     (27,238)     (30,248)     (30,248)
Other interest
  expense............     (24,385)     (41,648)     (44,653)     (44,196)     (42,946)
Income before income
  taxes, minority
  interest,
  extraordinary loss
  and discontinued
  operations.........      39,804       45,775       52,390       59,105       60,355
Provision for income
  taxes..............       1,742        3,570        4,980       25,652       26,356
Net income...........  $   15,649   $   30,715   $   44,184   $   33,453   $   33,999
                       ==========   ==========   ==========   ==========   ==========
OTHER FINANCIAL DATA:
EBITDA(2)............  $   78,995   $  119,407   $  131,266   $  132,743   $  137,743
EBITDA margin........         2.7%         3.0%         3.1%         3.0%         3.0%
Capital
  expenditures.......  $   22,327   $   36,062       50,032       50,032       50,032
OTHER OPERATING DATA:
Finance and insurance
  revenue per retail
  vehicle sold.......  $      544   $      585   $      673   $      651   $      651
New vehicle retail
  units sold.........      69,360       93,031       95,130      101,729      101,729
Used vehicle retail
  units sold.........      44,083       56,925       61,213       66,240       66,240
Franchises...........         103          119          131          128          128

                                 THREE MONTHS ENDED MARCH 31,
                       ------------------------------------------------
                         2001                      2002
                       ---------   ------------------------------------
                                                             PRO FORMA
                                                   PRO           AS
                       ACTUAL(1)     ACTUAL       FORMA       ADJUSTED
                       ---------   ----------   ----------   ----------
                           ($ IN THOUSANDS EXCEPT PER VEHICLE DATA)
INCOME STATEMENT
  DATA:
Revenues:
  New vehicle........  $570,270    $  631,105   $  651,739   $  651,739
  Used vehicle.......   282,145       285,849      297,005      297,005
  Parts, service and
    collision
    repair...........   116,054       125,068      132,769      132,769
  Finance and
    insurance, net...    23,258        26,563       27,290       27,290
                       --------    ----------   ----------   ----------
Total revenues.......   991,727     1,068,585    1,108,803    1,108,803
Cost of Sales........   837,063       896,610      931,408      931,408
                       --------    ----------   ----------   ----------
  Gross profit.......   154,664       171,975      177,395      177,395
Selling, general and
  administrative.....   117,221       133,015      138,065      138,065
Depreciation and
  amortization.......     7,041         5,833        5,938        5,938
                       --------    ----------   ----------   ----------
  Income from
    operations.......    30,402        33,127       33,392       33,392
Floor plan interest
  expense............    (8,934)       (4,350)      (4,543)      (4,543)
Other interest
  expense............   (12,441)       (9,778)      (9,286)      (9,849)
Income before income
  taxes, minority
  interest,
  extraordinary loss
  and discontinued
  operations.........     9,650        18,822       19,386       18,823
Provision for income
  taxes..............     1,168        13,747        7,722        7,502
Net income...........  $  6,676    $    5,162   $   11,664   $   11,321
                       ========    ==========   ==========   ==========
OTHER FINANCIAL DATA:
EBITDA(2)............  $ 30,132    $   34,533   $   34,710   $   34,710
EBITDA margin........       3.0%          3.2%         3.1%         3.1%
Capital
  expenditures.......    10,326         8,593        8,593        8,593
OTHER OPERATING DATA:
Finance and insurance
  revenue per retail
  vehicle sold.......  $    641    $      709   $      704   $      704
New vehicle retail
  units sold.........    21,518        22,529       23,292       23,292
Used vehicle retail
  units sold.........    14,773        14,933       15,476       15,476
Franchises...........       119           128          128          128

                                                                     AS OF MARCH 31, 2002
                                                              -----------------------------------
                                                                             PRO       PRO FORMA
                                                               ACTUAL       FORMA     AS ADJUSTED
                                                              ---------   ---------   -----------
                                                                       ($ IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  78,112   $  81,805    $  81,805
Inventories.................................................    510,799     526,584      526,584
Working capital.............................................    168,428     175,710      175,710
Total assets................................................  1,504,372   1,533,436    1,541,311
Floor plan notes payable....................................    451,003     462,898      462,898
Total debt (excluding floor plan notes payable).............    486,221     503,080      510,955
Total equity................................................    405,813     405,813      405,813

------------------------

(1) Effective with our initial public offering and conversion from a limited liability company to a "C" corporation on March 13, 2002, we changed our method of accounting for certain inventories from last-in, first-out ("LIFO") to specific identification and first-in, first-out ("FIFO"). The new method of accounting was adopted to better match revenues and expenses and to more clearly reflect periodic income. Our financial statements have been restated to apply the new method retroactively. The effect of the accounting change on net income previously reported for years 1999 through 2001 is:

                                                     1999       2000       2001
                                                   --------   --------   --------
Net income as previously reported................  $16,148    $28,927    $43,829
Adjustment for effect of a change in accounting
  principle that is applied retroactively........     (499)     1,788        355
                                                   -------    -------    -------
Net income, as adjusted..........................  $15,649    $30,715    $44,184
                                                   =======    =======    =======

------------------------

(2) We define EBITDA as net income plus depreciation and amortization, other interest expense, income tax expense and adjustment, minority interest, net losses from unconsolidated affiliates, gain (loss) on the sale of assets and discontinued operations. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow from operating activities (as measured by GAAP) as a measure of liquidity, we include it to provide additional information as to our ability to meet our fixed charges, including interest on the notes, and is presented solely as a supplemental measure. Our EBITDA may not be comparable to EBITDA of other entities because other entities may not calculate EBITDA in the same manner as we do. This method may not conform to the manner in which consolidated cash flow is calculated for purposes of the indenture governing the notes.

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                                  RISK FACTORS

    You should carefully consider the following risks and other information in this prospectus before deciding to acquire any of the New Notes or to exchange any of the Original Notes.

                           RISKS RELATED TO THE NOTES

IF YOU FAIL TO EXCHANGE YOUR ORIGINAL NOTES, THEY WILL CONTINUE TO BE RESTRICTED SECURITIES AND MAY BECOME LESS LIQUID.

    Original Notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue New Notes in exchange for the Original Notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in "The Exchange Offer--Procedures for Tendering." Such procedures and conditions include timely receipt by the exchange agent of such Original Notes and of a properly completed and duly executed letter of transmittal.

    Because we anticipate that most holders of Original Notes will elect to exchange such Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the exchange offer may be substantially limited. Any Original Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the Original Notes outstanding. Following the exchange offer, if you did not tender your Original Notes you generally will not have any further registration rights, and such Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for such Original Notes could be adversely affected. The Original Notes are currently eligible for sale pursuant to Rule 144A and Regulation S through the Private Offerings, Resale and Trading through Automated Linkages market of the National Association of Securities Dealers, Inc.

OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS MAY LIMIT CASH FLOW AVAILABLE TO INVEST IN THE ONGOING NEEDS OF OUR BUSINESS WHICH COULD PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We have a significant amount of indebtedness after the consummation of the offering of the Original Notes. After giving effect to the application of the proceeds of that offering, on a pro forma as adjusted basis, as of March 31, 2002, our total indebtedness would have been $511.0 million (excluding floor plan notes payable), our shareholders' equity would have been $405.8 million and our total indebtedness comprised 56% of our total capitalization (total capitalization being defined as total equity plus total indebtedness). In addition, as of March 31, 2002, we had $462.9 million of floor plan notes payable outstanding on a pro forma as adjusted basis. We and our subsidiaries will be permitted to incur substantial indebtedness in the future. The indenture governing the notes does not limit the total amount of debt we or our subsidiaries may incur. After accounting for the use of proceeds from the offering of the Original Notes and adjusting for our completed and probable acquisitions and divestitures, we have available approximately $443.1 million for future borrowings under our credit facility.

    Our level of indebtedness could have significant adverse consequences to you. For example, it could:

    - require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes,

    - increase our vulnerability to adverse economic or industry conditions,

    - limit our ability to obtain additional financing in the future to enable us to react to changes in our business or industry,

    - prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specific changes of control in our ownership, which could constitute a default under the indenture governing the notes, or

    - place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

    Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, could have a material adverse effect on us. See "Description of the New Notes." We will have substantial debt service obligations, consisting of required cash payments of principal and interest for the foreseeable future.

    We may need to refinance all or a portion of our indebtedness, including the credit facility, in order to meet our obligations under the New Notes and to meet our other liquidity needs. We may not be able to do so on commercially reasonable terms or at all.

WE ARE A HOLDING COMPANY AND AS A RESULT ARE DEPENDENT ON OUR SUBSIDIARIES TO GENERATE SUFFICIENT CASH AND DISTRIBUTE CASH TO US TO SERVICE OUR INDEBTEDNESS, INCLUDING THE NOTES.

    Our ability to make payments on our indebtedness, fund our ongoing operations and invest in capital expenditures and any acquisitions will depend on our subsidiaries' ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate sufficient cash from operations in an amount sufficient to enable us to service our indebtedness, including the notes. Many of our subsidiaries are subject to restrictions on the payment of dividends under certain circumstances pursuant to their franchise agreements, dealer agreements, other agreements with manufacturers, mortgages, loan facilities and floor plan agreements. For example, most of the agreements contain minimum working capital or net worth requirements, and some manufacturers' dealer agreements specifically prohibit a distribution to us if the distribution would cause the dealership to fail to meet such manufacturer's capitalization guidelines, including net working capital. These restrictions limit our ability to utilize profits generated from one subsidiary at other subsidiaries or, in some cases, at the parent company.

    The above factors could also render our subsidiary guarantors financially or contractually unable to make payments under their guarantees of the New Notes. See "Description of Other Indebtedness."

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NEW NOTES IS JUNIOR TO OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS AND THE EXISTING AND FUTURE SENIOR INDEBTEDNESS OF OUR GUARANTORS.

    The New Notes and the guarantees will be subordinated to the prior payment in full of our and the guarantors' respective current and future senior indebtedness to the extent set forth in the indenture. On a pro forma as adjusted basis, as of March 31, 2002, after applying the proceeds of the offering of the Original Notes as described under "Use of Proceeds," these notes and the guarantees would have been subordinated to approximately $261.0 million of total senior indebtedness, including $106.9 million of senior indebtedness under our credit facility. On a pro forma as adjusted basis, the notes would also have been subordinated to $462.9 million of senior indebtedness under our floor plan facilities. Because of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of Asbury or any guarantor, our assets or the assets of the guarantors would be available to pay obligations under the notes and our other senior subordinated obligations only after all payments had been made on our or the guarantors' senior indebtedness. Sufficient assets may not remain after all these payments have been made to make required payments on the notes and any other senior subordinated obligations, including payments of interest when due. As a result holders of notes may receive less, ratably, than our other unsecured general creditors if we are the subject of a bankruptcy, liquidation, reorganization or similar proceeding.

    In addition, we will be prohibited from making all payments on the New Notes and the guarantees in the event of a payment default on our senior indebtedness (including borrowings under our credit facility and floor plan facilities) and, for limited periods, upon the occurrence of other defaults under our credit facility and floor plan facilities. In the event of a non-payment default under our senior indebtedness, we may not have sufficient funds to pay all our creditors, including the holders of the notes. See "Description of the New Notes."

THE NEW NOTES AND SUBSIDIARY GUARANTEES ARE NOT SECURED.

    In addition to being subordinated to all of our and our guarantors' existing and future senior indebtedness, the New Notes and subsidiary guarantees will not be secured by any of our assets or those of our subsidiaries. Our obligations under our credit facility are secured by a blanket lien on all of our assets. In addition, substantially all our new and used vehicle inventory, among other assets, is pledged to secure our obligations under our floor plan facilities under which we finance vehicle purchases. Finally, the terms of the New Notes do not restrict us from granting liens to secure debt that is senior in right of payment to the New Notes. If we become insolvent or are liquidated, or if payment under the credit facility or any other secured senior indebtedness is accelerated, the lenders under the credit facility or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the credit facility or our other senior indebtedness).

RESTRICTIONS IMPOSED BY OUR CREDIT FACILITY AND THE INDENTURE GOVERNING THE NEW NOTES LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING AND TO PURSUE BUSINESS OPPORTUNITIES.

    The operating and financial restrictions and covenants in our debt instruments, including our credit facility and the New Notes, may adversely affect our ability to finance our future operations or capital needs or to pursue certain business activities. In particular, our credit facility requires us to maintain certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our credit facility. In the event of any default under our credit facility, the lenders under that facility could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the New Notes, any of which would be an event of default under the notes. See "Description of Other Indebtedness" and "Description of the New Notes."

IT MAY NOT BE POSSIBLE FOR US TO PURCHASE NEW NOTES ON THE OCCURRENCE OF A CHANGE IN CONTROL.

    Upon the occurrence of specific change of control events, we will be required to offer to repurchase all of the New Notes at 101% of the principal amount of the New Notes plus accrued and unpaid interest, including any special interest, to the date of purchase. We cannot assure you that there will be sufficient funds available for us to make any required repurchase of the New Notes upon a change of control. Our failure to purchase tendered notes would constitute a default under the indenture governing the New Notes, which, in turn, would constitute a default under our credit facility and other debt instruments. See "Description of the New Notes--Repurchase at Option of Holders Change of Control."

THE NEW NOTES WILL BE EFFECTIVELY JUNIOR TO THE LIABILITIES OF OUR CURRENT AND FUTURE NON-GUARANTOR SUBSIDIARIES.

    The New Notes will effectively be subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that are not guarantors. Currently, we only have one immaterial subsidiary that will not guarantee the New Notes. However, subsidiaries we may establish or acquire in the future that are foreign subsidiaries, or which do not have any indebtedness or guarantees of indebtedness or which we designate as unrestricted subsidiaries in accordance with the indenture will not be required to guarantee the New Notes. In the event that any of our non-guarantor subsidiaries become insolvent, liquidate, reorganize, dissolve or otherwise wind up, the assets of those subsidiaries will be used first to satisfy the claims of their creditors, including trade creditors, banks and other lenders. Consequently your claims as a holder of New Notes will be effectively subordinated to all of the claims of the creditors of our non-guarantor subsidiaries.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE HOLDERS OF NOTES TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

    Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims under a subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

    - intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the issuance of the guarantee;

    - the subsidiary guarantor;

    - was insolvent or rendered insolvent by reason of issuing the guarantee;

    - was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they become due.

    In addition, any payment by that subsidiary guarantor under a guarantee could be voided and required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor under such circumstances.

    The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets;

    - the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

    - it could not pay its debts as they became due.

    In the event the guarantee of the New Notes by a subsidiary guarantor is voided as a fraudulent conveyance, holders of the notes would effectively be subordinated to all indebtedness and other liabilities of that guarantor.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW
NOTES.

    The New Notes are new issues of securities for which there is currently no trading market. We do not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market. In addition, the liquidity of the trading market in the New Notes, if developed, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally.

            RISKS RELATED TO OUR DEPENDENCE ON VEHICLE MANUFACTURERS

IF WE FAIL TO OBTAIN RENEWALS OF ONE OR MORE OF OUR FRANCHISE AGREEMENTS ON FAVORABLE TERMS, IF SUBSTANTIAL FRANCHISES ARE TERMINATED, OR IF CERTAIN MANUFACTURERS' RIGHTS UNDER THEIR AGREEMENTS WITH US ARE TRIGGERED, OUR OPERATIONS MAY BE SIGNIFICANTLY COMPROMISED.

    Each of our dealerships operates under the terms of a franchise agreement with the manufacturer (or manufacturer-authorized distributor) of each vehicle brand it carries. Our dealerships may obtain new vehicles from manufacturers, sell new vehicles and display vehicle manufacturers' trademarks only to the extent permitted under franchise agreements. As a result of our dependence on these franchise rights, manufacturers exercise a great deal of control over our day-to-day operations and the terms of our franchise agreements implicate key aspects of our operations, acquisition strategy and capital spending.

    Each of our franchise agreements provides the manufacturer with the right to terminate the agreement or refuse to renew it after the expiration of the term of the agreement under specified circumstances. We cannot assure you we will be able to renew any of our existing franchise agreements or that we will be able to obtain renewals on favorable terms. Specifically, many of our franchise agreements provide that the manufacturer may terminate the agreement or direct us to divest the subject dealerships, if the dealership undergoes a change of control. Some of our franchise agreements also provide the manufacturer with the right to purchase from us any franchise we seek to sell. Provisions such as these may provide manufacturers with superior bargaining positions in the event that they seek to terminate our franchise agreements or renegotiate the agreements on terms that are disadvantageous to us. Our results of operations may be materially and adversely affected to the extent that our franchise rights become compromised or our operations restricted due to the terms of our franchise agreements or if we lose substantial franchises. See "Business--Franchise Agreements."

    In addition, we have agreements with Toyota which provide that in the event that our payment obligations under our Committed Credit Facility or the notes are accelerated or demand for payment is made under our subsidiaries' guarantees of the credit facility or the notes, Toyota will have the right to purchase our Toyota and Lexus dealerships for cash at their fair market value, unless the acceleration or demand is waived within a cure period of no less than 30 days after Toyota's exercise of its right to purchase. If fair market value cannot be agreed by the parties, it will be determined by an independent nationally-recognized and experienced appraiser.

MANUFACTURERS' STOCK OWNERSHIP RESTRICTIONS LIMIT OUR ABILITY TO ISSUE ADDITIONAL EQUITY, WHICH MAY HAMPER OUR ABILITY TO MEET OUR FINANCING NEEDS.

    Some of our automobile franchise agreements prohibit transfers of any ownership interests of a dealership or, in some cases, its parent. Our agreements with several manufacturers provide that, under certain circumstances, we may lose the franchise if a person or entity acquires an ownership interest in us above a specified level (ranging from 20% to 50% depending on the particular manufacturer's restrictions) or if a person or entity acquires the right to vote 20% or more of our common stock without the approval of the applicable manufacturer. This trigger level can fall to as low as 5% if another vehicle manufacturer is the entity acquiring the ownership interest or voting rights. One manufacturer, Toyota, in addition to imposing the restrictions previously mentioned, provides that we may be required to sell our Toyota franchises (including Lexus) if without its consent the owners of our equity prior to our initial public offering cease to control a majority of our voting stock or if Timothy C. Collins ceases to control us.

    Violations by our shareholders of these ownership restrictions are generally outside of our control and may result in the termination or non-renewal of one or more franchises, which may have a material adverse effect on us. We cannot assure you that manufacturers will grant the approvals required for such acquisitions. Moreover, if we are unable to obtain the requisite approval in a timely manner we may not be able to issue additional equity in the time necessary to take advantage of a market opportunity dependent on ready financing or an equity issuance. These restrictions may also prevent or deter prospective acquirers from acquiring control of us and, therefore, may adversely impact the value of our common stock. See "Business--Franchise Agreements."

MANUFACTURERS' RESTRICTIONS ON ACQUISITIONS MAY LIMIT OUR FUTURE GROWTH.

    We are required to obtain the consent of the applicable manufacturer before we can acquire any additional dealership franchises. We cannot assure you that manufacturers will consent to future acquisitions which may deter us from being able to take advantage of a market opportunity. Obtaining manufacturer consent for acquisitions may also take a significant amount of time which may negatively affect our ability to acquire an attractive target. In addition, under an applicable franchise agreement or under state law, a manufacturer may have a right of first refusal to acquire a dealership that we seek to acquire.

    Many vehicle manufacturers place limits on the total number of franchises that any group of affiliated dealerships may obtain. A manufacturer may place generic limits on the number of franchises or share of total franchises or vehicle sales maintained by an affiliated dealership group on a national, regional or local basis. Manufacturers may also tailor these types of restrictions to particular dealership groups. Our current franchise mix has caused us to reach the present franchise ceiling, set by agreement or corporate policy, with Acura, and we are close to our franchise ceiling with Toyota, Lexus and Jaguar. We may have difficulty in obtaining additional franchises from manufacturers once we reach their franchise ceilings.

    As a condition to granting their consent to our acquisitions, a number of manufacturers may impose additional restrictions on us. Manufacturers' restrictions typically prohibit:

    - material changes in our company or extraordinary corporate transactions such as a merger, sale of a substantial amount of assets or any change in our board of directors or management that may have a material adverse effect on the manufacturer's image or reputation or may be materially incompatible with the manufacturer's interests;

    - the removal of a dealership general manager without the consent of the manufacturer; and

    - the use of dealership facilities to sell or service new vehicles of other manufacturers.

Manufacturers may direct us to apply our resources to capital projects that we may not otherwise have chosen to do.

    Manufacturers may direct us to implement costly capital improvements to dealerships as a condition for renewing our franchise agreements with them. Manufacturers also typically require that their franchises meet specific standards of appearance. These factors, either alone or in combination,

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could cause us to divert our financial resources to capital projects from uses that management believes may be of higher long-term value to us.

OUR DEALERS DEPEND UPON VEHICLE SALES AND, THEREFORE, THEIR SUCCESS DEPENDS IN LARGE PART UPON CUSTOMER DEMAND FOR THE PARTICULAR VEHICLE LINES THEY CARRY.

    The success of our dealerships depends in large part on the overall success of the vehicle lines they carry. New vehicle sales generate the majority of our total revenue and lead to sales of higher-margin products and services such as parts and service operations and finance and insurance products. Although we have sought to limit our dependence on any one vehicle brand, we have focused our new vehicle sales operations in mid-line import and luxury brands. Further, in 2001, Honda, Ford, Toyota, Nissan, Lexus, Acura and Mercedes-Benz accounted for 17%, 12%, 10%, 8%, 6%, 5% and 5% of our revenues from new retail vehicle sales, respectively. No other franchise accounted for more than 5% of our total new vehicle retail sales revenue in 2001. If one or more vehicle lines that separately or collectively account for a significant percentage of our new vehicle sales suffer from decreasing consumer demand, our new vehicle sales and related revenues may be materially reduced.

IF WE FAIL TO OBTAIN A DESIRABLE MIX OF POPULAR NEW VEHICLES FROM MANUFACTURERS, OUR PROFITABILITY WILL BE NEGATIVELY IMPACTED.

    We depend on manufacturers to provide us with a desirable mix of popular new vehicles. Typically, popular vehicles produce the highest profit margins but tend to be the most difficult to obtain from manufacturers. Manufacturers generally allocate their vehicles among their franchised dealerships based on the sales history of each dealership. If our dealerships experience prolonged sales slumps, those manufacturers will cut back their allotments of popular vehicles to our dealerships and new vehicle sales and profits may decline.

IF AUTOMOBILE MANUFACTURERS DISCONTINUE INCENTIVE PROGRAMS, OUR SALES VOLUME AND/OR PROFIT MARGIN ON EACH SALE MAY BE MATERIALLY AND ADVERSELY AFFECTED.

    Our dealerships depend on manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support new vehicle sales. Manufacturers often make many changes to their incentive programs during each year. Some key incentive programs include:

    - customer rebates on new vehicles;

    - dealer incentives on new vehicles;

    - special financing or leasing terms;

    - warranties on new and used vehicles; and

    - sponsorship of used vehicle sales by authorized new vehicle dealers.

    A reduction or discontinuation of key manufacturers' incentive programs may reduce our new vehicle sales volume resulting in decreased vehicle sales and related revenues.

ADVERSE CONDITIONS AFFECTING ONE OR MORE MANUFACTURERS MAY NEGATIVELY IMPACT OUR PROFITABILITY.

    The success of each of our dealerships depends to a great extent on vehicle manufacturers':

    - financial condition;

    - marketing efforts;

    - vehicle design;

    - production capabilities;

    - reputation;

    - management; and

    - labor relations.

    Adverse conditions affecting these and other important aspects of manufacturers' operations and public relations may adversely affect our ability to market their automobiles to the public and, as a result, significantly and detrimentally affect our profitability.

OUR FAILURE TO MEET A MANUFACTURER'S CONSUMER SATISFACTION AND FINANCIAL AND SALES PERFORMANCE REQUIREMENTS MAY ADVERSELY AFFECT OUR ABILITY TO ACQUIRE NEW DEALERSHIPS AND OUR PROFITABILITY.

    Many manufacturers attempt to measure customers' satisfaction with their purchase and warranty service experiences through rating systems which are generally known as consumer satisfaction indexes, or CSI, which augment manufacturers' monitoring of dealerships' financial and sales performance. Manufacturers may use these performance indicators as a factor in evaluating applications for additional acquisitions. The components of these performance indicators have been modified by various manufacturers from time to time in the past, and we cannot assure you that these components will not be further modified or replaced by different systems in the future. Some of our dealerships have had difficulty from time to time meeting these standards. We cannot assure that we will be able to comply with these standards in the future. A manufacturer may refuse to consent to our acquisition of one of its franchises if it determines our dealerships do not comply with its performance standards. This may impede our ability to execute our acquisition strategy. In addition, we receive payments from the manufacturers based, in part, on CSI scores, and future payments may be materially reduced or eliminated if our CSI scores decline.

IF STATE DEALER LAWS ARE REPEALED OR WEAKENED, OUR DEALERSHIPS WILL BE MORE SUSCEPTIBLE TO TERMINATION, NON-RENEWAL OR RE-NEGOTIATION OF THEIR FRANCHISE AGREEMENTS.

    State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a franchise agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or nonrenewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer's criteria within the notice period to avoid the termination or nonrenewal. Though unsuccessful to date, manufacturers' lobbying efforts may lead to the repeal or revision of state dealer laws. If dealer laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for our dealers to renew their franchise agreements upon expiration. In addition, these laws restrict the ability of automobile manufacturers to directly enter the retail market in the future. If manufacturers obtain the ability to directly retail vehicles and do so in our markets, such competition could have a material adverse effect on us. See "Business--Franchise Agreements State Dealer Laws."

                   RISKS RELATED TO OUR ACQUISITION STRATEGY

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE ACQUISITIONS, WE WILL BE UNABLE TO REALIZE DESIRED RESULTS FROM OUR GROWTH THROUGH ACQUISITION STRATEGY AND ACQUIRED OPERATIONS WILL DRAIN RESOURCES FROM COMPARATIVELY PROFITABLE OPERATIONS.

    The automobile retailing industry is considered a mature industry in which relatively slow growth is expected in industry unit sales. Accordingly, our future growth depends in large part on our ability to acquire additional dealerships, manage expansion, control costs in our operations and consolidate acquired dealerships into our organization. In pursuing our strategy of acquiring other dealerships, we

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face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

    - incurring significantly higher capital expenditures and operating expenses;

    - failing to integrate the operations and personnel of the acquired dealerships;

    - entering new markets with which we are unfamiliar;

    - incurring undiscovered liabilities at acquired dealerships;

    - disrupting our ongoing business;

    - diverting our management resources;

    - failing to maintain uniform standards, controls and policies;

    - impairing relationships with employees, manufacturers and customers as a result of changes in management;

    - causing increased expenses for accounting and computer systems;

    - failing to obtain manufacturers' consents to acquisitions of additional franchises; and

    - incorrectly valuing acquired entities.

    We may not adequately anticipate all the demands that our growth will impose on our personnel, procedures and structures, including our financial and reporting control systems, data processing systems and management structure. Moreover, our failure to retain qualified management personnel at any acquired dealership may increase the risk associated with integrating the acquired dealership. If we cannot adequately anticipate and respond to these demands, we may fail to realize acquisition synergies and our resources will be focused on incorporating new operations into our structure rather than on areas that may be more profitable.

WE MAY BE UNABLE TO CAPITALIZE ON ACQUISITION OPPORTUNITIES BECAUSE OF FINANCING CONSTRAINTS.

    We have substantial indebtedness and, as a result, significant debt service obligations. Our substantial indebtedness could limit the future availability of debt financing to fund acquisitions. We intend to finance some of our acquisitions by issuing shares of common stock as full or partial consideration for acquired dealerships. The extent to which we will be able or willing to issue common stock for acquisitions will depend on the market value of our common stock from time to time and the willingness of potential acquisition candidates to accept common stock as part of the consideration for the sale of their businesses. Moreover, manufacturer consent is required before we can acquire additional dealerships and, in some cases, to issue additional equity. See "Risk Factors--Manufacturers' restrictions on acquisitions may limit our future growth," and "Risk Factors--Manufacturers' stock ownership restrictions limit our ability to issue additional equity, which may hamper our ability to meet our financing needs."

    We may be required to use available cash or other sources of debt or equity financing. We cannot assure you that we will be able to obtain additional financing by issuing stock or debt securities, and using cash to complete acquisitions may substantially limit our operating or financial flexibility or our ability to meet our debt service obligations, including with respect to the notes. If we are unable to obtain financing on acceptable terms, we may be required to reduce the scope of our presently anticipated expansion, which may materially and adversely affect our growth strategy.

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THE COMPETITION WITH OTHER DEALER GROUPS TO ACQUIRE AUTOMOTIVE DEALERSHIPS IS
INTENSE, AND WE MAY NOT BE ABLE TO FULLY IMPLEMENT OUR GROWTH THROUGH ACQUISITION STRATEGY IF ATTRACTIVE TARGETS ARE ACQUIRED BY COMPETING GROUPS OR PRICED OUT OF OUR REACH DUE TO COMPETITIVE PRESSURES.

    We believe that the U.S. automotive retailing market is fragmented and offers many potential acquisition candidates that meet our targeting criteria. However, we compete with several other national dealer groups, some of which may have greater financial and other resources, and competition with existing dealer groups and dealer groups formed in the future for attractive acquisition targets may result in fewer acquisition opportunities and increased acquisition costs. We will have to forego acquisition opportunities to the extent that we cannot negotiate acquisitions on acceptable terms.

                          RISKS RELATED TO COMPETITION

THE LOSS OF KEY PERSONNEL AND LIMITED MANAGEMENT AND PERSONNEL RESOURCES MAY ADVERSELY AFFECT OUR OPERATIONS AND GROWTH.

    Our success depends to a significant degree upon the continued contributions of our management team, particularly our senior management and service and sales personnel. Additionally, manufacturer franchise agreements may require the prior approval of the applicable manufacturer before any change is made in dealership general managers. We do not have employment agreements with most of our dealership managers and other key dealership personnel. Consequently, the loss of the services of one or more of these key employees may materially impair the efficiency and productivity of our operations.

    In addition, we may need to hire additional managers as we expand. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers may adversely affect the ability of our dealerships to conduct their operations in accordance with the standards set by our headquarters management.

SUBSTANTIAL COMPETITION IN AUTOMOBILE SALES AND SERVICES MAY ADVERSELY AFFECT OUR PROFITABILITY.

    The automotive retailing and servicing industry is highly competitive with respect to price, service, location and selection. Our competition includes:

    - franchised automobile dealerships in our markets that sell the same or similar new and used vehicles that we offer;

    - other national or regional affiliated groups of franchised dealerships;

    - privately negotiated sales of used vehicles;

    - service center chain stores; and

    - independent service and repair shops.

    We do not have any cost advantage in purchasing new vehicles from manufacturers. We typically rely on advertising, merchandising, sales expertise, service reputation and dealership location to sell new and used vehicles. Our franchise agreements do not grant us the exclusive right to sell a manufacturer's product within a given geographic area. Our revenues or profitability may be materially and adversely affected if competing dealerships expand their market share or are awarded additional franchises by manufacturers that supply our dealerships.

                    RISKS RELATED TO THE AUTOMOTIVE INDUSTRY

OUR BUSINESS WILL BE HARMED IF OVERALL CONSUMER DEMAND SUFFERS FROM A SEVERE OR SUSTAINED DOWNTURN.

    Our business is heavily dependent on consumer demand and preferences. Our revenues will be materially and adversely affected if there is a severe or sustained downturn in overall levels of consumer spending. Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand. These cycles are often dependent on general economic conditions and consumer confidence, as well as the level of discretionary personal income and credit availability. Future recessions may have a material adverse effect on our retail business, particularly sales of new and used automobiles. Our sales of trucks and bulk sales of vehicles to corporate customers are also cyclical and dependent on overall levels of economic activity. In addition, severe or sustained increases in gasoline prices may lead to a reduction in automobile purchases or a shift in buying patterns from luxury/SUV models (which typically provide high profit margins to retailers) to smaller, more economical vehicles (which typically have lower margins).

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY UNFAVORABLE CONDITIONS IN OUR LOCAL MARKETS, EVEN IF THOSE CONDITIONS ARE NOT PROMINENT NATIONALLY.

    Our performance is also subject to local economic, competitive and other conditions prevailing in our platforms' particular geographic areas. Our dealerships currently are located primarily in the Atlanta, Austin, Chapel Hill, Dallas-Fort Worth, Fayetteville, Fort Pierce, Greensboro, Houston, Jackson, Jacksonville, Little Rock, Orlando, Portland, Richmond, St. Louis, Tampa and Texarkana markets. Although we intend to pursue acquisitions outside of these markets, our current operations are based in these areas. As a consequence, our results of operations depend substantially on general economic conditions and consumer spending levels in the Southeast and Texas, and to a lesser extent in the Northwest and Midwest.

THE SEASONALITY OF THE AUTOMOBILE RETAIL BUSINESS MAGNIFIES THE IMPORTANCE OF OUR SECOND AND THIRD QUARTER RESULTS.

    The automobile industry is subject to seasonal variations in revenues. Demand for automobiles is generally lower during the first and fourth quarters of each year. Accordingly, we expect our revenues and operating results generally to be lower in our first and fourth quarters than in our second and third quarters. Therefore, if conditions surface during the second or third quarters that retard automotive sales, such as high fuel costs, depressed economic conditions or similar adverse conditions, our revenues for the year will be disproportionately adversely affected.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY IMPORT PRODUCT RESTRICTIONS AND FOREIGN TRADE RISKS THAT MAY IMPAIR OUR ABILITY TO SELL FOREIGN VEHICLES PROFITABLY.

    A significant portion of our new vehicle business will involve the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations will be subject to customary risks of importing merchandise, including fluctuations in the relative values of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and socio-economic conditions in foreign countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which may affect our operations and our ability to purchase imported vehicles and/or parts at reasonable prices.

OUR CAPITAL COSTS AND OUR RESULTS OF OPERATIONS MAY BE MATERIALLY AND ADVERSELY AFFECTED BY A RISING INTEREST RATE ENVIRONMENT.

    We finance our purchases of new and, to a lesser extent, used vehicle inventory under a floor plan borrowing arrangement under which we are charged interest at floating rates. We obtain capital for acquisitions and for some working capital purposes under a similar arrangement. As a result, our debt service expenses may rise with increases in interest rates. Rising interest rates may also have the effect of depressing demand in the interest rate sensitive aspects of our business, particularly new and used vehicle sales, because many of our customers finance their vehicle purchases. As a result, rising interest rates may have the effect of simultaneously increasing our costs and reducing our revenues. Given our debt composition on a pro forma as adjusted basis as of March 31, 2002, for each one percent increase in interest rates, our total annual interest expense, including floor plan interest, would increase by $7.0 million.

                      OTHER RISKS RELATED TO OUR BUSINESS

GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL REGULATION COMPLIANCE COSTS MAY ADVERSELY AFFECT OUR PROFITABILITY.

    We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, consumer protection laws and environmental requirements governing, among other things, discharges into the air and water, above ground and underground storage of petroleum substances and chemicals, handling and disposal of wastes and remediation of contamination arising from spills and releases. If we or our properties violate these laws and regulations, we may be subject to civil and criminal penalties, or a cease and desist order may be issued against our operations that are not in compliance. Our future acquisitions may also be subject to governmental regulation, including antitrust reviews. We believe that all of our platforms comply in all material respects with all applicable laws and regulations relating to our business, but future laws and regulations may be more stringent and require us to incur significant additional costs. See "Business--Governmental Regulations" and "Business--Environmental Matters."

IF WE ARE UNABLE TO RETAIN KEY MANAGEMENT OR OTHER PERSONNEL, WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP OUR BUSINESS.

    We depend on our executive officers as well as other key personnel. Not all our key personnel are bound by employment agreements, and those with employment agreements are bound only for a limited period of time. If we are unable to retain our key personnel, we may be unable to successfully develop and implement our business plans. Further, we do not maintain "key man" life insurance policies on any of our executive officers or key personnel.

THERE MAY BE RISKS RELATED TO OUR PRIOR USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT

    Our consolidated financial statements for the years ended December 31, 2001 and December 31, 2000, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus supplement, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

    The conviction of Arthur Andersen LLP on obstruction of justice charges may adversely affect Arthur Andersen LLP's ability to satisfy any claims arising from the provision of auditing services to us and may impede our access to the capital markets after completion of the Original Notes offering.

Arthur Andersen LLP, which audited our financial statements incorporated by reference in this prospectus supplement for the years ended December 31, 2001 and December 31, 2000, has informed us that on March 14, 2002, an indictment was unsealed charging it with federal obstruction of justice arising from the government's investigation of Enron Corp. On June 15, 2002, Arthur Andersen LLP was convicted of these charges. The Securities and Exchange Commission, or SEC, stated that it will continue accepting financial statements audited by Arthur Andersen LLP so long as Arthur Andersen LLP is able to make specified representations to us. It is possible that events arising out of the indictment may adversely affect the ability of Arthur Andersen LLP to satisfy any claims arising from its provision of auditing services to us, including claims that may arise out of Arthur Andersen LLP's audit of our financial statements incorporated by reference in this prospectus supplement.

    Should we seek to access the public capital markets after we complete the Original Notes offering, SEC rules will require us to include or incorporate by reference in any prospectus three years of audited financial statements. The SEC's current rules would require us to present audited financial statements for one or more fiscal years audited by Arthur Andersen LLP and obtain their consent and representations until our audited financial statements for the fiscal year ending December 31, 2003 become available in the first quarter of 2004. If prior to that time the SEC ceases accepting financial statements audited by Arthur Andersen LLP or if Arthur Andersen LLP becomes unable to make the representations to us required by the SEC, it is possible that our available audited financial statements for the years ended December 31, 2001, December 31, 2000 and December 31, 1999 audited by Arthur Andersen LLP might not satisfy the SEC's requirements. In that case, we would be unable to access the public capital markets unless Deloitte & Touche LLP, our current independent accounting firm, or another independent accounting firm, is able to audit the financial statements originally audited by Arthur Andersen LLP. Any delay or inability to access the public capital markets caused by these circumstances could have a material adverse effect on our business profitability and growth prospects.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Plan of Distribution." Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The forward-looking statements included herein are made only as of the date of this prospectus and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    In connection with the sale of the Original Notes we entered into a registration rights agreement with the purchasers, under which we agreed to use our best efforts to file and have declared effective an exchange offer registration statement under the Securities Act.

    We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of New Notes, but not a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act, who exchanges Original Notes for New Notes in the exchange offer, generally may offer the New Notes for resale, sell the New Notes and otherwise transfer the New Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the New Notes only if the holder acquires the New Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the New Notes.

    Any holder of the Original Notes using the exchange offer to participate in a distribution of New Notes cannot rely on the no-action letters referred to above. A broker-dealer that acquired Original Notes directly from us, but not as a result of market-making activities or other trading activities must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

    Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution."

    Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

    The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

    Upon the terms and subject to the conditions of the exchange offer, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York time, on the expiration date. The date of acceptance for exchange of the Original Notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this document). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $250,000,000 of New Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the exchange offer. The New Notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their Original Notes in connection with the exchange offer, but only in $1,000 increments of principal amount at maturity.

    The terms of the New Notes are identical in all material respects to the terms of the Original Notes, except that the New Notes have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of liquidated damages upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The New Notes will evidence the same debt as the Original Notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the Original Notes being exchanged. As of the date of this prospectus, $250,000,000 in aggregate principal amount of the Original Notes are outstanding.

    In connection with the issuance of the Original Notes, we arrange for the Original Notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as depositary. Except as described under "Description of Original Notes--Book-Entry, Delivery and Form," the New Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC. See "Description of Original Notes--Book-Entry, Delivery and Form."

    Holders of Original Notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Original Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but will not be entitled to any registration rights under the registration rights agreement.

    We shall be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

    If any tendered old Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder as quickly as possible after the expiration date.

    Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The expiration date for the exchange offer is 5:00 p.m., New York City time, on August 21, 2002, unless extended by us in our sole discretion (but in no event to a date later than September 3, 2002), in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

    We reserve the right, in our sole discretion:

    - to delay accepting any Original Notes, to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

    - to amend the terms of the exchange offer in any manner.

    If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

    If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

INTEREST ON THE NEW NOTES

    Interest on the New Notes will accrue at the rate of 9% per annum from the most recent date to which interest on the New Notes has been paid or, if no interest has been paid, from the date of the indenture governing the notes. Interest will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2002.

CONDITIONS TO THE EXCHANGE OFFER

    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange New Notes for, any Original Notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the Original Notes, if:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

    - any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

    - any law, statue, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

    - any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

    The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

    If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

    - refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

    - extend the exchange offer and retain all Original Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Original Notes (See "--Withdrawal of Tenders" below); or

    - waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

PROCEDURES FOR TENDERING

    Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must

    - complete, sign and date the letter of transmittal, or a facsimile of it,

    - have the signatures guaranteed if required by the letter of transmittal, and

    - mail or otherwise deliver the letter of transmittal or the facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account. Although delivery of Original Notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the caption "exchange agent" below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

    The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

    Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the owners' name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the Original Notes tendered pursuant thereto are tendered:

    - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    - for the account of an eligible guarantor institution.

    In the event that signatures on a letter or transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by:

    - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

    - a commercial bank or trust company having an office or correspondent in the United States, or

    - an "eligible guarantor institution".

    If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

    If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

    We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our U.S. counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the right, as set forth above under the caption "Conditions to the Exchange Offer," to terminate the exchange offer.

    By tendering, each holder represents to us, among other things, that:

    - the New Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not such person is the holder;

    - neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

    - neither the holder nor any such other person is our "affiliate" (as defined in Rule 405 under the Securities Act).

    If the holder is a broker-dealer which will receive New Notes for its own account in exchange for Original Notes, it will acknowledge that it acquired such Original Notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

    A holder who wishes to tender its Original Notes and:

    - whose Original Notes are not immediately available;

    - who cannot deliver the holder's Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

    - who cannot complete the procedures for book-entry transfer before the expiration date may effect a tender if

    - the tender is made through an eligible guarantor institution;

    - before the expiration date, the exchange agent receives from the eligible guarantor institution:

         -- a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

         -- the name and address of the holder, and

         -- the certificate number(s) of the Original Notes and the principal amount at maturity of Original Notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

    - the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of Original Notes in connection with the exchange offer, a written facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    - specify the name of the person who deposited the Original Notes to be withdrawn,

    - identify the Original Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Original Notes),

    - be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents or transfer sufficient to have the trustee register the transfer of such Original Notes into the name of the person withdrawing the tender, and

    - specify the name in which any such Original Notes are to be registered, if different from that of the depositor.

    We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued unless the Original Notes withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under the caption "Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

    The Bank of New York has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, at its offices at One Wall Street, New York, N.Y. 10286. The exchange agent's telephone number is (212) 495-1784 and facsimile number is (212) 815-5915.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

    Holders who tender their Original Notes for exchange will not be obligated to pay transfer taxes. If, however:

    - New Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered, or

    - if tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or

    - if a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

CONSEQUENCES OF FAILURES TO PROPERLY TENDER ORIGINAL NOTES IN THE EXCHANGE

    Issuance of the New Notes in exchange for the Original Notes under the exchange offer will be made only after timely receipt by the exchange agent of such Original Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registered rights under the registration rights agreement will terminate.

    In the event the exchange offer is completed, we will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

    - the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law, and

    - the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

    We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Original Notes could be adversely affected.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                                                                                      THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                                             ----------------------------------------------------   ----------------
                                               1997       1998       1999       2000       2001           2002
                                             --------   --------   --------   --------   --------   ----------------
Ratio of Earnings to Fixed Charges.........   1.43x      2.01x      1.76x      1.54x      1.64x          2.13x

    For purposes of computing the above ratios: (1) earnings consist of pre-tax income from continuing operations before equity method earnings or losses PLUS fixed charges MINUS minority interest in pre-tax income of entities that have not incurred fixed charges; and (2) fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs, and that portion of rental expense representative of interest.

                                 CAPITALIZATION

    The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2002 (i) on an actual basis, (ii) on a pro forma basis to give effect to our completed and probable acquisitions and divestitures and (iii) on a pro forma as adjusted basis to give effect to our completed and probable acquisitions and divestitures as of May 31, 2002, as well as to the offering of the Original Notes and the application of the net proceeds. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds", our audited and unaudited financial statements and the related notes and the other financial information included elsewhere in this prospectus.

                                                                        MARCH 31, 2002
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
Cash and cash equivalents...................................  $ 78,112   $ 81,805      $ 81,805
                                                              ========   ========      ========
Short-term debt (including current portion of long-term
  debt)(1)..................................................  $ 56,532   $ 56,532      $ 56,532
                                                              ========   ========      ========
Long-term debt
  Senior Credit Facility(2).................................  $332,138   $348,997      $106,872
  Senior Mortgage Notes.....................................    86,008     86,008        86,008
  Other Senior Debt/Capital Leases..........................    11,543     11,543        11,543
  Senior Subordinated Notes offered hereby..................        --         --       250,000
                                                              --------   --------      --------
Total long-term debt........................................   429,689    446,548       454,423

Equity
  Preferred stock, par value $.01 per share, 10 million
    shares authorized; no shares issued or outstanding......        --         --            --
  Common stock, par value $.01 per share, 90 million shares
    authorized; 34 million shares issued and outstanding,
    pro forma as adjusted(3)................................       340        340           340
  Additional paid-in capital................................   413,838    413,838       413,838
  Retained earnings.........................................   (10,278)   (10,278)      (10,278)
  Accumulated other comprehensive income....................     1,913      1,913         1,913
                                                              --------   --------      --------
Total equity................................................   405,813    405,813       405,813
                                                              --------   --------      --------
Total capitalization........................................  $835,502   $852,361      $860,236
                                                              ========   ========      ========

------------------------

(1) Does not include floor plan notes payable of $451,003, $462,898 and $462,898, respectively, which reflect amounts payable for purchases of specific vehicle inventories.

(2) Total availability of $550 million.

(3) Does not include (a) options issued under our 1999 option plan for 1,072,738 shares of common stock with a weighted average exercise price of $16.56 per share and (b) 1,500,000 shares of common stock reserved for issuance under our 2002 stock option plan, under which options to purchase for 993,939 shares of common stock were issued on March 13, 2002.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth our historical selected consolidated data for the periods indicated. The data from the years ended December 31, 1997, 1998, 1999, 2000 and 2001 are derived from our audited financial statements, some of which are included elsewhere in this prospectus. The financial statements for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 were audited by Arthur Andersen LLP, independent public accountants. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for this period.

    We consider the Nalley (Atlanta) platform, our first platform, which we acquired on February 20, 1997, to be our predecessor. The results of the Nalley (Atlanta) platform for the period between January 1, 1997, to February 20, 1997, are set forth in footnote (2) and were audited by Dixon Odom P.L.L.C. The historical selected financial information may not be indicative of our future performance. The information should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                                                             THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,                          ENDED MARCH 31,
                                        --------------------------------------------------------------   ---------------------
                                        1997(1)(2)    1998(1)      1999(1)      2000(1)      2001(1)       2001        2002
                                        ----------   ----------   ----------   ----------   ----------   --------   ----------
                                                                                                              (UNAUDITED)
                                                                           ($ IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  New vehicle........................    $298,967    $  687,850   $1,769,030   $2,393,014   $2,532,203   $570,270   $  631,105
  Used vehicle.......................      91,933       221,828      764,599    1,049,279    1,144,076    282,145      285,849
  Parts, service and collision
    repair...........................      69,425       156,037      332,022      427,917      481,533    116,054      125,068
  Finance and insurance, net.........       4,304        19,149       61,697       87,698      105,247     23,258       26,563
                                         --------    ----------   ----------   ----------   ----------   --------   ----------
  Total revenues.....................     464,629     1,084,864    2,927,348    3,957,908    4,263,059    991,727    1,068,585
Cost of sales........................     411,359       929,886    2,494,074    3,367,277    3,598,567    837,063      896,610
                                         --------    ----------   ----------   ----------   ----------   --------   ----------

Gross profit.........................      53,270       154,978      433,274      590,631      664,492    154,664      171,975
Selling, general and administrative
  expenses...........................      45,432       127,336      335,000      441,889      510,430    117,221      133,015
Depreciation and amortization........       1,118         6,303       16,555       24,385       30,591      7,041        5,833
                                         --------    ----------   ----------   ----------   ----------   --------   ----------
Income from operations...............       6,720        21,339       81,719      124,357      123,471     30,402       33,127
Floor plan interest expense..........      (4,160)       (7,730)     (22,451)     (36,069)     (27,238)    (8,934)      (4,350)
Other interest expense...............        (698)       (7,104)     (24,385)     (41,648)     (44,653)   (12,441)      (9,778)
Interest income......................          27         1,108        3,021        5,846        2,528      1,185          315
Net losses from unconsolidated
  affiliates.........................          --            --         (616)      (6,066)      (3,248)    (1,000)        (100)
Gain (loss) on sale of assets........          54         9,307        2,365       (1,533)        (384)        --           --
Other income, net....................         760           727          151          888        1,914        438         (392)
                                         --------    ----------   ----------   ----------   ----------   --------   ----------
Total other expense, net.............      (4,017)       (3,692)     (41,915)     (78,582)     (71,081)   (20,752)     (14,305)
                                         --------    ----------   ----------   ----------   ----------   --------   ----------
Income before income tax expense,
  minority interest, extraordinary
  loss and discontinued operations...       2,703        17,647       39,804       45,775       52,390      9,650       18,822
Income tax expense...................                                  1,742        3,570        4,980      1,168       13,747
Minority interest in subsidiary
  earnings(3)........................         801        14,303       20,520        9,740        1,240        144           --
                                         --------    ----------   ----------   ----------   ----------   --------   ----------
Income before extraordinary loss and
  discontinued operations............       1,902         3,344       17,542       32,465       46,170      8,338        5,075
                                         --------    ----------   ----------   ----------   ----------   --------   ----------
Extraordinary loss on early
  extinguishment of debt.............          --          (734)        (752)          --       (1,433)    (1,433)          --
Discontinued operations..............          --            --       (1,141)      (1,750)        (553)      (229)          87

Net income...........................    $  1,902    $    2,610   $   15,649   $   30,715   $   44,184      6,676        5,162
                                         ========    ==========   ==========   ==========   ==========   ========   ==========
Ratio of earnings to fixed charges...        1.43          2.01         1.76         1.54         1.64       1.40         2.13
OTHER FINANCIAL DATA:
EBITDA(4)............................    $  4,465    $   21,747   $   78,995   $  119,407   $  131,266   $ 30,132   $   34,533
EBITDA margin........................         1.0%          2.0%         2.7%         3.0%         3.1%       3.0%         3.2%
Capital expenditures.................    $  2,018    $   11,356   $   22,327   $   36,062   $   50,032   $ 10,326   $    8,593

                                                                                                             THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,                          ENDED MARCH 31,
                                        --------------------------------------------------------------   ---------------------
                                        1997(1)(2)    1998(1)      1999(1)      2000(1)      2001(1)       2001        2002
                                        ----------   ----------   ----------   ----------   ----------   --------   ----------
                                                                                                              (UNAUDITED)
                                                                           ($ IN THOUSANDS)
OTHER OPERATING DATA:
Finance and insurance revenue per
  retail vehicle sold................    $    429    $      446   $      544   $      585   $      673   $    641   $      709
New vehicle retail units sold........       6,523        27,734       69,360       93,031       95,130     21,518       22,529
Used vehicle retail units sold.......       3,510        15,205       44,083       56,925       61,213     14,773       14,933
Franchises...........................          18            73          103          119          131        119          128

                                                         YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------------   THREE MONTHS ENDED
                                          1997        1998        1999        2000        2001        MARCH 31, 2002
                                        ---------   ---------   ---------   ---------   ---------   -------------------
                                                                                                        (UNAUDITED)
                                                                       ($ IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............  $  10,075   $  25,624   $  44,822   $  47,241   $  60,506        $  78,112
Inventories...........................     73,158     259,452     437,272     558,164     496,054          510,799
Total current assets..................    108,349     394,725     619,098     779,125     757,614          799,855
Property and equipment, net...........     29,907     125,410     141,786     218,153     256,402          258,379
Goodwill..............................     17,151     144,514     226,321     364,164     392,856          392,287
Total assets..........................    162,690     713,031   1,037,644   1,408,223   1,465,013        1,504,372
Floor plan notes payable..............     66,305     232,297     385,263     499,332     451,375          451,003
Total current liabilities.............     85,503     323,061     497,339     628,644     609,997          631,427
Total debt (excluding floor plan notes
  payable)............................     24,567     241,316     324,260     471,664     538,337          486,221
Total equity..........................     36,812     130,954     201,188     325,883     347,907          405,813

------------------------------

(1) Effective with our initial public offering and conversion from a limited liability company to a "C" corporation on March 13, 2002, we changed our method of accounting for certain inventories from last-in, first-out ("LIFO") to specific identification and first-in, first-out ("FIFO"). The new method of accounting was adopted to better match revenues and expenses and to more clearly reflect periodic income. Our financial statements have been restated to apply the new method retroactively. The effect of the accounting change on net income previously reported for years 1997 through 2001 is:

                                                         1997       1998       1999       2000       2001
                                                       --------   --------   --------   --------   --------
Net income as previously reported....................   $1,522     $3,081    $16,148    $28,927    $43,829
Adjustment for effect of a change in accounting
  principle that is applied retroactively............      380       (471)      (499)     1,788        355
                                                        ------     ------    -------    -------    -------
Net income, as adjusted..............................   $1,902     $2,610    $15,649    $30,715    $44,184
                                                        ======     ======    =======    =======    =======

(2) Selected financial data for the Nalley platform predecessor is as follows:

                                                                  PERIOD FROM
                                                              JANUARY 1, 1997 TO
                                                               FEBRUARY 20, 1997
                                                              -------------------
Total revenues..............................................        $43,263
Income from operations......................................             87

(3) On April 30, 2000, the then parent company and the minority owners of our subsidiaries reached an agreement whereby their respective equity interests were transferred into escrow and subsequently into Asbury Automotive
    Oregon L.L.C. in exchange for equity interests in Asbury Automotive Oregon L.L.C., which we refer to as the "minority member transaction." Following the minority member transaction, the then parent company changed its name to Asbury Automotive Holdings L.L.C. and Asbury Automotive Oregon L.L.C. changed its name to Asbury Automotive Group L.L.C. Substantially all minority interests in our subsidiaries were eliminated effective April 30, 2000, in connection with the minority member transaction.

(4) We define EBITDA as net Income plus depreciation and amortization, other interest expense, income tax expense and adjustment, minority interest, net losses from unconsolidated affiliates, gain (loss) on the sale of assets and discontinued operations. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, it is included herein to provide additional information as to our ability to meet our fixed charges, including interest on the notes, and is presented solely as a supplemental measure. Our EBITDA may not be comparable to EBITDA of other entities because other entities may not calculate EBITDA in the same manner as we do. This method may not conform to the manner in which consolidated cash flow is calculated for purposes of the indenture governing the notes.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma balance sheet as of March 31, 2002, gives effect to the following transactions and events as if they had occurred on March 31, 2002:

    (a) our insignificant acquisitions (acquisition date in parenthesis) of Rice Marko Chrysler, Inc. (April 8, 2002) (North Carolina) and Dickinson Buick Company (May 3, 2002) (North Carolina);

    (b) our probable insignificant acquisitions (to be acquired through asset acquisitions) of High Point Chevrolet, L.L.C. (North Carolina); and Troncalli Chrysler, Inc. (Atlanta)

    (c) the divestitures of (divestiture date in parenthesis) Gray Daniels Suzuki (April 1, 2002) (Mississippi) and Gray Daniels Daewoo/Isuzu (May 3, 2002) (Mississippi);

    (d) the probable divestiture of Coggin Mazda (Jacksonville); and

    (e) the offering, including our use of all of the net proceeds to us to reduce debt outstanding as required by our credit facility.

    The following unaudited pro forma income statements for the year ended December 31, 2001, and for the three months ended March 31, 2002, gives effect to the transactions and events listed above as well as the following transactions as if they occurred on January 1, 2001 (since the following transactions all took place prior to March 31, 2002, their impact is already reflected in our historical balance sheet as of March 31, 2002, and in our historical income statements for the periods subsequent to the acquisition dates mentioned below):

    (a) our insignificant acquisitions (acquisition date in parenthesis) of Audi of North America (May 18, 2001) and Roswell Infiniti, Inc. (May 18, 2001) (Atlanta);

    (b) our insignificant acquisitions consummated subsequent to June 30, 2001 (acquisition dates in parenthesis), of Dealer Profit Systems, Inc.
       (July 2, 2001) (Tampa), Key Cars, Inc. (July 2, 2001) (d/b/a Metro Imports) (Mississippi), Brandon Ford, Inc. (July 2, 2001) (d/b/a Gray-Daniels Ford) (Mississippi), Gage Motor Car Company L.L.C. (September 18, 2001) (d/b/a Pegasus Motor Car Company) (North Carolina), Crest Pontiac, Inc. (October 21, 2001) (d/b/a Kelly Pontiac) (Jacksonville), Tom Wimberly Auto World (November 5, 2001) (Mississippi), the remaining 49% interest of Deland Automotive Group that we had not previously acquired (December 31, 2001) (Jacksonville);

    (c) our divestiture (transaction date in parenthesis) of Crown Pontiac/GMC/Isuzu (January 23, 2002) (North Carolina) and Thomason Subaru (February 11, 2002) (Oregon);

    (d) our recently completed initial public offering (IPO), which closed on March 19, 2002, whereby we received net proceeds of approximately $62,800, of which $50,423 were used to repay debt as incurred under our credit facility;

    (e) the change in our tax status resulting from our conversion to a "C" corporation; and

    (f) the effect of the Original Notes offering whereby we received total proceeds of $250,000, of which $7,875 was used to pay associated finance fees with the balance used to repay our credit facility.

    The information, other than the individually insignificant acquisitions, is based upon our historical financial statements and should be read in conjunction with (a) our historical financial statements, (b) the related notes to such financial statements and (c) other information contained elsewhere in this prospectus.

    The unaudited pro forma financial information is not necessarily indicative of what our actual financial position or results of operations would have been had all of the previously mentioned acquisitions, divestitures and the Original Notes offering occurred on the dates previously mentioned, nor does it give effect to:(a) any pending transactions other than those previously mentioned above or the Original Notes offering; (b) our results of operations since
March 31, 2002; or (c) the results of final valuations of all assets and liabilities of the acquisitions mentioned above due to pre-acquisition contingencies. We may revise the allocation of the purchase price of these acquisitions when additional information becomes available in accordance with Accounting Principles Board Opinion No. 16. Accordingly, the pro forma financial information is not intended to be indicative of the financial position or results of operations as of the date of this prospectus, as of the Original Notes offering or any period ending at the Original Notes offering, or as of or for any other future date or period.

                       UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 2002

                   ($ IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                       COMPLETED                                    COMPLETED
                                         HISTORICAL   AND PROBABLE                                 AND PROBABLE
                                           ASBURY     ACQUISITIONS                                 DIVESTITURES
                                         AUTOMOTIVE      AFTER         PRO FORMA                      AFTER         PRO FORMA
                                           GROUP       3/31/02(1)    ADJUSTMENTS(2)   SUB-TOTAL     3/31/02(3)    ADJUSTMENTS(4)
                                         ----------   ------------   --------------   ----------   ------------   --------------
                ASSETS
CURRENT ASSETS:
  Cash and equivalents.................  $  78,112      $    26           3,667       $   81,805     $    --         $    --
  Contracts-in-transit.................     86,217           --              --           86,217          --              --
  Accounts receivable, net.............     84,592           --              --           84,592          --              --
  Inventory............................    510,799       19,018              --          529,817      (3,233)             --
  Prepaid and other current assets.....     40,135            9              --           40,144          --              --
                                         ----------     -------         -------       ----------     -------         -------
  Total current assets.................    799,855       19,053           3,667          822,575      (3,233)             --
PROPERTY AND EQUIPMENT, net............    258,379        1,113              --          259,492         (75)             --
GOODWILL, net..........................    392,287           --           7,939          400,226      (1,400)             --
OTHER ASSETS...........................     53,851           --           2,000           55,851          --              --
                                         ----------     -------         -------       ----------     -------         -------
Total assets...........................  $1,504,372     $20,166         $13,606       $1,538,144     $(4,708)        $    --
                                         ==========     =======         =======       ==========     =======         =======
            LIABILITIES AND
         SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Floor plan notes payable.............  $ 451,003      $14,696         $    --       $  465,699     $(2,801)        $    --
  Current maturities of long term
    debt...............................     46,338           --              --           46,338          --              --
  Short-term debt......................     10,194           --              --           10,194          --              --
  Accounts payable.....................     38,257           35              --           38,292          --              --
  Accrued liabilities..................     85,635          275              --           85,910          --              --
                                         ----------     -------         -------       ----------     -------         -------
  Total current liabilities............    631,427       15,006              --          646,433      (2,801)             --
LONG-TERM/SENIOR DEBT..................    429,689           --          18,766          448,455          --          (1,907)
SUBORDINATED DEBT......................         --           --              --               --          --              --
OTHER LIABILITIES......................     37,443           --              --           37,443          --              --
                                         ----------     -------         -------       ----------     -------         -------
  Non-Current Liabilities..............    467,132           --          18,766          485,898          --          (1,907)
                                         ----------     -------         -------       ----------     -------         -------
  Total Liabilities....................  1,098,559       15,006          18,766        1,132,331      (2,801)         (1,907)
SHAREHOLDERS' EQUITY
  Contributed capital..................         --           --              --               --          --              --
  Common stock of par value $.01 shares
    authorized 90,000,000 issued and
    outstanding 34,000,000.............        340           --              --              340          --              --
  Additional paid-in capital...........    413,838           --              --          413,838          --              --
  Retained earnings....................    (10,278)       5,160          (5,160)         (10,278)     (1,907)          1,907
  Accumulated other comprehensive
    income.............................      1,913           --              --            1,913          --              --
                                         ----------     -------         -------       ----------     -------         -------
  Total shareholders' equity...........    405,813        5,160          (5,160)         405,813      (1,907)          1,907
                                         ----------     -------         -------       ----------     -------         -------
  Total liabilities and shareholders'
    equity.............................  $1,504,372     $20,166         $13,606       $1,538,144     $(4,708)        $    --
                                         ==========     =======         =======       ==========     =======         =======


                                            PRO         PRO FORMA       PRO FORMA
                                           FORMA      ADJUSTMENTS(5)   AS ADJUSTED
                                         ----------   --------------   -----------
                ASSETS
CURRENT ASSETS:
  Cash and equivalents.................  $   81,805     $      --      $   81,805
  Contracts-in-transit.................      86,217            --          86,217
  Accounts receivable, net.............      84,592            --          84,592
  Inventory............................     526,584            --         526,584
  Prepaid and other current assets.....      40,144            --          40,144
                                         ----------     ---------      ----------
  Total current assets.................     819,342            --         819,342
PROPERTY AND EQUIPMENT, net............     259,417            --         259,417
GOODWILL, net..........................     398,826            --         398,826
OTHER ASSETS...........................      55,851         7,875          63,726
                                         ----------     ---------      ----------
Total assets...........................  $1,533,436     $   7,875      $1,541,311
                                         ==========     =========      ==========
            LIABILITIES AND
         SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Floor plan notes payable.............  $  462,898     $      --      $  462,898
  Current maturities of long term
    debt...............................      46,338            --          46,338
  Short-term debt......................      10,194            --          10,194
  Accounts payable.....................      38,292            --          38,292
  Accrued liabilities..................      85,910            --          85,910
                                         ----------     ---------      ----------
  Total current liabilities............     643,632            --         643,632
LONG-TERM/SENIOR DEBT..................     446,548      (242,125)        204,423
SUBORDINATED DEBT......................          --       250,000         250,000
OTHER LIABILITIES......................      37,443            --          37,443
                                         ----------     ---------      ----------
  Non-Current Liabilities..............     483,991         7,875         491,866
                                         ----------     ---------      ----------
  Total Liabilities....................   1,127,623         7,875       1,135,498
SHAREHOLDERS' EQUITY
  Contributed capital..................          --            --              --
  Common stock of par value $.01 shares
    authorized 90,000,000 issued and
    outstanding 34,000,000.............         340            --             340
  Additional paid-in capital...........     413,838            --         413,838
  Retained earnings....................     (10,278)                      (10,278)
  Accumulated other comprehensive
    income.............................       1,913            --           1,913
                                         ----------     ---------      ----------
  Total shareholders' equity...........     405,813            --         405,813
                                         ----------     ---------      ----------
  Total liabilities and shareholders'
    equity.............................  $1,533,436     $   7,875      $1,541,311
                                         ==========     =========      ==========

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                     ($ IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                          ACQUISITIONS                                CONSUMMATED
                               HISTORICAL   ACQUISITIONS                   CONSUMMATED                               AND PROBABLE
                                 ASBURY      CONSUMMATED     PRO FORMA       BETWEEN       PRO FORMA                 ACQUISITIONS
                               AUTOMOTIVE      BEFORE       ADJUSTMENTS    7/1/01 AND     ADJUSTMENTS   SUB-TOTAL        AFTER
                                 GROUP       6/30/01(6)         (7)        12/31/01(6)        (8)        12/31/01     3/31/02(6)
                               ----------   -------------   -----------   -------------   -----------   ----------   -------------
REVENUES:
  New vehicle................  $2,532,203      $10,747         $  --        $104,123        $    --     $2,647,073     $ 81,716
  Used vehicle...............  1,144,076         2,915            --          51,286             --      1,198,277       44,259
  Parts, service and
    collision repair.........    481,533         2,318            --          18,675             --        502,526       24,045
  Finance and insurance,
    net......................    105,247            76            --           1,956             --        107,279        2,295
                               ----------      -------         -----        --------        -------     ----------     --------
    Total revenues...........  4,263,059        16,056            --         176,040             --      4,455,155      152,315
COST OF SALES................  3,598,567        15,052            --         154,899             --      3,768,518      133,995
                               ----------      -------         -----        --------        -------     ----------     --------
    Gross profit.............    664,492         1,004            --          21,141             --        686,637       18,320
OPERATING EXPENSES:
  Selling, general
    administrative...........    510,430           755            --          15,053             --        526,238       14,493
  Depreciation and
    amortization.............     30,591            15            54             243             --         30,903          316
                               ----------      -------         -----        --------        -------     ----------     --------
Income from operations.......    123,471           234           (54)          5,845             --        129,496        3,511
OTHER INCOME (EXPENSE):
  Floor plan interest
    expense..................    (27,238)         (252)           --          (1,808)            --        (29,298)      (1,113)
  Other interest expense.....    (44,653)          (18)         (327)            (34)        (2,752)       (47,784)          --
  Interest income............      2,528            --            --              --             --          2,528           --
  Net loses from
    unconsolidated
    affiliates...............     (3,248)           --            --               2             --         (3,246)          --
  Gain (loss) on sale of
    assets...................       (384)           --            --              --             --           (384)          --
  Other income...............      1,914           (18)           --              87             --          1,983           --
                               ----------      -------         -----        --------        -------     ----------     --------
    Total other income
      (expense), net.........    (71,081)         (288)         (327)         (1,753)        (2,752)       (76,201)      (1,113)
                               ----------      -------         -----        --------        -------     ----------     --------
  Net income before income
    taxes and minority
    interest.................     52,390           (54)         (381)          4,092         (2,752)        53,295        2,398
INCOME TAX EXPENSE...........      4,980            --            --              --             --          4,980           --
MINORITY INTEREST............      1,240            --            --          (1,240)            --             --           --
DISCONTINUED OPERATIONS......       (553)           --            --              --             --           (553)          --
EXTRAORDINARY LOSS...........     (1,433)           --            --              --             --         (1,433)          --
                               ----------      -------         -----        --------        -------     ----------     --------
  Net income.................     44,184           (54)         (381)          5,332         (2,752)        46,329        2,398
PRO FORMA INCOME TAX EXPENSE
  (BENEFIT)(6)...............     16,917           (22)         (152)          2,133         (1,101)        17,775          959
                               ----------      -------         -----        --------        -------     ----------     --------
  Pro forma net income.......  $  27,267       $   (32)        $(229)       $  3,199        $(1,651)    $   28,554     $  1,439
                               ==========      =======         =====        ========        =======     ==========     ========
Earnings per common share
  Basic......................
  Diluted....................
Weighted average shares
  outstanding (000's)
  Basic......................
  Diluted....................

                                              COMPLETED
                                             AND PROBABLE
                                PRO FORMA    DIVESTITURES                               PRO FORMA
                               ADJUSTMENTS      AFTER        PRO FORMA                 ADJUSTMENTS    PRO FORMA
                                   (9)       3/31/02(10)    ADJUSTMENTS   PRO FORMA       (14)       AS ADJUSTED
                               -----------   ------------   -----------   ----------   -----------   -----------
REVENUES:
  New vehicle................    $    --       $ (8,463)      $   --      $2,720,326     $   --      $2,720,326
  Used vehicle...............         --         (5,165)          --      1,237,371          --       1,237,371
  Parts, service and
    collision repair.........         --           (813)          --        525,758          --         525,758
  Finance and insurance,
    net......................         --           (231)          --        109,343          --         109,343
                                 -------       --------       ------      ----------     ------      ----------
    Total revenues...........         --        (14,672)          --      4,592,798          --       4,592,798
COST OF SALES................         --        (12,945)          --      3,889,568          --       3,889,568
                                 -------       --------       ------      ----------     ------      ----------
    Gross profit.............         --         (1,727)          --        703,230          --         703,230
OPERATING EXPENSES:
  Selling, general
    administrative...........         --         (1,371)          --        539,360          --         539,360
  Depreciation and
    amortization.............         --            (23)          --         31,196          --          31,196
                                 -------       --------       ------      ----------     ------      ----------
Income from operations.......         --           (333)          --        132,674          --         132,674
OTHER INCOME (EXPENSE):
  Floor plan interest
    expense..................         --            163           --        (30,248)         --         (30,248)
  Other interest expense.....     (1,540)            --        5,128(11)    (44,196)      1,250         (42,946)
  Interest income............         --             --           --          2,528          --           2,528
  Net loses from
    unconsolidated
    affiliates...............         --             --           --         (3,246)         --          (3,246)
  Gain (loss) on sale of
    assets...................         --             --           --           (384)         --            (384)
  Other income...............         --             (6)          --          1,977          --           1,977
                                 -------       --------       ------      ----------     ------      ----------
    Total other income
      (expense), net.........     (1,540)           157        5,128        (73,569)      1,250         (72,319)
                                 -------       --------       ------      ----------     ------      ----------
  Net income before income
    taxes and minority
    interest.................     (1,540)          (176)       5,128         59,105       1,250          60,355
INCOME TAX EXPENSE...........         --             --           --          4,980          --           4,980
MINORITY INTEREST............         --             --           --             --          --              --
DISCONTINUED OPERATIONS......         --             --          553(12)         --          --              --
EXTRAORDINARY LOSS...........         --             --        1,433(13)         --          --              --
                                 -------       --------       ------      ----------     ------      ----------
  Net income.................     (1,540)          (176)       7,114         54,125       1,250          55,375
PRO FORMA INCOME TAX EXPENSE
  (BENEFIT)(6)...............       (616)           (70)       2,624         20,672         704          21,376
                                 -------       --------       ------      ----------     ------      ----------
  Pro forma net income.......    $  (924)      $   (106)      $4,490      $  33,453      $  546      $   33,999
                                 =======       ========       ======      ==========     ======      ==========
Earnings per common share
  Basic......................                                                                        $     1.00(15)
                                                                                                     ==========
  Diluted....................                                                                        $     1.00(15)
                                                                                                     ==========
Weighted average shares
  outstanding (000's)
  Basic......................                                                                            34,000(15)
                                                                                                     ==========
  Diluted....................                                                                            34,022(15)
                                                                                                     ==========

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                     ($ IN THOUSANDS EXCEPT PER SHARE DATA)

                                                    CONSUMMATED                    COMPLETED
                                      HISTORICAL   AND PROBABLE                  AND PROBABLE
                                        ASBURY     ACQUISITIONS     PRO FORMA    DIVESTITURES
                                      AUTOMOTIVE   AFTER 3/31/02   ADJUSTMENTS   AFTER 3/31/02    PRO FORMA
                                        GROUP           (6)            (9)           (10)        ADJUSTMENTS   PRO FORMA
                                      ----------   -------------   -----------   -------------   -----------   ----------
REVENUES:
  New vehicle.......................  $  631,105      $22,355         $  --         $(1,721)        $ --       $  651,739
  Used vehicle......................     285,849       11,187            --             (31)          --          297,005
  Parts, service and collision
    repair..........................     125,068        7,837            --            (136)          --          132,769
  Finance and insurance, net........      26,563          727            --              --           --           27,290
                                      ----------      -------         -----         -------         ----       ----------

    Total revenues..................   1,068,585       42,106            --          (1,888)          --        1,108,803
  COST OF SALES.....................     896,610       36,569            --          (1,771)          --          931,408
                                      ----------      -------         -----         -------         ----       ----------

    Gross profit....................     171,975        5,537            --            (117)          --          177,395
OPERATING EXPENSES:
  Selling, general administrative...     133,015        5,143            --             (93)          --          138,065
  Depreciation and amortization.....       5,833          111            --              (6)          --            5,938
                                      ----------      -------         -----         -------         ----       ----------

Income from operations..............      33,127          283            --             (18)          --           33,392
OTHER INCOME (EXPENSE):
  Floor plan interest expense.......      (4,350)        (221)           --              28           --           (4,543)
  Other interest expense............      (9,778)          --          (432)             --          924(12)       (9,286)
  Interest income...................         315           --            --              --           --              315
  Net losses from unconsolidated
    affiliates......................          --           --            --              --           --               --
  Gain (loss) on sale of assets.....        (100)          --            --              --           --             (100)
  Other income......................        (392)          --            --              --           --             (392)
                                      ----------      -------         -----         -------         ----       ----------

    Total other income (expense),
      net...........................     (14,305)        (221)         (432)             28          924          (14,006)
                                      ----------      -------         -----         -------         ----       ----------

  Net income before income taxes and
    minority interest...............      18,822           62          (432)             10          924           19,386
INCOME TAX EXPENSE..................      13,747           --            --              --           --           13,747
MINORITY INTEREST...................          --           --            --              --           --               --
DISCONTINUED OPERATIONS.............          87           --            --              --          (87)(14)          --
                                      ----------      -------         -----         -------         ----       ----------

    Net income......................       5,162           62          (432)             10          837            5,639
PRO FORMA INCOME TAX EXPENSE
  (BENEFIT)(6)......................      (6,245)          24          (168)              4          360           (6,025)
                                      ----------      -------         -----         -------         ----       ----------

  Pro forma net income..............  $   11,407      $    38         $(264)        $     6         $477       $   11,664
                                      ==========      =======         =====         =======         ====       ==========
Earnings per common share
  Basic.............................
  Diluted...........................
Weighted average shares outstanding
  (000's)
  Basic.............................
  Diluted...........................


                                       PRO FORMA
                                      ADJUSTMENTS   PRO FORMA AS
                                         (14)         ADJUSTED
                                      -----------   ------------
REVENUES:
  New vehicle.......................     $  --       $  651,739
  Used vehicle......................        --          297,005
  Parts, service and collision
    repair..........................        --          132,769
  Finance and insurance, net........        --           27,290
                                         -----       ----------
    Total revenues..................        --        1,108,803
  COST OF SALES.....................        --          931,408
                                         -----       ----------
    Gross profit....................        --          177,395
OPERATING EXPENSES:
  Selling, general administrative...        --          138,065
  Depreciation and amortization.....        --            5,938
                                         -----       ----------
Income from operations..............        --           33,392
OTHER INCOME (EXPENSE):
  Floor plan interest expense.......        --           (4,543)
  Other interest expense............      (563)          (9,849)
  Interest income...................        --              315
  Net losses from unconsolidated
    affiliates......................        --               --
  Gain (loss) on sale of assets.....        --             (100)
  Other income......................        --             (392)
                                         -----       ----------
    Total other income (expense),
      net...........................      (563)         (14,569)
                                         -----       ----------
  Net income before income taxes and
    minority interest...............      (563)          18,823
INCOME TAX EXPENSE..................        --           13,747
MINORITY INTEREST...................        --               --
DISCONTINUED OPERATIONS.............        --               --
                                         -----       ----------
    Net income......................      (563)           5,076
PRO FORMA INCOME TAX EXPENSE
  (BENEFIT)(6)......................      (220)          (6,245)
                                         -----       ----------
  Pro forma net income..............     $(343)      $   11,321
                                         =====       ==========
Earnings per common share
  Basic.............................                 $     0.33(15)
                                                     ==========
  Diluted...........................                 $     0.33(15)
                                                     ==========
Weighted average shares outstanding
  (000's)
  Basic.............................                     34,000(15)
                                                     ==========
  Diluted...........................                     34,034(15)
                                                     ==========

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

                       ($ IN THOUSANDS EXCEPT SHARE DATA)

 (1) Reflects the impact (historical results) of all acquisitions completed subsequent to March 31, 2002, and currently probable as if the transactions were consummated as of March 31, 2002.

 (2) Reflects the fair value and other acquisition related adjustments to the individually insignificant acquisitions completed subsequent to March 31, 2002, and currently probable. Amounts for certain of the acquisitions are subject to final purchase price adjustments for items such as tangible net worth and seller's representations regarding the adequacy of certain reserves. In addition, the allocation of amounts to acquired intangibles is subject to final valuation. The total purchase price for the probable acquisition after March 31, 2002, is $18,766 in cash. The initial allocation of the total purchase price of the above mentioned individually insignificant acquisitions is as follows:

                                                                PROBABLE
                                                              ACQUISITIONS
                                                              ------------
Working Capital.............................................    $ 7,714
Property and Equipment......................................      1,113
Goodwill....................................................      7,939
Franchise Rights............................................      2,000
                                                                -------

Total purchase price........................................    $18,766
                                                                =======

 (3) Reflects the impact (historical results) of our divestitures completed subsequent to March 31, 2002, and our currently probable divestitures as if the transactions were consummated as of March 31, 2002.

 (4) Reflects the proceeds received by us from the divestitures completed subsequent to March 31, 2002, and the currently probable divestitures. We assume the proceeds ($1,907) will be used to reduce a portion of our borrowings as contractually required under the acquisition financing credit facility.

 (5) Reflects the proceeds received by us from the Original Notes offering ($250,000, net of estimated Initial Purchasers discounts, fees and expenses of $7,875). We assumed the entire net proceeds of $242,125 is to be used to reduce a portion of our borrowings as contractually required under our acquisition financing credit facility.

 (6) Reflects the impact (historical results) of the individually insignificant acquisitions consummated before June 30, 2001, consummated between July 1, 2001 and December 31, 2001, and consummated and probable acquisitions after March 31, 2002, as if the transactions were consummated on January 1, 2001. Goodwill and intangibles with indefinite lives arising from acquisitions subsequent to June 30, 2001, are not subject to amortization in accordance with Statement of Financial Accounting Standards (SFAS) No. 142. Prior to the adoption of SFAS 142 pro forma amortization expense related to these acquisitions would have been $1,005.

 (7) Reflects adjustments to the individually insignificant acquisitions consummated before June 30, 2001, as if they occurred on January 1, 2001, for (a) goodwill amortization using the straight-line method and a 40 year life, (b) interest expense based on the amount of acquisition financing used to fund the acquisition purchase price and the weighted average effective interest rate on our credit facility (9.8% for the year ended December 31, 2001), and (c) tax expense based on a 40% effective rate.

 (8) Reflects adjustments to the individually insignificant acquisitions consummated between July 1, 2001, and December 31, 2001, as if they occurred on January 1, 2001, for (a) interest expense based on the amount of acquisition financing used to fund the acquisition purchase price and the weighted average interest rate on our credit facility for 2001 (9.8% for the year ended December 31, 2001) and (b) tax expense based on a 40% effective rate.

 (9) Reflects adjustments to the individually insignificant acquisitions consummated after December 31, 2001 and currently probable, as if they occurred on January 1, 2001, for (a) interest expense based on the amount of acquisition financing used to fund the acquisition purchase price and the weighted average effective interest rate on our credit facility (9.8% for the year ended December 31, 2001, and 8.4% for the three months ended March 31, 2002) and (b) tax expense based on a 40% effective rate.

 (10) Reflects the impact (historical results) of our divestitures completed after March 31, 2002, and our currently probable divestitures as if the transactions were consummated on January 1, 2001.

 (11) Reflects an adjustment to the divestitures completed subsequent to March 31, 2002, and the currently probable divestitures as if they occurred on January 1, 2001, for interest expense reflecting the repayment of outstanding borrowings from the proceeds of these transactions ($1,907) as contractually required under our credit facility and required under the related mortgage note as the underlying collateral is being sold. The credit facility bears interest at a variable rate based on LIBOR. The reduction to interest expense was calculated based on the weighted average effective interest rate on our credit facility (9.8% for the year ended December 31, 2001, and 8.4% for the three months ended March 31, 2002) multiplied by the portion of the proceeds from these transactions used to repay the credit facility as mentioned above. An adjustment to interest expense reflects the repayment of outstanding borrowings under our credit facility from a portion of the proceeds ($50,423) from our recently completed initial public stock offering. The credit facility bears interest at a variable rate based on LIBOR. The reduction to interest expense was calculated based on the weighted average effective interest rate on our credit facility (9.8% for the year ended December 31, 2001, and 8.4% for the three months ended March 31, 2002) multiplied by the proceeds from our initial public offering used to repay the credit facility as mentioned above and tax expense based on a 40% effective rate.

 (12) Reflects the elimination of discontinued operations.

 (13) Reflects the elimination of extraordinary loss.

 (14) Reflects an adjustment to include additional interest expense for the issuance of the notes contemplated in the Original Notes offering at a weighted average effective interest rate of 9.3% (the weighted average effective interest rate includes a coupon rate of 9.0% for the notes in the Original Notes offering and the amortization of $7,875 of associated financing fees), for the year ended December 31, 2001, and the three months ended March 31, 2002, offset by the reduction of interest expense related to the repayment of $242,125 of our credit facility from the proceeds of the Original Notes offering. The reduction to interest expense was calculated based on the weighted average effective interest rate on our credit facility (9.8% for the year ended December 31, 2001, and 8.4% for the three months ended March 31, 2002) multiplied by the proceeds from the Original Notes offering used to pay the credit facility.

 (15) Earnings per share:

    Basic earnings per share is computed by dividing net income by the assumed weighted-average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the assumed weighted-average common shares and common share equivalents outstanding during the period.

    The basic and diluted earnings per share and number of common share and common share equivalents are as follows:

                                                                                    FOR THE THREE
                                                              FOR THE YEAR ENDED    MONTHS ENDED
                                                              DECEMBER 31, 2001    MARCH 31, 2002
                                                              ------------------   ---------------
Earnings per share:
Basic.......................................................        $  1.00            $  0.33
                                                                    =======            =======
Diluted.....................................................        $  1.00            $  0.33
                                                                    =======            =======
Common shares and common share equivalents (in thousands):
  Weighted average shares outstanding.......................         34,000             34,000
                                                                    =======            =======
  Basic shares..............................................         34,000             34,000
  Shares issuable with respect to additional common share
    equivalents (stock options).............................             22                 34
                                                                    -------            -------
  Diluted equivalent shares.................................         34,022             34,034
                                                                    =======            =======

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING BUT NOT LIMITED TO THOSE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 9, AND INCLUDED IN OTHER PORTIONS OF THIS PROSPECTUS.

OVERVIEW

    We are a national automotive retailer, currently operating 127 franchises at 91 dealership locations in nine states and 17 markets in the U.S. We also operate 25 collision repair centers that serve our markets.

    Our revenues are derived from selling new and used cars, light trucks and replacement parts, providing vehicle maintenance, warranty, paint and repair services and arrangement of vehicle finance, insurance and service contracts for our automotive customers and the sale of heavy trucks.

    Since inception, we have grown through the acquisition of nine large platforms and additional tuck-in acquisitions. All acquisitions were accounted for using the purchase method of accounting. As a result, the operations of the acquired dealerships are included in the consolidated statements of income commencing on the date acquired.

    Our gross profit tends to vary with our revenue mix, that is the mix of revenues we derive from new vehicle sales, used vehicles sales, parts, service and collision repair and finance and insurance revenues. Our gross profit on the sale of products and services generally varies significantly across product lines, with vehicle sales generally resulting in lower gross profits, and parts, service and collision repair and finance and insurance revenues resulting in the higher gross profits. As a result, when our vehicle sales increase or decrease at a rate greater than our other revenue sources, our gross margin responds inversely.

    Selling, general and administrative expenses ("SG&A") consist primarily of fixed and incentive-based compensation for sales, administrative, finance and general management personnel, rent, advertising, insurance and utilities. A significant portion of our selling expenses are variable (such as sales commissions), and a significant portion of our general and administrative expenses are subject to our control (such as advertising expenses), allowing our cost structure to adapt in response to trends in our business.

    Sales of motor vehicles (particularly new vehicles) have historically fluctuated with general macroeconomic conditions such as general business cycles, consumer confidence, availability of consumer credit, fuel prices and interest rates. Although these factors may impact our business, we believe that any future negative trends due to the above factors may be mitigated by the performance of our parts, service and collision repair operations, our variable cost structure, regional diversity and advantageous brand mix.

    Our operations are subject to modest seasonal variations that are somewhat offset by our regional diversity. We typically generate more revenue and operating income in the second and third quarters than in the first and fourth quarters. Seasonality is based upon, among other things, weather conditions, manufacturer incentive programs, model changeovers and consumer buying patterns.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2002, COMPARED TO THREE MONTHS ENDED MARCH 31, 2001

    Pro forma net income for the three months ended March 31, 2002, was $11.3 million before discontinued operations, or $0.33 per share basic and diluted. These pro forma results (i) exclude a

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non-recurring charge of $11.6 million related to the establishment of a net deferred tax liability associated with our conversion to a corporation,
(ii) include a pro forma tax charge of $5.3 million as if we were a corporation for the entire quarter and (iii) assume that all shares issued in our initial public offering (IPO) were outstanding for the entire quarter. Actual net income was $5.2 million, or $0.17 per share basic and diluted.

    Income before income taxes, minority interest, extraordinary loss and discontinued operations of $18.8 million during the three months ended
March 31, 2002, was up 55% over the same period last year, after adjusting for the elimination of goodwill amortization. Pro forma net income and per share amounts have not been provided for the prior year quarter as we believe that due to changes in our tax status, such comparisons with the current year quarter would not be meaningful.

    REVENUES

    Revenues of $1.068 billion for the three months ended March 31, 2002, represented a $76.9 million or 8% increase over the three months ended
March 31, 2001. Same store retail revenues (excluding fleet and wholesale) were up $15.4 million or 2%.

    New vehicle retail revenues were up $59.0 million or 11%, and 4% on a same store basis. New vehicle retail units were up 5% during the quarter and down 1% on a same store basis, while average selling prices were up 6% over the same quarter last year, principally due to the shift in mix to luxury brands and from cars to light trucks and sport utility vehicles ("SUVs").

    Used vehicle retail revenues were up $7.5 million or 4%, but down 5% on a same store basis. Used vehicle retail units were up 1% during the quarter and down 6% on a same store basis as manufacturer incentives contributed to stronger than expected trends in new vehicles at the expense of used vehicles. Average selling prices were up 2% over the same quarter last year.

    Parts, service and collision repair revenues were up $9.0 million or 8% in the current quarter versus the same quarter last year and up 1% on a same store basis. Increases in service and parts business were partially offset by lower collision repair revenues due to milder weather conditions throughout the United States in the current quarter versus the prior year quarter.

    Finance and insurance (F&I) revenues during the three months ended
March 31, 2002, increased $3.3 million or 14% over the same period last year. On a same store basis, F&I revenues were up 10% over the prior period, while F&I per vehicle retailed (F&I PVR) was $709 during the first quarter of 2002, an 11% improvement over the first quarter of 2001. These results principally reflect new programs (including preferred lender programs) initiated over the past year.

    GROSS PROFIT

    Gross profit for the quarter ended March 31, 2002, increased $17.3 million or 11% over the quarter ended March 31, 2001. Same store retail gross profit (our preferred productivity measurement) was up 4%.

    Gross profit as a percentage of revenues for the current quarter was 16.1% as compared to 15.6% for the same quarter last year as we experienced margin improvements across all product lines. New vehicle and used vehicle retail margins increased to 8.4% and 12.2%, respectively, principally due to the change in mix from cars to light trucks and SUVs mentioned above. Parts, service and collision repair margins increased to 52.5% due to a slight shift towards higher margin service business.

    OPERATING EXPENSES

    SG&A expenses for the quarter ended March 31, 2002, increased $15.8 million or 13% over the quarter ended March 31, 2001. SG&A expenses as a percentage of revenues increased to 12.4% in the first quarter of 2002 from 11.8% in the first quarter of 2001. Contributing to this increase was increased variable compensation related to higher gross profit margins, increased insurance costs of $1.2 million and one-time IPO-related compensation of $0.5 million. Depreciation and amortization decreased
$1.2 million to $5.8 million as goodwill amortization of $2.5 million in the three months ended March 31, 2001, did not recur in the current quarter due to elimination of such amortization pursuant to SFAS 142. This was offset by increased depreciation principally due to capital expenditures made in 2001. In addition, start-up expenses related to the Price 1 Auto Store used car pilot program of $1.1 million were included in SG&A expenses for the quarter ended March 31, 2002. The Price 1 Auto Store used car pilot program is a six-month, five-store pilot in Houston, Texas to sell used vehicles at Wal-Mart locations. Both we and Wal-Mart intend to evaluate the program at the end of the pilot.

    OTHER INCOME (EXPENSE)

    Floor plan interest expense decreased to $4.4 million for the quarter ended March 31, 2002, from $8.9 million for the quarter ended March 31, 2001. This decline was primarily due to lower interest rates in 2002 versus 2001 and lower inventory levels in the current quarter. Other interest expense decreased by $2.7 million from the prior year principally due to lower interest rates, partially offset by increased borrowings used to fund acquisitions completed after January 1, 2001. Net losses from unconsolidated affiliates for the quarter ended March 31, 2002, and March 31, 2001, were related to our share of losses in an automotive finance company. Other income (expense) in the first quarter of 2002 reflected certain non-operating expenses associated with the IPO of $0.6 million, while the first quarter of 2001 included a gain on an interest rate swap transaction of $0.4 million.

    INCOME TAX PROVISION

    During the quarter ended March 31, 2002, we recorded, in accordance with SFAS No. 109, a one-time non-recurring charge of $11.6 million related to the establishment of a net deferred tax liability, in connection with the Company's conversion from a limited liability company to a corporation. This liability represented the difference between the financial statement and tax basis of the assets and liabilities of the Company at the conversion date. Our pro forma tax rate for the quarter of approximately 40%, is based on the estimated effective tax rate for the year. During the three months ended March 31, 2001, income tax was provided in accordance with SFAS 109 on only the "C" corporations owned directly or indirectly by Asbury Automotive Group L.L.C. (our predecessor) during that period.

    EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT

    In connection with the repayment of certain term notes with borrowings under the Committed Credit Facility (as defined below), the Company incurred prepayment penalties and wrote off the unamortized portion of deferred financing fees, aggregating $1.4 million in the first quarter of 2001.

    DISCONTINUED OPERATIONS

    We divested two dealerships during the first quarter of 2002 and in accordance with SFAS 144 these dealerships have been treated as discontinued operations in both periods presented. In the quarter ended March 31, 2002, the Company recognized a $0.6 million net gain on the disposal of the dealerships and incurred $0.5 million of losses from operations. The loss from discontinued operations in the quarter ended March 31, 2001, related to the operations of those dealerships.

YEAR ENDED DECEMBER 31, 2001, COMPARED TO YEAR ENDED DECEMBER 31, 2000

    REVENUES

    Our revenues for the year ended December 31, 2001, increased $305.2 million or 7.7% over the year ended December 31, 2000. The increase was primarily due to $340.1 million of revenues from acquisitions, partially offset by a decrease in same store (dealerships owned longer than one year) revenues, of $34.9 million or 0.9%. Same store revenue increases at three of our platforms (Jacksonville up 11.0%, St. Louis up 9.2% and Texas up 8.6%) were offset by significant same store decreases at (a) our Oregon platform (down 17.8%) primarily due to changes in our business practices and restrictions in our sales policies, declining Ford sales related to the Firestone tire recall and the effect on employment and consumer spending in the Pacific Northwest from the technology downturn,
(b) our Arkansas platform (down 12.1%) due to declining demand in the local market, increased competition and issues with Ford related to the Firestone recall and (c) our Atlanta platform (down 7.0%) principally due to a downturn in its heavy truck business primarily related to cyclical factors affecting the heavy truck industry.

    Same store revenues from vehicle sales were off 1.6% primarily due to the conditions noted above in Oregon, Arkansas and Atlanta. Overall, sales were impacted by a slight decline in demand in the automotive industry as new vehicles sold in the U.S. declined from 17.4 million units in 2000 to
17.2 million units in 2001. Despite this national decline, our Jacksonville platform continued its strong performance with an 11.7% increase in same store vehicle sales over the prior year. In addition, our Texas and St. Louis platforms posted 8.9% and 8.4% increases, respectively. Finance and insurance revenues per vehicle retailed were $673 for the year ended December 31, 2001, a 15.0% increase over the year ended December 31, 2000.

    Parts, service and collision repair revenues on a same store basis were up 5.2% in 2001 over 2000 due to a continued emphasis on those products. Eight of the nine platforms in our organization generated an increase in parts, service and collision repair in the year ended December 31, 2001, over the same period last year.

    GROSS PROFIT

    Gross profit for the year ended December 31, 2001 increased $73.9 million or 12.5% over the year ended December 31, 2000. The increase was primarily due to $54.0 million of gross profit from acquisitions and an increase in same store gross profit of $19.9 million or 3.4%. Overall, gross profit as a percentage of revenues for the year ended December 31, 2001 was 15.6% as compared to 14.9% for the year ended December 31, 2000. This increase is primarily attributable to a shift in product mix to higher margin parts, service and collision repair services and finance and insurance.

    OPERATING EXPENSES

    SG&A expenses for the year ended December 31, 2001 increased $68.5 million or 15.5% over the year ended December 31, 2000. The increase was primarily due to $40.3 million of SG&A from acquisitions and an increase in same store SG&A of $28.2 million or 6.5%. Same store SG&A in 2001 included certain charges totaling $7.9 million, including $6.7 million related to severance payments and the repurchase of a carried interest, and $1.2 million primarily related to the rebranding of our Oregon platform. SG&A as a percentage of revenues increased to 12.0% in the year ended December 31, 2001, from 11.2% in the year ended
December 31, 2000. Contributing to this increase were the aforementioned charges in 2001, increased variable compensation related to higher gross profit margins, higher advertising and insurance costs, and expense control initiatives in Oregon lagging behind revenue declines. The increase in depreciation and amortization is principally attributable to acquisitions.

    OTHER INCOME (EXPENSE)

    Floor plan interest expense decreased to $27.2 million for the year ended December 31, 2001 from $36.1 million for the year ended December 31, 2000, primarily due to a decline in interest rates in 2001, offset by the incremental impact of acquisitions and our decision to finance a greater percentage of our vehicles. Other interest expense increased by $3.0 million over the year ended December 31, 2000, principally due to increased borrowings used to fund acquisitions, partially offset by a decline in interest rates. Net losses from unconsolidated affiliates of $3.2 million in the year ended December 31, 2001, represent our share of losses in an automotive finance company and the write down of our investment in CarsDirect.com (which was distributed to an entity owned by certain of our shareholders), while losses in the year ended
December 31, 2000, primarily reflect our share of losses in our investment in Greenlight.com, which was fully written off as of December 31, 2000. Interest income was $3.3 million lower for the year ended December 31, 2001, as compared to 2000 due to lower interest rates and a decrease in average available cash.

YEAR ENDED DECEMBER 31, 2000, COMPARED TO YEAR ENDED DECEMBER 31, 1999

    REVENUES

    Our revenues for the year ended December 31, 2000, increased $1.03 billion or 35.2% over the year ended December 31, 1999. The increase was primarily due to $1.05 billion related to acquisitions and offset by a decrease in same store revenues of $20.4 million or 0.7%.

    Same store revenues from vehicle sales decreased $31.4 million, or 1.2%, primarily due to declines in our Oregon platform (down 21.4%) and Arkansas platform (down 9.9%). The decline in the Oregon platform resulted mainly from changes in our business practices, increased restrictions in our sales policies, declines in demand in the local market and declines in Ford sales related to the Firestone tire recall. Our Arkansas platform saw reduced sales principally due to increases in competition and declines in Ford sales related to the Firestone tire recall. These declines were mostly offset by strong year-over-year increases at five of our platforms. Finance and insurance revenues per vehicle retailed were $585 for the twelve months ended December 31, 2000, a 7.5% increase over the twelve months ended December 31, 1999.

    Parts, service and collision repair revenues on a same store basis were up 3.3% in fiscal 2000 versus fiscal 1999 principally due to a focus on this higher margin product line. Six of our eight platforms posted year-over-year revenue increases in this area.

    GROSS PROFIT

    Gross profit for the year ended December 31, 2000, increased $157.4 million or 36.3% over the year ended December 31, 1999. The increase was primarily due to $143.8 million related to acquisitions and an increase in same store gross profit of $13.6 million or 3.2%. Gross profit as a percentage of revenues for the year ended December 31, 2000, was 14.9% as compared to 14.8% for the year ended December 31, 1999. This increase was primarily attributable to increased finance and insurance revenues per vehicle sold, improved margins on new vehicles due to a shift away from lower margin fleet sales and increased margins on used vehicles due to reduced losses on wholesale dispositions.

    OPERATING EXPENSES

    SG&A expenses for the year ended December 31, 2000, increased
$106.9 million or 31.9% over the year ended December 31, 1999. The increase was primarily due to $106.2 million of SG&A expenses related to acquisitions and an increase in same store SG&A expenses of $0.7 million or 0.2%. SG&A expenses as a percentage of revenues decreased to 11.2% in 2000 from 11.4% in 1999 principally due to containment of variable and fixed compensation costs. Advertising costs increased

$12.6 million primarily due to a significant number of acquisitions completed after January 1, 1999. Depreciation and amortization increased $7.8 million to $24.4 million principally due to a significant number of acquisitions completed after January 1, 1999.

    OTHER INCOME (EXPENSE)

    Floor plan interest expense increased to $36.1 million for the year ended December 31, 2000, from $22.5 million for the year ended December 31, 1999, primarily due to a significant number of acquisitions completed after January 1, 1999, higher interest rates throughout 2000 as compared to 1999, and a greater number of vehicles in inventory. Other interest expense increased by $17.3 million over the prior year principally due to increased borrowings used to fund acquisitions completed after January 1, 1999, and to a lesser extent, higher interest rates. Equity investment losses for the years ended
December 31, 2000, and December 31, 1999, primarily reflect our share of losses in our investment in Greenlight.com of $6.9 million and $0.8 million, respectively. Interest income was $2.8 million higher for the year ended December 31, 2000, due to higher interest rates and an increase in average available cash.

LIQUIDITY AND CAPITAL RESOURCES

    We require cash to fund working capital needs, finance acquisitions of new dealerships and fund capital expenditures. These requirements are met principally from cash flow from operations, borrowings under our credit facilities and floor plan financing as described below, mortgage notes and issuances of equity interests. As of March 31, 2002, we had cash and cash equivalents of $78.1 million.

CREDIT FACILITIES

    On January 17, 2001, we entered into a committed financing agreement (the "Committed Credit Facility") with Ford Motor Credit Company, General Motors Acceptance Corporation and Chrysler Financial Company, L.L.C. with total availability of $550 million. The Committed Credit Facility is used for acquisition financing and working capital purposes. At the date of closing, the Company utilized $330.6 million of the Committed Credit Facility to repay certain existing term notes and pay certain fees and expenses of the closing. At May 31, 2002, $219.4 million was available for borrowings. On a pro forma as adjusted basis, after giving effect to the proceeds of the Original Notes offering, that amount has increased to $443.1 million. All borrowings under the Committed Credit Facility bear interest at variable rates based on LIBOR plus a specified percentage depending on our attainment of certain leverage ratios and the outstanding balance under this facility.

    This credit facility imposes a blanket lien upon all our assets, and contains covenants that, among other things, place significant restrictions on our ability to incur additional debt, encumber our property and other assets, repay other debt, dispose of assets, invest capital and permit our subsidiaries to issue equity securities. This credit facility also imposes mandatory minimum requirements with regard to the terms of transactions to acquire prospective targets, before we can borrow funds under the facility to finance the transactions. The terms of our credit facility require us on an ongoing basis to meet certain financial ratios, including a current ratio, as defined in our credit facility, of at least 1.2 to 1, a fixed charge coverage ratio, as defined in our credit facility, of no less than 1.2 to 1, and a leverage ratio, as defined in our credit facility, of no greater than 4.4 to 1. A breach of these covenants or any other of the covenants in the facility would be cause for acceleration of repayment and termination of the facility by the lenders. This credit facility also contains provisions for default upon, among other things, a change of control, a material adverse change, the non-payment of obligations and a default under other agreements. As of the date of this prospectus, we were in compliance with all of the covenants. The terms of the Committed Credit Facility provides that a default under the Floor Plan Facilities described below, among other obligations, constitutes a default under the Committed Credit Facility.

    The Committed Credit Facility requires us to apply 80% of the net proceeds of equity offerings and 100% of the net proceeds of debt offerings to repayment of outstanding indebtedness under the facility.

    Substantially all our subsidiaries have guaranteed, and substantially all of our future subsidiaries will be required to guarantee, our obligations under the Committed Credit Facility. Substantially all of our assets not subject to security interests granted to floor plan lenders are subject to security interests to lenders under the Committed Credit Facility. We pay annually in arrears a commitment fee for the credit facility of 0.35% of the undrawn amount available to us. The Committed Credit Facility provides for an indefinite series of one-year extensions at our request, if approved by the lenders at their sole discretion. Conversely, we can terminate the Committed Credit Facility by repaying all of the outstanding balances under the facility and the related uncommitted floor plan lines plus a termination fee. The termination fee, currently equal to 2% of the amount outstanding under the Committed Credit Facility, declines one percentage point on each of the anniversaries of the facility over the next two years. We have extended the maturity of the Committed Credit Facility to January 2005. As of March 31, 2002, without taking into account the offering of the Original Notes, $217.9 million remained available to us for additional borrowings under the Committed Credit Facility. After the use of the proceeds from the offering of the Original Notes, we have approximately $448.6 million available to us.

    In addition, we have $10 million available through other revolving credit facilities, which are secured by notes receivable for finance contracts. The borrowings are repayable on the lenders' demand and accrue interest at variable rates. These facilities are subject to certain financial and other covenants. As of March 31, 2002, we had $10 million outstanding under these facilities.

    As of December 31, 2001, we had the following contractual payment obligations:

                                     TOTAL       2002       2003       2004       2005       2006     THEREAFTER
                                    --------   --------   --------   --------   --------   --------   ----------
Floor Plan Financing..............  $451,375   $451,375   $    --    $    --    $     --   $    --     $    --
Other Short-Term Debt.............  $ 10,000   $ 10,000        --         --          --        --          --
Long Term Debt including capital
  lese obligation.................  $528,337   $ 35,789   $49,569    $ 5,148    $398,880   $ 3,414     $35,537
Operating Leases:
  Third parties...................  $113,695   $ 14,334   $12,928    $11,275    $ 10,346   $ 9,012     $55,800
  Related parties.................  $105,439   $ 12,850   $12,983    $12,929    $ 12,966   $12,923     $40,878

    We expect to incur additional obligations in the future.

GUARANTEES

    We have guaranteed four loans made by financial institutions either directly to our management or to non-consolidated entities controlled by our management which totaled approximately $9.1 million at March 31, 2002.

FLOOR PLAN FINANCING

    On January 17, 2001, and in connection with the Committed Credit Facility, the Company obtained uncommitted floor plan financing lines of credit for new and used vehicles (the "Floor Plan Facilities"). We refinanced substantially all of our then existing floor plan debt under the Floor Plan Facilities. The Floor Plan Facilities do not have specified maturities. They bear interest at variable rates based on

LIBOR or the prime rate and are provided by Ford Motor Credit Company, Chrysler Financial Company L.L.C. and General Motors Acceptance Corporation, with total availability of $750 million.

Ford Motor Credit Company...................................  $330 million
Chrysler Financial Company L.L.C............................  $315 million
General Motors Acceptance Corporation.......................  $105 million
                                                              ------------

  Total Floor Plan Lines....................................  $750 million
                                                              ============

    In addition, we have ancillary floor plan facilities for our heavy truck business within our Atlanta platform with total availability of $32 million as of March 31, 2002.

    We finance substantially all of our new vehicle inventory and a portion of our used vehicle inventory under the floor plan financing credit facilities. We are required to make monthly interest payments on the amount financed, but are not required to repay the principal prior to the sale of the vehicle. The Floor Plan Facilities also provide used vehicle financing up to a fixed percentage of the value of each financed used vehicle. These floor plan arrangements grant a security interest in the financed vehicles as well as the related sales proceeds. Amounts financed under the floor plan arrangements bear interest at variable rates, which are typically tied to LIBOR or the prime rate. As of March 31, 2002, we had $451.0 million outstanding under all of our floor plan financing agreements.

MORTGAGES

    As of March 31, 2002, we had 12 outstanding real estate mortgages at six operating platforms totaling $120.4 million. The mortgage notes bear interest at fixed and variable rates (the weighted average interest rates were 9.3% and 7.9% for years ended December 31, 2000 and 2001, respectively, and 5.7% for the fiscal quarter ended March 31, 2002). These obligations are secured by the related property, plant and equipment and mature between 2002 and 2015. Under the terms of our Committed Credit Facility, no guarantees from us or any of our subsidiaries are allowed in support of our mortgage notes. Mortgage lenders include Twin City Bank, Commerce Bank, Comerica Bank, Ford Motor Credit Company and General Motors Acceptance Corporation.

CASH FLOW

    Cash flow from operations totaled $16.4 million for the three months ended March 31, 2002, as net income plus non-cash items of $22.7 million, a $4.9 million net decrease in accounts receivable and contracts-in-transit and an increase in floor plan notes payable of $4.9 million were offset by an increase in inventories of $17.2 million. Net cash flow used in investing activities was $7.1 million, principally related to capital expenditures offset by proceeds from the dispositions of certain franchises. Net cash flow from financing activities was $8.3 million, as net proceeds from the IPO were partially offset by a net reduction in borrowings.

    Cash flows from operations totaled $96.5 million for the year ended December 31, 2001, as net income plus non-cash items of $84.5 million, along with a reduction in inventories of $106.4 million, offset a reduction in floor plan notes payable of $80.8 million. In addition, contracts-in-transit and accounts receivable had a net increase of $18.9 million. Net cash flow used in investing activities was $98.3 million, principally related to acquisitions of $50.2 million, capital expenditures of $50.0 million, proceeds from the sale of assets of $2.1 million and an investment in CarsDirect.com of $1.2 million. Net cash flow from financing activities was $15.0 million, as a net increase in borrowings of $43.8 million (principally to fund acquisitions), was partially offset by $26.3 million used to pay member distributions and repurchase certain members' equity. In addition, new borrowings under the acquisition line of $330.6 million were used to repay existing debt and finance certain fees and expenses of the closing of the credit facilities.

CAPITAL EXPENDITURES

    Capital spending for the year ended December 31, 2001, was $50.0 million and for the three months ended March 31, 2002 and 2001 was $8.6 million and $10.3 million, respectively. Capital spending other than from acquisitions is estimated to be approximately $65 to $70 million during the year ended
December 31, 2002, primarily related to operational improvements and spending to upgrade existing dealership facilities.

    Our future growth is dependent on our ability to acquire additional dealerships and successfully operate existing dealerships. We believe that cash flow generated from operations, working capital availability under the acquisition line, availability under our floor plan arrangements as well as mortgage financings, will be sufficient to fund debt service, working capital requirements and capital spending. Future acquisitions will be funded from cash flow from operations, capital available under our Committed Credit Facility and through the public or private issuance of equity or debt securities.

USE OF ESTIMATES AND CRITICAL ACCOUNTING POLICIES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual amounts could differ from those estimates. A summary of our significant accounting policies are presented in the Notes to Consolidated Financial Statements. Certain of our accounting policies employing the use of estimates are as follows:

    INVENTORIES

    Our inventories are stated at the lower of cost or market. As of March 31, 2002, we used the specific identification method and the "first-in, first-out" method ("FIFO"), to value our inventories. We maintain a reserve for inventory units where cost basis exceeds fair value. In assessing lower of cost or market for new vehicles, we primarily consider the aging of vehicles along with the timing of annual and model changeovers. The assessment of lower of cost or market for used vehicles considers recent data and trends such as loss histories, current aging of the inventory and current market conditions.

    NOTES RECEIVABLE FINANCE CONTRACTS

    As of March 31, 2002, we had outstanding notes receivable from finance contracts of $31.1 million (net of an allowance for credit losses of $4.7 million). These notes have initial terms ranging from 12 to 60 months, and are collateralized by the related vehicles. The assessment of our allowance for credit losses considers historical loss ratios and the performance of the current portfolio with respect to past due accounts. We continually analyze our current portfolio against our historical performance. In addition, we attribute minimal value to the underlying collateral in our assessment of the reserve.

    CHARGEBACK RESERVE

    We receive commissions from the sale of various insurance contracts, vehicle service contracts to customers and through the arrangement of financing vehicles for customers. We may be charged back ("chargeback") for such commissions in the event of early termination of the contracts by customers. The revenues from financing fees and commissions are recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established at that time. The reserve carefully considers our historical chargeback percentages and timing of such chargebacks as well as national industry trends, and this data is evaluated on a product-by-product basis.

RELATED PARTY TRANSACTIONS

    Certain of our directors, beneficial owners and their affiliates, and platform management have engaged in transactions with us. These transactions primarily relate to long-term operating leases of facilities. Rent expense attributable to related parties was $12.2 million during the year ended December 31, 2001, and future minimum payments under related party long-term non-cancelable operating leases as of December 31, 2001, were $105.4 million. This practice is fairly common in the automotive retail industry.

    During 1998, we purchased an option to acquire certain properties from one of our directors. The purchase option, initially based on the aggregate appraised value, adjusts each year for movements in the Consumer Price Index. The purchase option of $50,396,000 can only be exercised in total. We currently have no intent to exercise this option.

    We paid $5.9 million in advertising fees to two separate entities in which two of our shareholders had substantial interests. In addition, we paid
$0.4 million in expenses related to private airplane use for airplanes owned by several of our directors.

    We believe these transactions involved terms comparable to, or more favorable to us than, terms that would be obtained from an unaffiliated third party.

    In the first quarter of 2002, we purchased land from one of our directors for $2 million. The appraised value of the property prior to our purchase was $800,000 less than the purchase price due partially to competition for this property with the remainder being offset by a rent-free lease we entered into with this director for an adjacent property.

RECENT ACCOUNTING PRONOUNCEMENTS

    On June 30, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 eliminates goodwill amortization over its estimated useful life. However, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value based test. Additionally, acquired intangible assets should be separately recognized if the benefit of the intangible is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. Intangible assets with definitive lives will need to be amortized over their useful lives. The statement requires that by June 30, 2002, a company must establish its fair value benchmarks in order to test for impairment. The Company adopted this statement effective January 1, 2002, but is still in the process of evaluating its benchmark assessments. The adoption of this statement resulted in elimination of approximately $9.8 million of goodwill amortization annually, subsequent to December 31, 2001. The Company does not anticipate that the ultimate adoption of SFAS 142 will result in an impairment of goodwill, based on the fair value based test; however, changes in the facts and circumstances relating to the Company's goodwill and other intangible assets could result in an impairment of intangible assets in the future. Management does not believe, other than the elimination of goodwill amortization as discussed above, that the adoption of SFAS 142 will have a material impact on our financial condition or liquidity.

    In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," and establishes accounting standards for the impairment and disposal of long-lived assets and criteria for determining when a long-lived asset is held for sale. The statement removes the requirement to allocate goodwill to long-lived assets to be tested for impairment, requires that the depreciable life of a long-lived asset to be abandoned be revised in accordance with APB Opinion No. 20, "Accounting Changes," provides that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted the provisions of SFAS 144 effective
January 1, 2002. The adoption of this statement resulted in income from discontinued operations of $87 for the three months ended March 31, 2002 and losses of $1,141, $1,750, $553 and $229 for the years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2001, respectively, being reclassified to discontinued operations on the accompanying statements of income. As a result of our adoption of this statement, future dispositions will result in reclassifications of financial statement data to discontinued operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    INTEREST RATE RISK

    We are exposed to market risk from changes in interest rates on substantially all of our outstanding indebtedness. Outstanding balances under the acquisition line bear interest at a variable rate based on a margin over the benchmark LIBOR rate. Given amounts outstanding at March 31, 2002, a 1% change in the LIBOR rate would result in a change of approximately $1.7 million to our annual non-floor plan interest expense after giving effect to the interest rate swaps discussed below. Similarly, amounts outstanding under floor plan financing arrangements (including the floor plan line) bear interest at variable rates based on a margin over LIBOR or prime. Based on floor plan amounts outstanding at March 31, 2002, a 1% change in the LIBOR rate would result in a $4.5 million change to annual floor plan interest expense.

    INTEREST RATE SWAPS

    During the first quarter of 2002, the Company terminated three swap agreements, having a combined total notional principal amount of $300 million, all maturing in November 2003 and entered into three new swap agreements with the same notional value and maturity date. This was done to make the interest rate resets of the swaps correspond with the rate reset terms of the underlying debt in order to eliminate any ineffectiveness. The original swap agreements had an aggregate fair value of $1.7 million at the date of termination. Such amount will be amortized into income using the effective interest method through November 2003. The swaps require us to pay fixed rates with a weighted average of approximately 2.99% and receive in return amounts calculated at one-month LIBOR. The aggregate fair value of the swap arrangements, including the unamortized portion of the terminated swaps, at March 31, 2002 was $3.1 million. Our swap agreements have been designated and qualify as cash flow hedges of our forecasted variable interest rate payments. To the extent the swap arrangements are not "perfectly effective" (for example, because scheduled rate resets on the swaps and the underlying debt are not simultaneous), the ineffectiveness is reported in "other income" in the income statement. For the quarter ended March 31, 2002, the ineffectiveness reflected in earnings was immaterial. The new swap agreements do not contain any ineffectiveness. We entered into these swap arrangements with Goldman Sachs Capital Markets, L.P., an affiliate of Goldman, Sachs & Co., one of the initial purchasers of the notes offered hereby.

    During 1998, we caused a subsidiary to enter into swap arrangements with a bank in an aggregate initial notional principal amount of $31 million in order to fix a portion of our interest expense and reduce our exposure to floating interest rates. These swaps required the subsidiary to pay fixed rates ranging from 4.7% to 5.2% on the notional principal amounts, and receive in return payments calculated at LIBOR. In December 2000, we terminated our swap arrangements resulting in a gain of $0.4 million which was recognized in the quarter ended March 31, 2001, in connection with our refinancing of certain existing debt utilizing our credit facilities.

    Management continually monitors interest rates and trends in rates and will from time to time reevaluate the advisability of entering into additional derivative transactions to hedge our interest rate risk and may consider restructuring our debt from floating to fixed rate.

    FOREIGN CURRENCY EXCHANGE RISK

    All our business is conducted in the U.S. where all our revenues and expenses are transacted in U.S. dollars. As a result, our operations are not subject to foreign exchange risk.

CHANGE IN AUDITORS

    On May 13, 2002, we removed Arthur Andersen LLP ("Andersen") as our independent public accountants and on May 16, 2002, retained Deloitte & Touche LLP to serve as our independent public accountants for the fiscal year 2002. This replacement was recommended by the Audit Committee of our Board of Directors and approved by the Board of Directors. See "Independent Accountants".

                                    BUSINESS

COMPANY

    We are one of the largest automotive retailers in the United States currently operating 127 franchises at 91 dealership locations. We offer our customers an extensive range of automotive products and services including new and used vehicles and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts. We were formed in 1995 by then-current management and Ripplewood Investments L.L.C. Our revenues for the twelve months ended March 31, 2002, were $4.3 billion.

    Our retail network is organized into nine regional dealership groups, or "platforms," which are groups of dealerships operating under a distinct brand. Our franchises include a diverse portfolio of 36 American, European and Asian brands and 67% of our 2001 new vehicle retail revenues were from either luxury or mid-line import brands. Our platforms are located in markets or clusters of markets that we believe represent attractive opportunities, generally due to the presence of relatively few dealerships and high rates of population and income growth. The following is a detailed breakdown of our platforms:

                             DATE OF INITIAL       PLATFORM
PLATFORM REGIONAL BRANDS       ACQUISITION          MARKETS                 FRANCHISES
------------------------     ---------------   -----------------   ----------------------------
ATLANTA
Nalley Automotive Group....  September 1996    Atlanta             Acura, Audi, Chevrolet,
                                                                   Chrysler(d), Dodge, Hino,
                                                                   Honda, Infiniti, Isuzu
                                                                   Truck, Jaguar, Jeep,
                                                                   Lexus(a), Navistar,
                                                                   Peterbilt

ST. LOUIS
Plaza Motor Company........  December 1997     St. Louis           Audi, BMW, Cadillac,
                                                                   Infiniti, Land Rover(b),
                                                                   Lexus, Mercedes-Benz,
                                                                   Porsche

TEXAS
David McDavid Automotive
  Group....................  April 1998        Dallas/Fort Worth   Acura, Buick, GMC, Honda,
                                                                   Lincoln, Mercury, Pontiac,
                                                                   Suzuki
                                               Houston             Honda, Kia, Nissan
                                               Austin              Acura

TAMPA
Courtesy Dealership          September 1998    Tampa               Chrysler, GMC, Hyundai,
  Group....................                                        Infiniti, Isuzu, Jeep, Kia,
                                                                   Lincoln, Mazda(a), Mercedes-
                                                                   Benz, Mercury, Mitsubishi,
                                                                   Nissan, Pontiac, Toyota

JACKSONVILLE
Coggin Automotive Company..  October 1998      Jacksonville        Chevrolet, GMC(a), Honda(a),
                                                                   Kia, Mazda(c), Nissan(a),
                                               Orlando             Pontiac(a), Toyota
                                                                   Buick, Chevrolet, GMC, Ford,

                             DATE OF INITIAL       PLATFORM
PLATFORM REGIONAL BRANDS       ACQUISITION          MARKETS                 FRANCHISES
------------------------     ---------------   -----------------   ----------------------------
                                               Fort Pierce         Honda(a), Lincoln, Mercury,
                                                                   Pontiac
                                                                   BMW, Honda, Mercedes-Benz

OREGON
Thomason Auto Group........  December 1998     Portland            Ford(a), Honda, Hyundai(a),
                                                                   Nissan, Toyota

NORTH CAROLINA
Crown Automotive Company...  December 1998     Greensboro          Acura, Audi, BMW, Dodge,
                                                                   GMC, Honda, Kia, Mitsubishi,
                                                                   Nissan, Pontiac, Volvo,
                                                                   Chrysler, Chevrolet(d)
                                               Chapel Hill         Honda, Volvo
                                               Fayetteville        Ford, Dodge
                                               Richmond, VA        Acura, BMW(a), Porsche, MINI

ARKANSAS
North Point (previously
  known as McLarty
  Companies)...............  February 1999     Little Rock         BMW, Ford, Lincoln(a),
                                                                   Mazda, Mercury(a), Nissan,
                                                                   Toyota, Volkswagen, Volvo
                                               Texarkana, TX       Chrysler, Dodge, Ford

MISSISSIPPI
Gray-Daniels(e)............  April 2000        Jackson             Chrysler, Ford, Hyundai,
                                                                   Jeep, Lincoln, Mazda,
                                                                   Mercury, Mitsubishi,
                                                                   Nissan(a), Toyota

------------------------

(a) This platform market has two of these franchises.

(b) Minority owned and operated by us. See "Related Party Transactions" for a description of our ownership interest in this franchise.

(c) Pending divestiture.

(d) Pending acquisition.

(e) We acquired our initial dealerships in Jackson, Mississippi in April 2000. With the acquisition of Gray-Daniels Ford in July 2001, we organized our Jackson dealerships into our ninth platform.

    Each platform originally operated as an independent business before being acquired and integrated into our operations, and each continues to enjoy high local brand name recognition and regional concentration.

    We compete in a large and highly fragmented industry comprised of approximately 22,150 franchised dealerships. The U.S. automotive retailing industry is estimated to have annual sales of approximately $1 trillion, with the 100 largest dealer groups generating less than 10% of total sales revenues and controlling less than 8% of all franchised dealerships. We believe that further consolidation is likely due to increased capital requirements of dealerships, the limited number of viable exit strategies for dealership owners and the desire of certain manufacturers to strengthen their brand identity by consolidating their franchised dealerships. We also believe that an opportunity exists for dealership groups with significant equity capital and experience in identifying, acquiring and professionally managing dealerships, to acquire additional dealerships.

COMPANY HISTORY

    We were formed in 1995 by then current management and Ripplewood Holdings L.L.C. (now known as Ripplewood Investments L.L.C.) In 1997, an investment fund affiliated with Freeman Spogli & Co. Inc. acquired a significant interest in us. These three groups identified an opportunity to aggregate a number of the nation's top retail automotive dealers into one cohesive organization. We acquired eight of our platforms between 1997 and 1999, and combined them on April 30, 2000. In the combination, dealers holding ownership interests in their respective platforms transferred their interests to the Oregon platform in exchange for ownership interests in the Oregon platform. Dealers who held interests in the Oregon platform did not exchange their interests, but had their holdings adjusted to reflect their overall ownership interest in the consolidated company. The Oregon platform then changed its name to Asbury Automotive Group L.L.C. and became the parent company to our platforms and other companies. Since the consolidation of the eight platforms as of April 30, 2000, a ninth platform, the Mississippi platform, was formed on July 2, 2001, following our acquisition of five franchises in the Jackson market, which we added to five franchises that we previously acquired in this market. On
March 13, 2002, we effected an initial public offering of our common stock and on March 14, 2002, our common stock was listed on the New York Stock Exchange under the ticker symbol "ABG".

OUR STRENGTHS

    We believe our competitive strengths are as follows:

    - DIVERSIFIED REVENUE AND PROFIT STREAMS. Our operations provide a diversified revenue base that we believe mitigates the impact of fluctuating new car sales volumes. Used car sales and parts, service and collision repair sales, which represented 38% of our total 2001 revenue, generate higher profit margins than new car sales and tend to fluctuate less with economic cycles. Our finance and insurance business, substantially all of which is commission based, has no associated costs of goods sold and represented 3% of revenues and 16% of gross profit in 2001.

    - NEW VEHICLES. Our franchises include a diverse portfolio of 36 American, European and Asian brands. We believe that our diverse brand, product and price mix enables us to reduce our exposure to specific product supply shortages and changing customer preferences. New vehicle sales were approximately 59% of our total revenues and 31% of total gross profit in 2001.

    - USED VEHICLES. We sell used vehicles at virtually all our franchised dealerships. Retail sales of used vehicles, which have higher gross margins than new vehicles, have become an increasingly significant source of profit for us, making up approximately 27% of our total revenues and 16% of total gross profit in 2001. We obtain used vehicles through customer trade-ins, auctions restricted to new vehicle dealers (offering off-lease, rental and fleet vehicles) and "open" auctions which offer repossessed vehicles and vehicles sold by other dealers. We sell the majority of our used vehicles to retail customers. We dispose of used vehicles that are not purchased by retail customers through sales to other dealers and at auctions.

    - PARTS, SERVICE AND COLLISION REPAIR. We sell parts and provide maintenance and repair service at all our franchised dealerships. In addition, we have 25 free-standing collision repair centers in close proximity to dealerships in substantially all our platforms. Our dealerships and collision repair centers collectively operate approximately 1,600 service bays. Revenues from parts, service and collision repair centers were approximately 11% of our total revenues and 37% of our total gross profit in 2001. We believe that parts and service revenues are more stable than vehicle sales. Industry-wide, parts and service revenues have consistently increased over the last 20 years.

      We believe that this is due to the increased cost of maintaining vehicles, the added technical complexity of vehicles and the increased number of vehicles on the road.

    - FINANCE AND INSURANCE. We arranged third-party customer financing on over 70% of the vehicles we sold in 2001. These transactions result in commissions being paid to us by the indirect lenders, including manufacturer-captive finance arms. In addition to finance commissions, these transactions create other highly profitable sales commission opportunities, including selling extended service contracts and various insurance-related products to the consumer. Our size and sales volume motivate vendors to provide these products to us at substantially reduced fees compared to industry norms which results in competitive advantages as well as acquisition synergies. Profits from finance and insurance generated approximately 3% of our total revenues and 16% of our total gross profit in 2001. On substantially all of these products, we earn sales-based commissions while taking no risk related to loan payments, insurance payments or investment performance, which are fully borne by third-parties.

HIGHLY VARIABLE COST STRUCTURE

    Our variable-cost structure helps us manage expenses in a variety of economic environments, as the majority of our operating expenses consist of incentive-based compensation, vehicle carrying costs, advertising and other variable and controllable costs. For example, on average the general managers and salespeople of our dealerships have over 80% of their compensation tied to profits, profit margins and certain other metrics.

ADVANTAGEOUS BRAND MIX

    We classify our primary franchise sales lines into luxury, mid-line import, mid-line domestic and value. We believe that our current brand mix includes a higher proportion of luxury and mid-line import franchises to total franchises than most other public automotive retailers. Luxury and mid-line imports together accounted for approximately 67% of our 2001 new retail vehicle revenues and comprise over half of our total franchises. Luxury and mid-line imports generate above average gross margins on sales, have greater customer loyalty and repeat purchases and utilize parts and service and maintenance services at the point of sale more frequently than mid-line domestic and value automobiles. Luxury and mid-line imports have also gained market share at the expense of mid-line domestics over time. We also believe that luxury vehicle sales are less susceptible to economic cycles than other types of vehicles.

    The following table reflects current franchises and the share of new retail vehicle revenue represented by each class of franchises:

                                                                             % OF 2001
                                                                         NEW RETAIL VEHICLE
CLASS/FRANCHISE                                               CURRENT         REVENUE
---------------                                               --------   ------------------
LUXURY
BMW.........................................................      6
Lincoln.....................................................      6
Acura.......................................................      5
Audi........................................................      3
Infiniti....................................................      3
Lexus.......................................................      3
Mercedes-Benz...............................................      3
Volvo.......................................................      3
Porsche.....................................................      2
Cadillac....................................................      1
Jaguar......................................................      1
Land Rover(a)...............................................      1
                                                                ---
  TOTAL LUXURY..............................................     37               29%
MID-LINE IMPORT
Honda.......................................................     11
Nissan......................................................      9
Mazda(b)....................................................      5
Toyota......................................................      5
Mitsubishi..................................................      3
MINI........................................................      1
Volkswagen..................................................      1
                                                                ---
  TOTAL MID-LINE IMPORT.....................................     35               38%
MID-LINE DOMESTIC
Ford........................................................      7
GMC.........................................................      6
Mercury.....................................................      6
Pontiac.....................................................      6
Chrysler(c).................................................      4
Dodge.......................................................      4
Chevrolet(c)................................................      3
Jeep........................................................      3
Buick.......................................................      2
                                                                ---
  TOTAL MID-LINE DOMESTIC...................................     41               25%
VALUE
Hyundai.....................................................      4
Kia.........................................................      4
Isuzu.......................................................      1
Suzuki......................................................      1
                                                                ---
TOTAL VALUE.................................................     10                4%
HEAVY TRUCKS
Hino........................................................      1
Isuzu.......................................................      1
Navistar....................................................      1
Peterbilt...................................................      1
                                                                ---
  TOTAL HEAVY TRUCKS........................................      4                4%
                                                                ---              ---
TOTAL.......................................................    127              100%
                                                                ===              ===

------------------------
(a) Minority owned and operated by us. See "Related Party Transactions" for a description of our ownership interest in this franchise.

(b) Includes one pending divestiture.

(c) Does not include one pending acquisition.

REGIONAL PLATFORMS WITH STRONG LOCAL BRANDS

    Each of our platforms is comprised of between 7 and 24 franchises and, on a pro forma basis for 2001, sold an average of over 18,500 vehicles and generated an average of approximately $500 million in revenues. Each of our platforms maintains a strong local brand that has been enhanced through local advertising over many years. We believe that our cultivation of strong local brands can be beneficial because consumers may prefer to interact with a locally recognized brand; placing our franchises in one region under a single brand allows us to generate significant advertising savings; and our platforms can retain customers even as they purchase and service different automobile brands. Furthermore, we believe that the majority of our dealerships are located in geographic areas with above average population growth, relatively low dealer concentration and favorable franchise laws.

EXPERIENCED AND INCENTIVIZED MANAGEMENT

    - RETAIL AND AUTOMOTIVE MANAGEMENT EXPERIENCE. We have a management team with extensive experience and expertise in the retail and automotive sectors. Kenneth B. Gilman, our president and chief executive officer, served for 25 years at Limited Brands (formerly The Limited, Inc.) where his most recent assignment was as chief executive officer of Lane Bryant, a retailer of women's clothing and a subsidiary of Limited Brands. From 1993 to 2001, Mr. Gilman served as vice chairman and chief administrative officer of the Limited Brands with responsibility for, among other things, finance, information technology, supply chain management and production. Thomas R. Gibson, our co-founder and chairman of the board spent most of his 28-year automotive career working with automobile retail dealers throughout the U.S., including serving as president and chief operating officer of Subaru of America. Thomas F. Gilman, our senior vice president and chief financial officer, served for 25 years at DaimlerChrysler where his knowledge of the dealer network allowed him to play a key role assisting DaimlerChrysler dealerships during the recession in the automotive industry in the early 1990s. Robert D. Frank, our senior vice president of automotive operations, spent most of his 34-year career working in all aspects of automotive operations including serving as chief operating officer of the Larry Miller Group and as vice president of Chrysler's Asian operations. In addition, the former platform owners of seven of our nine platforms, each with greater than 24 years of experience in the automotive retailing industry, continue to manage their respective platforms.

    - INCENTIVIZATION AT EVERY LEVEL. We tie compensation to performance by relying upon an incentive-based pay system at both the platform and dealership levels. At the platform level all our senior management are compensated on an incentive-based pay system and the majority have a stake in our performance based upon their ownership of approximately 23.5% of our total equity as of March 31, 2002. We also create incentives at the dealership level. Each dealership is managed as a separate profit center by a trained and experienced general manager who has primary responsibility for decisions relating to inventory, advertising, pricing and personnel. We compensate our general managers based on dealership profitability, and the compensation of department managers and salespeople is similarly based upon departmental profitability and individual performance, respectively. Approximately 80% of compensation earned by our dealerships' general managers and sales forces in 2001 was earned through commissions and performance-based bonuses.

OUR STRATEGY

    Our objective is to be the most profitable automotive retailer in our platforms' respective markets. To achieve this objective, we intend to expand our higher margin businesses, emphasize decentralized dealership operations while maintaining strong centralized administrative functions and grow through targeted acquisitions.

FOCUS ON HIGHER MARGIN PRODUCTS AND SERVICES

    While new vehicle sales are critical to drawing customers to our dealerships, used vehicle retail sales, parts, service and collision repair and finance and insurance provide significantly higher profit margins and account for the majority of our profitability. In addition, we have discipline-specific executives at both the corporate and platform levels who focus on both increasing the penetration of current services and expanding the breadth of our offerings to customers. While each of our platforms operates independently in a manner consistent with its specific market's characteristics, each platform will pursue an integrated strategy to grow these higher margin businesses to enhance profitability and stimulate internal growth.

    - PARTS, SERVICE AND COLLISION REPAIR. Each of our platforms offers parts, performs vehicle service work and operates collision repair centers, all of which provide important sources of recurring revenue with high gross profit margins. Currently, gross profit generated from these businesses absorbs approximately 60% of our total operating expenses, excluding salespersons' compensation. We intend to continue to grow this higher-margin business and increase this cost absorption rate by adding new service bays, increasing capacity utilization of existing service bays and ensuring high levels of customer satisfaction within our parts, service and collision repair operations. In addition, given the increased sophistication of vehicles, our repair operations provide detailed expertise and state-of-the-art diagnostic equipment which we believe independent dealers cannot adequately provide. Finally, warranty work cannot be completed by independent dealers, as this work must be done at a certified dealership.

    - FINANCE AND INSURANCE. We intend to continue to bolster our finance and insurance revenues by offering a broad range of conventional finance and lease alternatives to fund the purchase of new and used vehicles. In addition to offering these third-party financing products, we intend to expand our already broad offering of third-party products like credit insurance, extended service contracts, maintenance programs and a host of other niche products to meet all of our customer needs on a "one stop" shopping basis. Furthermore, based on size and scale, we believe we will be able to continue negotiating with lending institutions and product providers to increase our commissions on each of the products and services we sell. Moreover, continued in-depth sales training efforts and innovative computer technologies will serve as important tools in growing our finance and insurance profitability. We have increased finance and insurance revenue per vehicle retailed (F&I PVR) from $544 for the year ended December 31, 1999, to $709 for the quarter ended March 31, 2002.

DECENTRALIZED DEALERSHIP OPERATIONS AND CENTRALIZED ADMINISTRATIVE AND STRATEGIC
  FUNCTIONS

    We believe that decentralized dealership operations on a platform basis enable our retail network to provide market-specific responses to sales, service, marketing and inventory requirements. These operations are complemented by centralized technology and financial controls, as well as sharing of best practices and market intelligence throughout the organization.

    While our administrative headquarters is located in Stamford, Connecticut, the day-to-day responsibility for the dealerships rests with each regional management team. Each of our platforms has a management structure that is intended to promote and reward entrepreneurial spirit and the achievement of team goals.

    The chart below depicts our typical platform management structure:

                   AVERAGE EXPERIENCE OF PLATFORM MANAGEMENT

                          [PLATFORM MANAGEMENT CHART]

    Each of our dealerships is managed by a general manager who has authority over day-to-day operations. Our platform management teams' thorough understanding of their local markets enables them to effectively run day-to-day operations, market to customers, recruit new employees and gauge acquisition opportunities in their local markets. The general manager of each dealership is supported by a management team consisting, in most circumstances, of a new vehicle sales manager, a used vehicle sales manager, a finance and insurance manager and parts and service managers. Our dealerships are operated as distinct profit centers in which the general managers are given significant autonomy. The general managers are responsible for the operations, personnel and financial performance of their dealerships.

    We employ professional management practices in all aspects of our operations, including information technology and employee training. A peer review process is also in place in which the platform managers address best practices, operational challenges and successes, and formulate goals for other platforms. Our dealership operations are complemented by centralized technology and strategic and financial controls, as well as sharing of best practices and market intelligence throughout the organization. Corporate and platform management utilize computer-based management information systems to monitor each dealership's sales, profitability and inventory on a regular, detailed basis. We believe the application of professional management practices provides us with a competitive advantage over many dealerships. In addition, the corporate headquarters coordinates a platform peer review process. On a rotating basis, each platform's operations are examined in detail by management from other platforms. Through this process, we identify areas for improvement and disseminate best practices company-wide.

CONTINUED GROWTH THROUGH TARGETED ACQUISITIONS

    We intend to continue to grow through acquisitions. We will seek to establish platforms in new markets through acquisitions of large, profitable and well-managed dealership groups with leading

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market positions. In addition, we will pursue tuck-in acquisitions to complement the related platform by increasing brand diversity, market coverage and services.

    - PLATFORM ACQUISITIONS. We will seek to establish platforms in new geographic markets through acquisitions of large, profitable and well-managed dealership groups. We target metropolitan and high-growth suburban markets in which we are not currently present and platforms with superior operational and financial management personnel. We believe that the retention of existing high quality management who understand the local market enables acquired platforms to continue to operate efficiently, while allowing us to source future acquisitions more effectively and expand our operations without having to employ and train untested new personnel. We also believe retention of the local, established brand name is important to attracting a broad and loyal customer base. We believe we are well-positioned to pursue larger, established acquisition candidates as a result of our platform management retention strategies, the reputation of our existing platform managers as leaders in the automotive retailing industry, our size, our financial resources and our ability to offer our public equity as an acquisition currency. We have historically acquired platforms using an average of approximately 40% equity, and we expect equity to be a significant portion of future platform acquisition currency.

    - TUCK-IN ACQUISITIONS. One of our goals is to become the market leader in every region in which we operate a platform. We plan to acquire additional dealerships in each of the markets in which we operate to increase our brand mix, products and services offered in that market. Tuck-In acquisitions are typically re-branded immediately and operate thereafter under the respective platform's strong local brand name. Since 1995 we have made 20 tuck-in acquisitions (representing 46 franchises) to add additional strength and brand diversity to our platforms. We believe that these acquisitions in the past and in the future will facilitate our regional operating efficiencies and cost savings in areas such as advertising and facility and personnel utilization. In addition, we have generally been able to improve the gross profit of tuck-in dealerships following an acquisition. We believe this is due to improvements in finance and insurance revenue per vehicle, greater capacity utilization of service bays, improved management practices and enhanced unit sales volumes related to the strength of our local brand names.

    - FOCUS ON ACQUISITIONS PROVIDING GEOGRAPHIC AND BRAND DIVERSITY. By focusing on geographic and brand diversity, we seek to manage economic risk and drive growth and profitability. By having a presence in all major brands and by avoiding concentration with one manufacturer, we are well positioned to reduce our exposure to specific product supply shortages and changing customer preferences. At the same time, we will seek to continue to increase the proportion of our dealerships that are in markets with favorable demographic characteristics or that are franchises of fast-growing, high margin brands. In particular, we will focus on luxury dealerships (such as BMW, Lexus and Mercedes-Benz) and mid-line import dealerships (such as Honda, Toyota and Nissan). On an ongoing basis we will continue to evaluate the performance of our dealerships to determine if the sale of a particular dealership is advisable.

SALES AND MARKETING

    NEW VEHICLE SALES. Our new vehicle retail sales include new vehicle sales, new vehicle retail lease transactions and other similar agreements, which are arranged by our individual dealerships. New vehicle leases, which are provided by third-parties, generally have short terms, which cause customers to return to a dealership more frequently than in the case of financed purchases. In addition, leases provide us with a steady source of late-model, off-lease vehicles for our used vehicle inventory. Generally, leased vehicles remain under factory warranty for the term of the lease, allowing dealerships to provide repair service to the lessee throughout the lease term. Historically, less than 1% of our new vehicle sales revenue is derived from fleet sales, which are generally conducted on a commission basis.

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
    We design our dealership service to meet the needs of our customers and establish relationships that will result in both repeat business and additional business through customer referrals. Our dealerships employ varying sales techniques to address changes in consumer preference.

    We incentivize our dealership managers to employ more efficient selling approaches, engage in extensive follow-up to develop long-term relationships with customers and extensively train sales staffs to be able to meet customer needs. We continually evaluate innovative ways to improve the buying experience for our customers and believe that our ability to share best practices across our dealerships gives us an advantage over other dealerships.

    We acquire substantially all our new vehicle inventory from manufacturers. Manufacturers allocate limited inventory among their franchised dealers based primarily on sales volume and input from dealers. We finance our inventory purchases through revolving credit arrangements known in the industry as floor plan facilities.

    USED VEHICLE SALES. Used vehicle sales typically generate higher gross margins than new vehicle sales. We intend to grow our used vehicle sales by maintaining a high quality inventory, providing competitive prices and extended service contracts and continuing to enhance our marketing initiatives.

    Profits from sales of used vehicles are dependent primarily on the ability of our dealerships to obtain a high quality supply of used vehicles and effectively manage inventory. New vehicle operations provide our used vehicle operations with a large supply of high quality trade-ins and off-lease vehicles, which we believe are the best sources of attractive used vehicle inventory. We supplement our used inventory with vehicles purchased at auctions.

    Used vehicles are generally offered at our dealerships for 30 to 45 days on average, after which, if they have not been sold to a retail buyer, they are either sold to an outside dealer or offered at auction. During 2001, approximately 79% of used vehicles sales were made to retail buyers. We may transfer used vehicles among dealerships to provide balanced inventories of used vehicles at each of our dealerships. We believe that acquisitions of additional dealerships will expand the internal market for transfer of used vehicles among our dealerships and, therefore, increase the ability of each dealership to offer a balanced mix of used vehicles. We developed integrated computer inventory systems allowing us to coordinate vehicle transfers among our dealerships, primarily on a regional basis.

    Several steps have been taken towards building client confidence in our used vehicle inventory, one of which includes participation in the manufacturers' certification processes which are available only to new vehicle franchises. This process makes certain used vehicles eligible for new vehicle benefits such as new vehicle finance rates and extended manufacturer warranties. In addition, each dealership offers extended warranties, which are provided by third parties, on our used car sales.

    We recently entered into an agreement with Wal-Mart Stores, Inc. Under this agreement, we are initiating a six-month pilot in Houston, Texas to sell used vehicles at Wal-Mart locations under the Price 1 Auto Store brand name. Both we and Wal-Mart intend to evaluate the program at the end of the pilot.

    PARTS, SERVICE AND COLLISION REPAIR. Historically, the automotive repair industry has been highly fragmented. However, we believe that the increased use of advanced technology in vehicles has made it difficult for independent repair shops to have the expertise required to perform major or technical repairs. Additionally, manufacturers permit warranty work to be performed only at franchised dealerships. As a result, unlike independent service stations or independent and superstore used car dealerships with service operations, our franchised dealerships are qualified to perform work covered by manufacturer warranties on increasingly technologically complex motor vehicles.

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
    Our profitability in parts and service can be attributed to our comprehensive management system, including the use of variable rate pricing structures, cultivation of strong client relationships through an emphasis on preventive maintenance and the efficient management of parts inventory.

    We use variable rate structures designed to reflect the difficulty and sophistication of different types of repairs to compensate employees working in parts and service. The percentage mark-ups on parts are also variably priced based on market conditions for different parts.

    One of our major goals is to retain each vehicle purchaser as a long-term customer of our parts and service department. Currently, approximately 30% of customers return to our dealerships for other services after the vehicle warranty expires. Therefore we believe that significant opportunity for growth exists in the auxiliary services part of our business. Each dealership has systems in place to track customer maintenance records and notify owners of vehicles purchased at the dealerships when their vehicles are due for periodic services. Service and repair activities are an integral part of our overall approach to customer service.

    FINANCE AND INSURANCE. We arranged customer financing on over 70% of the vehicles we sold in 2001. These transactions generate commission revenue from indirect lenders, including manufacturer captive finance arms. In addition to finance commissions, each of these transactions creates other opportunities for more profitable sales, such as extended service contracts and various insurance-related products for the consumer. Our size and volume capabilities motivate vendors to provide these products at substantially reduced fees compared to the industry average which result in competitive advantages as well as acquisition synergies. Furthermore, many of the insurance products we sell result in additional underwriting profits and investment income yields based on portfolio performances.

    ADVERTISING. Our largest advertising medium is local newspapers, followed by radio, television, direct mail and the yellow pages. The retail automotive industry has traditionally used locally produced, largely non-professional materials, often developed under the direction of each dealership's general manager. Each of our platforms has created common marketing materials for their dealerships using professional advertising agencies. Our corporate chief marketing officer helps oversee and share creative materials and general marketing best practices across platforms. Our total company marketing expense was $43.1 million in 2001 which translates into an average of $276 per retail vehicle sold. In addition, manufacturers' direct advertising spending in support of their brands provides approximately 60% of the total amount spent on new car advertising in the U.S.

    COMMITMENT TO CUSTOMER SERVICE. We are focused on providing a high level of customer service to meet the needs of an increasingly sophisticated and demanding automotive consumer. We strive to cultivate lasting relationships with our customers, which we believe enhances the opportunity for significant repeat and referral business. For example, our platforms regard service and repair operations as an integral part of the overall approach to customer service, providing an opportunity to foster ongoing relationships with customers and deepen loyalty.

    INTERNET AND E-COMMERCE. We believe that the Internet and e-commerce represents a potential opportunity to build our platforms' brands and expand the geographic borders of their markets. We are applying e-commerce to our strategy of executing professionally developed best practices under the supervision of discipline-specific central management throughout our autonomous platforms. We believe that our e-commerce strategy constitutes a coherent, cost-effective and sustainable approach that allows us to leverage the Internet.

    Each platform has established a website that incorporates a professional design to reinforce the platform's unique brand and advanced functionalities to ensure that the website can hold the attention of customers and perform the informational and interactive functions for which the Internet is uniquely suited. Manufacturer website links provide our platforms with key sources of referrals. Many platforms

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
use the Internet to communicate with customers both prior to vehicle purchase and after purchase to coordinate and market maintenance and repair services.

    MANAGEMENT INFORMATION SYSTEM. We consolidate financial, accounting and operational data received from our dealers nationwide through an exclusive private communication network.

    The data from the dealers is gathered and processed through their individual dealer management system. All our dealers use software from ADP, Inc., Reynolds & Reynolds, Co. or UCS, Inc. as their dealer management system. Our systems strategy allows for our platforms to choose the dealer management system that best fits their daily operational needs. We aggregate the information from the three systems at our corporate headquarters to create one single view of the business using Hyperion financial systems.

    Our information technology allows us to quickly integrate and aggregate the information from a new acquisition. By creating a connection over our private network between the dealer management system and corporate Hyperion financial systems, corporate management can quickly view the financial, accounting and operational data of the newly acquired dealer. In that way, we can efficiently integrate the acquired dealer into our operational strategy. The Hyperion system allows senior and platform management to easily and quickly review operating and financial data at a variety of levels. For example, from our headquarters, management can review the performance of any specific department (e.g., parts and services) at any particular dealership. This system also allows us to quickly compile and monitor our consolidated financial results.

COMPETITION

    In new vehicle sales, our platforms compete primarily with other franchised dealerships in their regions. We do not have any cost advantage in purchasing new vehicles from the manufacturers. Instead, we rely on advertising and merchandising, sales expertise, service reputation, strong local brand names and location of our dealerships to sell new vehicles. In recent years, automobile dealers have also faced increased competition in the sale or lease of new vehicles from independent leasing companies, on-line purchasing services and warehouse clubs. Our used vehicle operations compete with other franchised dealers, independent used car dealers, automobile rental agencies and private parties for supply and resale of used vehicles. See "Risk Factors--Substantial competition in automobile sales may adversely affect our profitability."

    In our vehicle financing business, we compete with direct consumer lending institutions such as local banks, savings and loans and credit unions, including through the Internet. Our ability to offer manufacturer-subsidized financing terms as part of an incentive-based sales strategy can place us at a competitive advantage relative to independent financing companies. We also compete in this area based on:

    - interest rates; and

    - convenience of "one stop shopping," which we offer by arranging vehicle financing provided by third parties at the point of purchase.

    We seek to leverage our volume of business to obtain relatively favorable financing terms for our customers.

    We compete against other franchised dealers to perform warranty repairs and against other automobile dealers, franchised and independent service centers for non-warranty repair and routine maintenance business. We compete with other automobile dealers, service stores and auto parts retailers in our parts operations. We believe that the principal competitive factors in parts and service sales are the use of factory-approved replacement parts, price, the familiarity with a manufacturer's

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brands and models and the quality of customer service. A number of regional and national chains offer selected parts and services at prices that may be lower than our prices.

FACILITIES

    We have 127 franchises situated in 91 dealership locations throughout nine states. We lease 58 of these locations and own the remainder. We have five locations in Mississippi and two locations in North Carolina where we lease the land but own the building facilities. The locations are included in the leased column of the table below. In addition, we operate 25 collision repair centers.

                                                  OWNED      LEASED     OWNED      LEASED
                                                 --------   --------   --------   --------
                                                                        COLLISION REPAIR
                                                     DEALERSHIPS             CENTERS
                                                 -------------------   -------------------
Arkansas.......................................      1          5          1          1
Atlanta........................................      3(a)       8(b)       2          2
Jacksonville...................................     14          3          5          1
Mississippi....................................      1          6          0          1
North Carolina.................................     10          7          1          1
Oregon.........................................      0          7          0          2
St. Louis......................................      4          1          1          0
Tampa..........................................      0         12          0          2
Texas..........................................      0          9          0          5
                                                    --         --         --         --

Total..........................................     33         58         10         15
                                                    ==         ==         ==         ==

------------------------

(a) One of our dealerships in Atlanta that owns a new vehicle facility operates a separate used vehicle facility that is leased.

(b) One of our dealerships in Atlanta that leases a new vehicle facility operates a separate used vehicle facility that is owned.

    We lease our corporate headquarters, which is located at 3 Landmark Square, Suite 500, in Stamford, Connecticut.

FRANCHISE AGREEMENTS

    Each of our dealerships operates pursuant to franchise agreements between the applicable manufacturer and the dealership. The typical automotive franchise agreement specifies the locations at which the dealer has the right and obligation to sell the manufacturer's automobiles and related parts and products and to perform certain approved services. The franchise agreement grants the dealer the non-exclusive right to use and display the manufacturer's trademarks, service marks and designs in the form and manner approved by the manufacturer.

    The allocation of new vehicles among dealerships is subject to the discretion of the manufacturer, which generally does not guarantee a dealership exclusivity within a given territory. A franchise agreement may impose requirements on the dealer concerning such matters as the showrooms, the facilities and equipment for servicing vehicles, the maintenance of inventories of vehicles and parts, the maintenance of minimum net working capital, the achievement of certain sales targets, minimum customer service and satisfaction standards and the training of personnel. Compliance with these requirements is closely monitored by the manufacturer. In addition, many manufacturers require each dealership to submit monthly and annual financial statements.

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    We are subject to additional provisions contained in supplemental agreements, framework agreements or franchise addenda, which we collectively refer to as "franchise framework agreements." Many of our dealerships are also subject to these agreements. Franchise framework agreements impose requirements similar to those discussed above, as well as limitations on changes in our ownership or management and limitations on the number of a particular manufacturer's franchises we may own. In addition, we are party to an agreement with General Motors Corporation under which we have divested ourselves of and agreed not to acquire Saturn franchises.

    PROVISIONS FOR TERMINATION OR NON-RENEWAL OF FRANCHISE AGREEMENTS. Certain franchise agreements expire after a specified period of time, ranging from one to five years, and we expect to renew expiring agreements for franchises we wish to continue in the ordinary course of business. Typical franchise agreements provide for termination or non-renewal by the manufacturer under certain circumstances, including insolvency or bankruptcy of the dealership, failure to adequately operate the dealership, failure to maintain any license, permit or authorization required for the conduct of business, or material breach of other provisions of the franchise agreement. Some of our franchise agreements and franchise framework agreements provide that the manufacturer may acquire our dealerships or terminate the franchise agreement if a person or entity acquires an equity interest or voting control above a specified level (ranging from 20% to 50% depending on the particular manufacturer's restriction) in us without the approval of the applicable manufacturer. This trigger can fall to as low as 5% if the entity acquiring the equity interest in us is another automobile manufacturer or a felon whose conviction stems from fraudulent sales practices or violations of state or federal consumer protection laws. The terms of provisions of this type may be interpreted by manufacturers to apply to certain of the transactions involved in the Original Notes offering. Some manufacturers also restrict changes in the membership of our board of directors. Our agreement with one manufacturer, Toyota, in addition to imposing the restrictions previously mentioned, provides that it may require us to sell our Toyota franchises (including Lexus) according to the terms of the agreement if, without its consent, the owners of our equity prior to our initial public offering cease to control a majority of our voting stock or if Timothy C. Collins ceases to control us through imputed control of Ripplewood Investments L.L.C. Although our franchise agreements may not be renewed or may be terminated prior to the conclusion of their terms, manufacturers have rarely chosen to take such action. Further, as discussed below, state dealer laws substantially limit the ability of manufacturers to terminate or fail to renew franchise agreements. See "Risk Factors". If we fail to obtain renewals of one or more of our franchise agreements on favorable terms, if substantial franchises are terminated, or if certain manufacturers' rights under their agreements with us are triggered, our operations could be significantly compromised."

    MANUFACTURERS' LIMITATIONS ON ACQUISITIONS. We are required to obtain the consent of the applicable manufacturer before we can acquire any additional dealership franchises. Six of our manufacturers impose limits on the number of dealerships we are permitted to own at the metropolitan, regional and national levels. These limits vary according to the agreements we have with each of the manufacturers but are generally based on fixed numerical limits or on a fixed percentage of the aggregate sales of the manufacturer. We currently own the maximum number of dealerships allowed under our franchise agreement with Acura and have only one more dealership available for Jaguar. We are also approaching the ownership limits allocated under our framework franchise agreement with Toyota/Lexus. Unless we renegotiate these franchise agreements or receive the consent of the manufacturers, we may be prevented from making further acquisitions upon reaching the limits provided for in these framework franchise agreements.

    STATE DEALER LAWS. We operate in states that have state dealer laws limiting manufacturers' ability to terminate dealer franchise agreements. We are basing the following discussion of state dealer laws on our understanding of these laws and therefore, the description may not be accurate. State dealer laws generally provide that it is a violation for manufacturers to terminate or refuse to renew franchise

                                       65
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agreements unless they provide written notice to the dealers setting forth good cause and stating the grounds for termination or nonrenewal. State dealer laws typically require 60 to 90 days advance notice to dealers prior to termination or nonrenewal of a franchise agreement. Some state dealer laws allow dealers to file protests or petitions within the notice period and allow dealers an opportunity to comply with the manufacturers' criteria. These statutes also provide that manufacturers are prohibited from unreasonably withholding approval for a proposed change in ownership of the dealership. Acceptable grounds for disapproval include material reasons relating to the character, financial ability or business experience of the proposed transferee. See "Risk Factors--If state dealer laws are repealed or weakened, our dealerships will be more susceptible to termination, non-renewal or re-negotiation of their franchise agreements."

GOVERNMENTAL REGULATIONS

    A number of federal, state and local regulations affect our marketing, selling, financing and servicing of automobiles. The nine platforms also are subject to state laws and regulations relating to business corporations generally.

    Under various state laws, each of our dealerships must obtain a license in order to establish, operate or relocate a dealership or provide certain automotive repair services. These laws also regulate conduct of our businesses, including advertising and sales practices. Other states into which we may expand our operations in the future are likely to have similar requirements.

    The sales of third-party financing products to our customers are subject to federal truth-in-lending, consumer leasing and equal credit opportunity regulations as well as state and local motor vehicle finance laws, installment finance laws, insurance laws, usury laws and other installment sales laws. Some states regulate finance fees that may be paid as a result of vehicle sales. Penalties for violation of any of these laws or regulations may include revocation of necessary licenses, assessment of criminal and civil fines and penalties, and in certain instances, create a private cause of action for individuals. We believe that we comply substantially with all laws and regulations affecting our business and do not have any material liabilities under such laws and regulations and that compliance with all such laws and regulations will not, individually or in the aggregate, have a material adverse effect on our capital expenditures, earnings or competitive position, and we do not anticipate that such compliance will have a material effect on us in the future. See "Risk Factors--Governmental regulations and environmental regulation compliance costs may adversely affect our profitability."

ENVIRONMENTAL MATTERS

    We are subject to a wide range of environmental laws and regulations, including those governing discharges into the air and water, the storage of petroleum substances and chemicals, the handling and disposal of wastes and the remediation of contamination. As with automobile dealerships generally, and service and parts and collision repair center operations in particular, our business involves the generation, use, handling and disposal of hazardous or toxic substances and wastes. Operations involving the management of wastes are subject to requirements of the Federal Resource Conservation and Recovery Act and comparable state statutes. Pursuant to these laws, federal and state environmental agencies have established approved methods for handling, storage, treatment, transportation and disposal of regulated substances and wastes with which we must comply.

    Our business also involves the use of above ground and underground storage tanks. Under applicable laws and regulations, we are responsible for the proper use, maintenance and abandonment of our regulated storage tanks and for remediation of subsurface soils and groundwater impacted by releases from existing or abandoned storage tanks. In addition to these regulated tanks, we own, operate, or have otherwise closed in place other underground and above ground devices or containers (such as automotive lifts and service pits) that may not be classified as regulated tanks, but which could

                                       66
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or may have released stored materials into the environment, thereby potentially obligating us to clean up any soils or groundwater resulting from such releases.

    We are also subject to laws and regulations governing remediation of contamination at or from our facilities or to which we send hazardous or toxic substances or wastes for treatment, recycling or disposal. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on those that are considered to have contributed to the release of a "hazardous substance." Responsible parties include the owner or operator of the site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances released at such sites. These responsible parties may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances. Currently, we are not subject to any Superfund liabilities.

    Further, the Federal Clean Water Act and comparable state statutes prohibit discharges of pollutants into regulated waters without the necessary permits, require containment of potential discharges of oil or hazardous substances and require preparation of spill contingency plans. We believe that we are in material compliance with those wastewater discharge requirements as well as requirements for the containment of potential discharges and spill contingency planning.

    Environmental laws and regulations are very complex and it has become difficult for businesses that routinely handle hazardous and non-hazardous wastes to achieve and maintain full compliance with all applicable environmental laws. From time to time we experience incidents and encounter conditions that will not be in compliance with environmental laws and regulations. However, none of our dealerships have been subject to any material environmental liabilities in the past and we do not anticipate that any material environmental liabilities will be incurred in the future. Nevertheless, environmental laws and regulations and their interpretation and enforcement are changed frequently and we believe that the trend of more expansive and stricter environmental legislation and regulations is likely to continue. Hence, there can be no assurance that compliance with environmental laws or regulations or the future discovery of unknown environmental conditions will not require additional expenditures by us, or that such expenditures would not be material. See "Risk Factors--Governmental regulations and environmental regulation compliance costs may adversely affect our profitability."

EMPLOYEES

    As of March 31, 2002, we employed approximately 7,745 persons, of whom approximately 620 were employed in managerial positions, approximately 2,110 were employed in non-managerial sales positions, approximately 4,065 were employed in non-managerial parts and service positions, approximately 750 were employed in administrative support positions and approximately 200 were employed in non-managerial finance and insurance positions.

    We believe our relationship with our employees is favorable. None of our employees are represented by a labor union. Because of our dependence on vehicle manufacturers, however, we may be affected adversely by labor strikes, work slowdowns and walkouts at vehicle manufacturers' production facilities and transportation modes.

LEGAL PROCEEDINGS AND INSURANCE

    From time to time, we and our nine platforms are named in claims involving the manufacture of automobiles, contractual disputes and other matters arising in the ordinary course of our business. Currently, no legal proceedings are pending against us or the nine platforms that, in management's

                                       67
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opinion, could be expected to have a material adverse effect on our business, financial condition or results of operations.

    Because of their vehicle inventory and nature of business, automobile retail dealerships generally require significant levels of insurance covering a broad variety of risks. Our insurance program includes three umbrella policies with a total per occurrence and aggregate limit of $100 million. We also have insurance on our real property, comprehensive coverage for our vehicle inventory, garage liability and general liability insurance, employee dishonesty insurance and errors and omissions insurance in connection with our vehicle sales and financing activities.

INDUSTRY OVERVIEW

    Automotive retailing, with 2001 industry sales of approximately $1 trillion, is the largest consumer retail market in the U.S., representing approximately 10% of gross domestic product according to figures provided by the Bureau of Economic Analysis. From 1997 through 2001, retail new vehicle unit sales have grown at a 2.9% compound annual rate. Over the same period, retail used vehicle units have grown at a 0.7% compound annual rate. Retail sales of new vehicles, which are conducted exclusively through new vehicle dealers, were approximately $380 billion in 2001. In addition, used vehicle sales in 2001 were estimated at $376 billion, with approximately $268 billion in sales by franchised and independent dealers and the balance in privately negotiated transactions.

    Of the approximately 17.2 million new vehicles sold in the United States in 2001, approximately 28% were manufactured by General Motors Corporation, 23% by Ford Motor Company, 15% by DaimlerChrysler Corporation, 10% by Toyota Motor Corp., 7% by Honda Motor Co., Ltd., 4% by Nissan Motor Co., Ltd. and 13% by other manufacturers. Sales of newer used vehicles have increased over the past five years, primarily as a result of the greater availability of newer used vehicles due to the increased popularity of short-term leases. Approximately
42.6 million used vehicles were sold in 2001. Franchised dealers accounted for
15.9 million, or 37%, of all used vehicle units sold. Independent lots accounted for 34% with the balance accounted for in privately negotiated transactions.

    INDUSTRY CONSOLIDATION. Franchised dealerships were originally established by automobile manufacturers for the distribution of new vehicles. In return for granting dealers exclusive distribution rights within specified territories, manufacturers exerted significant influence over their dealers by limiting the transferability of ownership in dealerships, designating the dealership's location, and managing the supply and composition of the dealership's inventory. These arrangements resulted in the proliferation of small, single-owner operations that, at their peak in the late 1940's, totaled almost 50,000. As a result of competitive, economic and political pressures during the 1970's and 1980's, significant changes and consolidation occurred in the automotive retail industry. One of the most significant changes was the increased penetration by foreign manufacturers and the resulting loss of market share by domestic manufacturers, which forced many dealerships to close or sell to better capitalized dealership groups. According to industry data, the number of franchised dealerships has declined from approximately 27,900 in 1980 to approximately 22,150 in 2001. Although significant consolidation has taken place since the automotive retailing industry's inception, the industry today remains highly fragmented, with the largest 100 dealer groups generating less than 10% of total sales revenues and controlling less than 8% of all franchised dealerships.

    We believe that further consolidation is likely due to increased capital requirements of dealerships, the limited number of viable alternative exit strategies for dealership owners and the desire of certain manufacturers to strengthen their brand identity by consolidating their franchised dealerships. We also believe that an opportunity exists for dealership groups with significant equity capital and experience in identifying, acquiring and professionally managing dealerships, to acquire additional dealerships for cash, stock, debt or a combination thereof. Publicly-owned dealer groups, such as ours, are able to offer

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
prospective sellers tax-advantaged transactions through the use of publicly traded stock which may, in certain circumstances, make them more attractive to prospective sellers.

    INDUSTRY OPPORTUNITIES. In addition to new and used vehicles, dealerships offer a wide range of other products and services, including repair and warranty work, replacement parts, extended warranty coverage, financing and insurance. In 2000, the average dealership's revenue consisted of 60% new vehicle sales, 29% used vehicle sales and 11% parts and services and finance and insurance. Sales of newer used vehicles by franchised dealers have increased over the past five years, primarily as a result of the substantial increase in new vehicle prices and the greater availability of newer used vehicles due to the increased popularity of short-term leases. Franchised dealers retailed 15.9 million used vehicles in 2001, amounting to only 37% of all used vehicles sold in the U.S. Independent used vehicle dealers and private transactions accounted for the rest of the 42.6 million used vehicles sold in 2001.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below are the names of our executive officers and directors, together with their ages and positions.

NAME                                          AGE                           POSITION
----                                        --------                        --------
Kenneth B. Gilman.........................     56      President, Chief Executive Officer and Director
Thomas R. Gibson..........................     59      Chairman of the Board
Thomas F. Gilman..........................     51      Senior Vice President and Chief Financial Officer
Robert D. Frank...........................     54      Senior Vice President--Automotive Operations
Thomas G. McCollum........................     46      Vice President--Finance and Insurance
Philip R. Johnson.........................     53      Vice President--Human Resources
Allen T. Levenson.........................     39      Vice President--Marketing and Customer Experience
John C. Stamm.............................     45      Vice President--Fixed Operations
Timothy C. Collins........................     45      Director
Ben David McDavid.........................     60      Director
John M. Roth..............................     43      Director
Ian K. Snow...............................     32      Director
Thomas C. Israel..........................     58      Director
Vernon E. Jordan, Jr......................     66      Director
Philip F. Maritz..........................     41      Director
Thomas F. "Mack" McLarty..................     56      Director

    Set forth below is a brief description of our directors' and executive officers' business experience.

    KENNETH B. GILMAN has served as our president, chief executive officer and director since December 2001. He joined us following a 25-year career with Limited Brands (formerly The Limited, Inc.), the multi-brand apparel retailer, where his most recent assignment was as chief executive officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as vice chairman and chief administrative officer of The Limited, Inc. with responsibility for finance, information technology, supply chain management, production, real estate, legal and internal audit. From 1987 to 1993, he was executive vice president and chief financial officer. He joined The Limited's executive committee in 1987 and was elected to its board in 1990. Mr. Gilman began his career at The Limited as assistant controller in 1976. His career progression at The Limited from 1976 to 2001 encompassed a variety of assignments and promotions including vice president, treasurer, senior vice president and corporate controller. During his time at The Limited, the company grew from a single division of $69 million in sales to more than ten divisions with over $10 billion in sales. He holds a bachelor's degree from Pace University and is a Certified Public Accountant.

    THOMAS R. GIBSON is our Chairman of the board. He is one of our founders and served as our interim chief executive officer from October 2001 to December 2001, as our president and chief executive officer between November 1995 and November 1999, and as our chairman since 1995. Mr. Gibson has over 30 years experience in the automotive retailing industry. Prior to joining us, he served as president and chief operating officer of Subaru of America.
Mr. Gibson was part of Lee Iacocca's management team at Chrysler from 1980 to 1982, where he served as director of marketing operations and general manager of import operations. He began his career in 1967 with the Ford Motor Company and held key marketing and field management positions in both the Lincoln-Mercury and Ford divisions. Mr. Gibson serves on the board of directors of IKON Office Solutions, including its Audit, Executive and Strategies committees. Mr. Gibson is a graduate of DePauw University and holds a master's in business administration from Harvard University.

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    THOMAS F. GILMAN has served as our senior vice president and chief financial officer since January 2002. From April 2001 to January 2002, Mr. Gilman served as our vice president and chief financial officer. From 1973 to 2000, Mr. Gilman worked for Chrysler/DaimlerChrysler Corporation. At Chrysler,
Mr. Gilman began his finance career in manufacturing operations at the divisional and plant levels, including 3 years at Chrysler de Mexico.
Mr. Gilman's experiences at Chrysler included participation of the Chrysler Loan Guarantee efforts, the acquisition by Chrysler of American Motors (Jeep) and the creation of the 1990 Billion Dollar Cost Reduction Program. From 1990 to 1994, Mr. Gilman was responsible for Chrysler Corporation's credit operations, extending financial assistance to automotive retail dealers and distributors worldwide. In late 1994 to mid-1995, Mr. Gilman was Director of Finance for Chrysler's Asia-Pacific region. In 1995, Mr. Gilman led the finance organization at Chrysler Financial Company, L.L.C. where he became chief financial officer of the captive finance company. In 1998, Mr. Gilman was selected as a member of the Daimler-Benz/Chrysler Corporation Merger Integration Team and appointed as a member of the Financial Services Committee of DaimlerChrysler Services, AG, positions he held until June, 2000. In July of 2000, Mr. Gilman founded CEO Solutions, LLC, an independent consulting practice, and served as President and CEO until April 2001. Mr. Gilman graduated from Villanova University with a bachelor's degree in finance. Thomas Gilman and Kenneth Gilman are not related.

    ROBERT D. FRANK has served as our senior vice president of automotive operations since January 2002. From October 2001 to January 2002, Mr. Frank served as our vice president of manufacturer business development. From 1997 to 2001, he served with DaimlerChrysler in several executive capacities, including as president and chief executive officer for Venezuela operations and as vice president/general manager for Asia Pacific Operations, where he was responsible for all Chrysler's Asian operations. From 1993 to 1997, Mr. Frank served as chief operating officer of the Larry Miller Group, the sports, entertainment, media, insurance, auto dealership and business services conglomerate with responsibility for all automotive, sports and entertainment businesses. From 1968 to 1992, he held various roles at Chrysler Corporation including zone manager, sales executive and vice president of marketing for Canada operations. Mr. Frank holds a bachelor's degree in economics from the University of Missouri.

    THOMAS G. MCCOLLUM has been our vice president of finance and insurance since April 2001. Mr. McCollum has over 25 years of experience in finance and insurance. From 1982 to 2001, Mr. McCollum served as executive vice president for Aon's Resource Group (formally Pat Ryan & Associates). He joined Aon in 1982 where he employed innovative, customer focused finance and insurance programs to improve same store results. Mr. McCollum holds a bachelor's degree in business from Sam Houston University.

    PHILIP R. JOHNSON has been our vice president of human resources since
June 2000. Mr. Johnson has held top human resources positions in large national and regional retail companies for the past 22 years. He operated his own human resources consulting practice from 1998 to 2000. From 1994 to 1998 he served as senior vice president of human resources at Entex Information Services, a national personal computer systems integrator. Mr. Johnson served as executive vice president of human resources at Macy's East from 1993 to 1994, and as senior vice president of human resources at Saks Fifth Avenue from 1991 to 1993. He has also held senior human resources positions at Marshall Fields and Gimbels. Mr. Johnson holds a bachelor's degree and master's in business administration from the University of Florida.

    ALLEN T. LEVENSON has served as our vice president of customer experience and chief marketing officer since March 2001. From 1999 to 2001, Mr. Levenson co-founded and served as president and chief executive officer of a business-to-consumer e-commerce company, Gazelle.com. From 1998 to 1999, he served as Vice President of Marketing for United Rentals, a market leader and consolidator in the equipment rental industry. From 1996 to 1998, he served as vice president of sales and marketing for Petroleum Heat & Power Inc., and he also served as Vice President of Marketing for

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The Great Atlantic & Pacific Tea Company from 1993 to 1996. Mr. Levenson began his career in 1985 with two leading strategy consulting firms, McKinsey & Company and Bain & Company. He received his undergraduate degree from Tufts University and a master's in business administration from the Wharton School at the University of Pennsylvania.

    JOHN C. STAMM has served as our vice president of fixed operations since January 2002. From June 2000 to January 2002, Mr. Stamm served as our director of fixed operations (parts, service and collision repair). He has over 27 years of automotive retailing experience. From 1999 to 2000, he was a fixed operations consultant for Coughlin Automotive in Newark, Ohio. From 1996 to 1999, he served as the vice president and general manager of McCuen Management Corporation in Westerville, Ohio, where he was responsible for providing sales and marketing consulting and training services, directing and overseeing the McCuen business and purchasing inventories and supplies for all McCuen companies. From
February 1995 to December 1995, Mr. Stamm was the general manager of Performance Toyota of Ohio, a large automobile dealership controlled by Automanage, Inc. of Ohio. From 1993 to 1994, he was the general manager of Mid-Ohio Imported Car Company, an automobile dealership. From 1987 to 1993, Mr. Stamm served in various capacities at Automanage Inc. including general manager, general sales manager, fixed operations consultant and parts and service director of a number of automobile dealerships under the control of Automanage, Inc.

    TIMOTHY C. COLLINS has served as a member of our board of directors since 1996 and has been a member of our compensation committee since 1996.
Mr. Collins founded Ripplewood Holdings L.L.C. in 1995 and currently serves as its senior managing director and chief executive officer. From 1991 to 1995, Mr. Collins managed the New York office of Onex Corporation, a leveraged buy-out group headquartered in Canada. Previously, Mr. Collins was a vice president at Lazard Freres & Company and held various positions at Booz, Allen & Hamilton and Cummins Engine Company. He also currently serves on the board of directors of Ripplewood Holdings L.L.C., Shinsei Bank, Ltd. (formerly The Long-Term Credit Bank of Japan, Limited), Kraton Polymers L.L.C., Niles Parts Co., Ltd, Nippon Columbia Co., Ltd, WRC Media, Inc. and various other privately held Ripplewood portfolio companies. Mr. Collins received a master's in business administration from Yale University's School of Organization and Management and a bachelor's degree in philosophy from DePauw University.

    BEN DAVID MCDAVID has served as a member of our board of directors since February 2000 and as president and chief executive officer of Asbury Automotive Texas since 1998. Mr. McDavid has been an automobile dealer for 40 years, opening his first dealership in 1962. Prior to selling his dealerships to us in 1998, David McDavid owned and operated 17 franchises. During that time he served on the Dealer Council for Pontiac, GMC Truck and Oldsmobile, as Chairman of the Honda National Dealer Council, and as founding Chairman of the Acura National Dealer Council. He attended the University of Houston and graduated from the General Motors Institute Dealership Management Program in Flint, Michigan.

    JOHN M. ROTH has been a member of our board of directors since our board was established in 1996 and a member of our compensation committee since 1996.
Mr. Roth joined Freeman Spogli & Co. LLC in 1988, and became a general partner in 1993. Mr. Roth was a member of Kidder, Peabody & Company, Inc.'s mergers and acquisitions group from 1984 to 1988. He is also a member of the board of directors of Advance Auto Parts, Inc., AFC Enterprises, Inc., Galyan's Trading Company, Inc. and a number of privately held corporations. Mr. Roth holds a bachelor's degree and master's in business administration from the Wharton School at the University of Pennsylvania.

    IAN K. SNOW has served as a member of our board of directors since 1996, and a member of our compensation committee since 1996. He joined Ripplewood Holdings L.L.C. in 1995, and he is currently a managing director. Prior to joining Ripplewood in 1995, Mr. Snow was a financial analyst in the Media Group at Salomon Brothers Inc, where he focused on strategic advisory and capital raising

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assignments for clients in the media industry. He also currently serves on the board of directors of Kraton Polymers L.L.C., a privately held Ripplewood portfolio company. Mr. Snow received a bachelor's degree in history from Georgetown University.

    THOMAS C. ISRAEL has served as a member of our board of directors since April 19, 2002. He is Chairman and Chief Executive Officer of A.C. Israel Enterprises, Inc., a family holding company specializing in private investments. He began his career at ACLI International Incorporated, a worldwide commodity import/export company, and became its Chief Financial Officer in 1978, a position he held until it was sold to Donaldson, Lufkin & Jenrette in 1981.
Mr. Israel sits on the board of Directors of Griffin Land & Nurseries, Inc.
Mr. Israel graduated from Yale University in 1966.

    VERNON E. JORDAN, JR. has served as a member of our board of directors since April 19, 2002. He is currently a Managing Director of Lazard Freres & Co. Prior to joining Lazard, Mr. Jordan was a senior executive partner with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., where he remains of counsel.
Mr. Jordan's corporate and other directorships include: America Online Latin America, Inc., American Express Company, Callaway Golf Company, Clear Channel Communications, Inc., Dow Jones & Company, Inc., Howard University, J.C. Penny Company, Inc., Revlon Inc., Sara Lee Corporation, Shinsei Bank, Ltd. (Senior Advisor), Xerox Corporation, LBJ Foundation, International Advisory Board of DaimlerChrysler, Fuji Bank and Barrick Gold. Mr. Jordan is a graduate of DePauw University and the Howard University Law School.

    PHILIP F. MARITZ has served as a member of our board of directors since April 19, 2002. He is the co-founder of Maritz, Wolf & Co., which manages the Hotel Equity Fund, a private equity investment fund that owns 18 luxury hotels and resorts with $1.6 billion in annual revenue, and serves as Chairman of the Board of Rosewood Hotels & Resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm. Other work experience includes positions with AT&T, Morgan Stanley, and Spieker Properties. He serves on several not-for-profit boards, and he is also a corporate director of Wolff-DiNapoli, a Los Angeles-based investment and development firm. Mr. Maritz received a bachelor's degree from Princeton University and a master's in business administration from the Stanford School of Business.

    THOMAS F. "MACK" MCLARTY, III has served as a member of our board of directors since April 19, 2002. He has been our vice chairman since May 2000. He began his 32-year career in the automotive retailing industry by building McLarty Leasing Systems, the platform his grandfather founded, into one of America's largest transportation companies. Mr. McLarty also serves as vice chairman of Kissinger McLarty Associates, an international consulting firm formed in 1999 by the merger of Mr. McLarty's and Dr. Henry Kissinger's consulting operations. Between 1992 and 1998, Mr. McLarty served as White House Chief of Staff, Special Envoy for the Americas and Counselor to President Bill Clinton. He also was appointed to the National Petroleum Council by President George H. W. Bush and served on the St. Louis Federal Reserve Board from 1989 until joining the White House in 1992. Mr. McLarty currently serves on the board of directors of Axciom Corporation. Mr. McLarty is a graduate the University of Arkansas.

BOARD OF DIRECTORS

    Our board of directors currently consists of Messrs. Timothy C. Collins, Thomas R. Gibson, Kenneth B. Gilman, Thomas C. Israel, Vernon E. Jordan, Jr., Philip F. Maritz, Ben David McDavid, Thomas F. "Mack" McLarty, John M. Roth and Ian K. Snow. The appointment of these independent directors was not be subject to a vote by shareholders.

    TERMS. Our board of directors is divided into three classes. The first class of directors consists of Thomas C. Israel, Thomas R. Gibson and Ben David McDavid, each of whom will serve for a term of one year. The second class of directors consists of Philip F. Maritz, John M. Roth and Ian K. Snow, each of whom will serve for a term of two years. The third class of directors consists of Timothy C.

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
Collins, Kenneth B. Gilman, Vernon E. Jordan, Jr. and Thomas F. "Mack" McLarty, each of whom will serve for a term of three years. After these directors have served their initial terms, each person nominated to serve as a director will be nominated to serve for a term of three years. Directors will hold office until the annual meeting of shareholders in the year in which the term of their class expires and until their successors have been duly elected and qualified. Executive officers are appointed by, and serve at the discretion of, the board of directors. Under a shareholders agreement entered into by holders of a majority of our outstanding common stock, shareholders who are parties to the agreement are required to vote their shares with respect to nominations to our board of directors in accordance with the terms of the agreement.

COMMITTEES OF THE BOARD OF DIRECTORS

    EXECUTIVE COMMITTEE. We have an executive committee consisting of Messrs. Kenneth B. Gilman, John M. Roth and Ian K. Snow. The executive committee, when the board of directors is not in session, has the power to exercise all the authority of the board of directors except that the executive committee does not have the power to, among other things, amend or repeal the by-laws, authorize distributions, fill vacancies on the board of directors or any of its committees, approve a plan of merger, consolidation or reorganization or authorize or approve the reacquisition or sale of shares.

    AUDIT COMMITTEE. We have an audit committee consisting of Messrs. Thomas C. Israel, Vernon E. Jordan, Jr. and Philip F. Maritz. The audit committee has responsibility for, among other things:

    - recommending to the board of directors the selection of our independent auditors,

    - reviewing and approving the scope of the independent auditors' audit activity and extent of non-audit services,

    - reviewing with management and the independent accountants the adequacy of our basic accounting systems and the effectiveness of our internal audit plan and activities,

    - reviewing with management and the independent accountants our financial statements and exercising general oversight of our financial reporting process, and

    - reviewing litigation and other legal matters that may affect our financial condition and monitoring compliance with our business ethics and other policies.

    COMPENSATION COMMITTEE. The compensation committee consists of Messrs. Thomas C. Israel, John M. Roth and Ian K. Snow. This committee has general supervisory power over, and the power to grant awards under, the 1999 option plan and the 2002 stock option plan. The compensation committee has responsibility for, among other things, reviewing the recommendations of the chief executive officer as to the appropriate compensation of our principal executive officers and certain other key personnel, periodically examining the general compensation structure and supervising our welfare, pension and compensation plans.

DIRECTORS' COMPENSATION

    Directors who are full-time employees of ours or our affiliates, including Asbury Automotive Holdings L.L.C., and its two principals, Ripplewood Investments L.L.C. and Freeman Spogli, will not receive a retainer or fees for service on our board of directors or on committees of our board. We compensate each independent member of our board of directors with an annual retainer of $25,000. Each independent director will also receive $1,000 for each meeting of the board or committee ($750 for meetings conducted by telephone) and each independent committee chair will be paid an additional $500. In addition, each independent director has been issued options under our 2002 option plan for 3,000 shares at the time of appointment and will receive 2,000 shares at each anniversary date of that appointment. Finally, each independent director is entitled to receive a demonstrator vehicle.

EXECUTIVE COMPENSATION, EMPLOYMENT AGREEMENTS

    The following table sets forth certain summary information concerning the compensation provided by us in 2000 and 2001 to our executive management team.

                           SUMMARY COMPENSATION TABLE

                                                                               AWARDS OF
                                                        ANNUAL COMPENSATION   COMMON STOCK
                                                        -------------------    UNDERLYING    OTHER ANNUAL
NAME AND POSITION                              YEAR      SALARY     BONUS       OPTIONS      COMPENSATION
-----------------                            --------   --------   --------   ------------   ------------
Kenneth B. Gilman, President and Chief
  Executive Officer(1).....................    2001     $ 43,269   $      0     737,500        $  1,500(2)

Brian E. Kendrick, President and Chief
  Executive Officer(3).....................    2001      750,000          0           0          46,893(4)
                                               2000      750,000    750,000           0          99,061(5)

Thomas F. Gilman, Senior Vice President and
  Chief Financial Officer..................    2001      313,846    139,600            (6)       40,592(7)

Thomas R. Gibson, Chairman of the Board....    2001      313,461          0           0          73,227(8)
                                               2000      526,000          0           0         109,192(9)

Thomas G. McCollum, Vice President--Finance
  and Insurance............................    2001      207,692    110,000            (10)     142,464(11)

Philip R. Johnson, Vice President--Human
  Resources................................    2001      260,192     79,800           0           9,620(12)
                                               2000      133,846     56,000      15,577           5,457(13)

------------------------

 (1) Became President and Chief Executive Officer on December 3, 2001, and the amount shown represents compensation earned from that date until the end 2001.

 (2) $1,500 represents payments for automobile use.

 (3) Mr. Kendrick served as our President and Chief Executive Officer from November 1999 until his death on October 4, 2001.

 (4) $14,787 represents a tax gross-up of income.

 (5) $21,414 represents reimbursement for legal expenses incurred, $15,255 represents payments for automobile use and $38,146 represents a tax gross-up of income.

 (6) Mr. Gilman was granted at his employment date in April 2001 the option to acquire $500,000 worth of limited liability company interests in us prior to our incorporation. That option was exercised in January 2002 and the limited liability company interests acquired upon such exercise were converted into 38,567 shares of our common stock immediately preceding our initial public offering of common stock. In accordance with the terms of Mr. Gilman's employment, when that option was exercised, we granted
     Mr. Gilman an option to acquire an additional $500,000 worth of limited liability company interests in us, which option was converted into an option to purchase 38,793 shares of our common stock at an exercise price of $12.89 per share.

 (7) $15,590 represents a tax gross-up of income.

 (8) $24,184 represents payment for automobile use.

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
 (9) $47,805 represents a tax gross-up of income, $22,000 represents payment for automobile use and $15,950 represents reimbursement for accounting expenses.

 (10) Mr. McCollum was granted at his employment date in April 2001 the option to acquire $300,000 worth of limited liability company interests in us prior to our incorporation. That option was exercised in January 2002 and the limited liability company interests acquired upon such exercise converted into 23,140 shares of our common stock immediately preceding our initial public offering of common stock. In accordance with the terms of Mr. McCollum's employment, when that option was exercised, we granted
      Mr. McCollum an option to acquire an additional $300,000 worth of limited liability company interests in us prior to our incorporation, which option was converted into an option to purchase 23,276 shares of our common stock at an exercise price of $12.89 per share.

 (11) Includes $74,146 reimbursement for moving expenses and $62,027 representing a tax gross-up of income.

 (12) $9,620 represents payment for automobile use.

 (13) $5,457 represents payments for automobile use.

EMPLOYMENT AGREEMENTS

    KENNETH B. GILMAN. Mr. Gilman has an employment agreement with us to serve as our chief executive officer and president until December 31, 2004, unless terminated earlier in accordance with his employment agreement. During the term of his agreement, Mr. Gilman will receive an annual salary of $750,000 and will be eligible to earn an annual bonus of up to his annual salary if we achieve performance targets set by the board of directors and an additional bonus of up to his annual salary if we exceed those targets by an amount determined by the board of directors.

    We granted Mr. Gilman options to acquire up to 737,500 shares of our common stock immediately preceding the initial public offering of our common stock at an exercise price of $17.93 per share, which vest ratably over a three-year period. If Mr. Gilman is employed by us two years from the date of the initial public offering, he will be granted an additional option to purchase from us up to the lesser of 0.5% of our then-outstanding common stock or $5 million worth of our then outstanding common stock at the then fair value. The options expire five years after their grant date but will expire sooner if Mr. Gilman's employment terminates before that date.

    If we have a change in control, we will pay Mr. Gilman 299% of the average annual base salary and bonus paid to Mr. Gilman over the previous five full calendar years (or the term of his employment, if shorter). In addition, Mr. Gilman's options will immediately vest and be exercisable unless Mr. Gilman would be subject to a golden parachute excise tax imposed under the Code. If we do not renew Mr. Gilman's employment at the end of the term, we will pay him an amount equal to his annual base salary and the bonus he earned in the previous year. If we terminate Mr. Gilman's employment without cause or if he leaves with good reason at any time, we will pay him an amount equal to the present value of two year's annual salary and an additional amount equal to the bonus Mr. Gilman earned in the previous year. During the term of Mr. Gilman's employment and for two years after the termination of his contract (one year if we do not renew his contract), he is subject to non-competition and non-solicitation provisions.

    THOMAS F. GILMAN. Mr. Gilman entered into a severance agreement with us, dated May 15, 2001, providing for one year of base salary and benefits continuation and a pro-rated bonus if he is terminated. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. Mr. Gilman may trigger severance payments if his office is relocated by more than 50 miles, his base salary is reduced or his duties or title are diminished.

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Mr. Gilman is restricted by non-solicitation and non-compete restrictions for one year following termination.

    Mr. Gilman was granted at his employment date in April 2001 the option to acquire $500,000 worth of limited liability company interests in us prior to our incorporation. That option was exercised in January 2002 and the limited liability company interests acquired upon such exercise converted into 38,567 shares of our common stock immediately preceding the initial public offering of our common stock. In accordance with the terms of Mr. Gilman's employment, when that option was exercised, we granted Mr. Gilman an option to acquire an additional $500,000 worth of limited liability company interests in us prior to our incorporation, which option was converted into an option to purchase 38,793 shares of our common stock at an exercise price of $12.89 per share. In addition, in 2002, Mr. Gilman was granted an option to acquire 118,000 shares of our common stock at an exercise price of $14.75 per share.

    THOMAS R. GIBSON. Mr. Gibson entered into a severance agreement with us, dated February 8, 2002, providing for one year of base salary and benefits continuation and a pro-rated bonus if he is terminated. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. Mr. Gibson may trigger severance payments if his office is relocated by more than 50 miles, his base salary is reduced or his duties or title are diminished. Mr. Gibson is restricted by non-solicitation and non-compete restrictions for one year following termination. In addition, Mr. Gibson was given, on the date of the initial public offering of our common stock, an option to acquire 90,909 shares of our common stock at an exercise price of $16.50 per share.

    THOMAS G. MCCOLLUM. Mr. McCollum entered into a severance agreement with us, dated April 16, 2001, providing for one year of base salary and benefits continuation and a pro-rated bonus if he is terminated. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. Mr. McCollum may trigger severance payments if his office is relocated by more than 50 miles, his base salary is reduced or his duties or title are diminished. Mr. McCollum is restricted by non-solicitation and non-compete restrictions for one year following termination.

    Mr. McCollum was granted at his employment date in April 2001 the option to acquire $300,000 worth of limited liability company interests in us prior to our incorporation. That option was exercised in January 2002 and the limited liability company interests acquired upon such exercise converted into 23,140 shares of our common stock immediately preceding the initial public offering of our common stock. In accordance with the terms of Mr. McCollum's employment, when that option was exercised, we granted Mr. McCollum an option to acquire 23,276 shares of our common stock at an exercise price of $12.89 per share.

    PHILIP R. JOHNSON. Mr. Johnson entered into a severance agreement with us, dated April 3, 2001, providing for one year of base salary and benefits continuation and a pro-rated bonus if he is terminated. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. Mr. Johnson may trigger severance payments if his office is relocated by more than 50 miles, his base salary is reduced or his duties or title are diminished. Mr. Johnson is restricted by non-solicitation and non-compete restrictions for one year following termination.

1999 OPTION PLAN

    In January 1999, we adopted an option plan under which we issued non-qualified options granting the right to purchase limited liability company interests in us prior to our incorporation. Under our 1999 option plan, which was amended and restated effective December 1, 2001, we granted options to

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certain of our directors, officers, employees and consultants for terms and at exercise prices and vesting schedules set by the compensation committee of our board of directors. Prior to our initial public offering of common stock, we issued options under our 1999 option plan for the purchase of 1,072,738 shares of our common stock in accordance with the plan. The options granted under our 1999 plan that have not vested prior to a change in control of us will vest and become exercisable upon a change of control. We are no longer issuing options under our 1999 option plan.

    The following table provides certain information regarding options granted to our executive officers during 2001 and during 2002 through the date hereof under our 1999 option plan:

       OPTION GRANTS IN LAST FISCAL YEAR AND CURRENT FISCAL YEAR TO DATE

                                            PERCENT OF TOTAL                               POTENTIAL REALIZABLE
                                                OPTIONS                                   VALUE AT ASSUMED ANNUAL
                               NUMBER OF       GRANTED TO                                  RATES OF STOCK PRICE
                               SECURITIES     EMPLOYEES IN                                APPRECIATION FOR OPTION
                               UNDERLYING      THE PERIOD      EXERCISE OR                        TERM(1)
                                OPTIONS        DESCRIBED       BASE PRICE    EXPIRATION   -----------------------
NAME                            GRANTED          ABOVE           ($/SH)         DATE      10% ($000)   5% ($000)
----                           ----------   ----------------   -----------   ----------   ----------   ----------
Kenneth B. Gilman............   737,500           35.7%          $17.93         12/06      $19,411      $15,383

Thomas F. Gilman.............    38,793            1.9%          $12.89          4/11      $ 1,644      $ 1,033
                                118,000            5.7%          $14.75          2/07      $ 3,106      $ 2,461
                                  6,061            0.3%          $16.50          3/12      $   257      $   161

Thomas G. McCollum...........    23,276            1.1%          $12.89          4/11      $   987      $   620
                                 12,121            0.6%          $16.50          3/12      $   514      $   323

John C. Stamm................     3,879            0.2%          $12.89          7/11      $   164      $   104
                                 12,121            0.6%          $16.50          3/12      $   514      $   323

Allen T. Levenson............    15,517            0.8%          $12.89          3/11      $   658      $   413
                                 12,121            0.6%          $16.50          3/12      $   514      $   323

------------------------

(1) Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the market price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

    The options generally vest annually from the date of grant with respect to 33.33% of the shares covered by the options.

2002 STOCK OPTION PLAN

    At the time of our initial public offering, we granted certain senior employees options under our 2002 stock option plan to purchase a total of 993,939 shares of our common stock. A primary purpose of our 2002 stock option plan is to attract and retain directors, officers and other key employees. The following is a description of the material terms of the 2002 stock option plan.

    TYPE OF AWARDS. The 2002 stock option plan provides for grants of nonqualified stock options.

    SHARES SUBJECT TO THE STOCK OPTION PLAN; OTHER LIMITATIONS ON
AWARDS. Subject to potential adjustment by the compensation committee of our board of directors as described below, we may issue

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
options to purchase a maximum of 1,500,000 shares of our common stock under our 2002 stock option plan. Subject to potential adjustment by the compensation committee as described below, the plan limits option grants to individual participants to options to purchase a maximum of 350,000 shares in any single fiscal year. Shares underlying options may be issued from our authorized but unissued common stock or satisfied with common stock held in our treasury. If any option is forfeited, expires or is otherwise terminated or canceled, other than by reason of exercise or vesting, then the shares covered by that option will again become available under the 2002 stock option plan.

    Our compensation committee has the authority to adjust the terms and conditions of, and the criteria included in, any outstanding options in order to prevent dilution or enlargement of the benefits intended to be made available under the plan as a result of any unusual or nonrecurring events (including any dividend or other distribution, whether in the form of cash, shares of our common stock, other securities or other property, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares of our common stock or our other securities or other similar corporate transaction or event) affecting us, our affiliates, our financial statements or the financial statements of any of our affiliates, or any changes in applicable laws, regulations or accounting principles. In such events, the compensation committee may provide for a cash payment to the option holder in return for the cancelation of the option in an amount equal to the excess, if any, of the fair market value of our shares of common stock over the aggregate exercise price of the option.

    ELIGIBILITY. Awards may be made to any director, officer or other key employee of us or any of our subsidiaries, including any prospective officer or key employee, selected by the compensation committee.

    ADMINISTRATION. The compensation committee administers the 2002 stock option plan. The compensation committee has the authority to construe, interpret and implement the 2002 stock option plan, and prescribe, amend and rescind rules and regulations relating to the plan. The determination of the compensation committee on all matters relating to the 2002 stock option plan or any award agreement is final and binding.

    STOCK OPTIONS. The compensation committee may grant to our directors, officers and senior employees nonqualified stock options to purchase shares of common stock from us (at the price set forth in the award agreement), subject to such terms and conditions as the compensation committee may determine. No grantee of an option will have any of the rights of one of our shareholders with respect to shares subject to their award until the issuance of the shares.

    Except as the compensation committee may otherwise establish in an option agreement at the time of grant, the exercise price of each option granted under the 2002 stock option plan will be the initial public offering price per share of our common stock and the exercise price of each option granted under the plan after the initial public offering will be equal to the fair market value of a share of our common stock on the date of grant.

    Except as the compensation committee may otherwise establish in an option agreement, options that are granted under the 2002 stock option plan will become vested and exercisable with respect to one-third of the shares subject to those options on each of the first three anniversaries of the date of grant.

    Except as the compensation committee may otherwise establish in an option agreement, options granted under the 2002 stock option plan will expire without any payment upon the earlier of the tenth anniversary of the option's date of grant and the date the optionee ceases to be employed by us or one of our subsidiaries. In no event may an option granted under the 2002 stock option plan be exercisable after the tenth anniversary of the date of grant.

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
    CHANGE OF CONTROL. In the event of a change in control of us, options that are outstanding and unexercisable or unvested at the time of the change of control will vest and become exercisable immediately prior to the change of control. In the event of a sale or disposition of substantially all our assets, or a merger of us with or into another entity, or a merger of any of our subsidiaries with or into another entity if such merger would require the approval of our shareholders, options granted under the 2002 stock option plan and outstanding at the time of the sale or merger will either continue in effect, be assumed or an equivalent option will be substituted by the successor entity or a parent or subsidiary company of such successor entity. If the option does not continue in effect or the successor entity refuses to assume or substitute for the outstanding option, the option will become fully vested and exercisable. If the option becomes fully vested and exercisable in lieu of the option's continuation, assumption or substitution, option holders will be notified that the options granted under the 2002 stock option plan shall be fully vested and exercisable for a period of fifteen days from the date of such notice, or such shorter period as the compensation committee may determine to be reasonable, and the option will terminate upon the expiration of such period.

    NONASSIGNABILITY. Except to the extent otherwise provided in the option agreement, no option granted to any person under the 2002 stock option plan is assignable or transferable other than by will or by the laws of descent and distribution, and all options are exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

    AMENDMENT AND TERMINATION. The 2002 stock option plan is scheduled to terminate on the tenth anniversary of the date of the plan. Our board of directors may at any time amend, alter, suspend, discontinue or terminate the 2002 stock option plan and, unless otherwise expressly provided in an option agreement, the compensation committee may waive any conditions under, or amend the terms of, any outstanding option. However, shareholder approval of any of those actions must be obtained if such approval is necessary to comply with any tax or regulatory requirement applicable to the 2002 stock option plan. In addition, if such an action would impair the rights of any option holder with respect to options granted prior to the action, then the action will not be effective without the consent of the affected option holder.

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
                           RELATED PARTY TRANSACTIONS

    Certain of our directors, beneficial owners and their affiliates, have engaged in transactions with us. Transactions with two of our directors, Mr. Ben David McDavid and Mr. Thomas F. "Mack" McLarty and two of our former principal shareholders, Mr. Luther Coggin and Mr. C.V. Nalley, are described below. We believe these transactions involved terms comparable to, or more favorable to us than, terms that would be obtained from an unaffiliated third party.

    We lease the following properties used by the Texas platform for dealership lots and offices from Mr. McDavid, his immediate family members and his affiliates:

    - properties leased from Mr. McDavid with an aggregate monthly rental fee of $189,000;

    - properties leased from David McDavid Family Properties, a partnership in which Mr. McDavid and his immediate family have a 100% ownership interest, for aggregate monthly rental fees of $90,000;

    - property leased from BroMac Inc., an "S" corporation in which Mr. McDavid and his immediate family have a 100% ownership interest, for a monthly rental fee of $1,500;

    - properties leased from Sterling Real Estate Partnership, a partnership in which Mr. McDavid and his immediate family have a 100% ownership interest, for aggregate monthly rental fees of $70,000;

    - property leased from Texas Coastal Properties, a partnership in which Mr. McDavid and his immediate family have a 100% ownership interest, for a monthly rental fee of $4,000; and

    - property leased from D.Q. Automobiles Inc., a corporation in which Mr. McDavid has a 100% ownership interest, for a monthly rental fee of $14,700.

    With respect to the above mentioned leases with Mr. McDavid, we have a purchase option to acquire the related properties. The purchase option, initially based on the aggregate appraised value, adjusts each year for changes in the Consumer Price Index. The purchase option of $50,396,000 can only be exercised in total. We currently have no intent to exercise this option.

    In addition, we also lease the following properties from Mr. McDavid, his immediate family members and his affiliates:

    - property leased from McCreek Partners L.L.C., a limited liability corporation which is wholly owned by McCreek, Ltd., a partnership in which Mr. McDavid and his immediate family hold a 100% ownership interest, for a monthly rental fee of $5,300;

    - approximately ten acres of land in Frisco, Texas, leased from McFrisco Partners I, Ltd., an entity in which Mr. McDavid and his immediate family hold a 100% ownership interest, for a monthly rental fee of $55,000 per month from April 20, 2001, through October 31, 2001, and, beginning November 1, 2001, for a monthly rental fee of $80,000 plus 1% of the incurred construction costs of the new dealership facility until the construction is completed at which time the monthly rent will be increased to $90,000 a month plus 1% of the incurred construction costs. Once construction is completed, rent will increase to approximately $150,000 per month; and

    - approximately three acres of land adjacent to our current Nissan dealership in Houston, Texas, for four years, rent-free. The land will be used in the operations of our Honda dealership. We estimate fair market rent over the four-year term (i.e., our savings to offset the above-market purchase price above) to be $250,000.

    In the first quarter of 2002, we purchased from Mr. McDavid approximately two acres of land adjacent to our Honda dealership facility in Houston, Texas, for $2,000,000. The existing Honda facility will become the new home for our Nissan dealership, and we will construct an additional facility on these two acres for Nissan dealership expansion. The purchase price for the land is approximately $800,000 more than the appraised value. This difference in the purchase price is accounted for in part by competition with General Motors (Saturn) to purchase the property and in part by Mr. McDavid's agreement to lease us three acres adjacent to our Nissan dealership in Houston, Texas, rent-free.

    We entered into an agreement to purchase approximately four acres of land in Plano, Texas, from Mr. McDavid for the construction of a new body shop for the appraised value of $1,700,000.

    We lease the following properties used by the Atlanta platform for dealership lots and offices from Mr. Nalley, his immediate family and his affiliates:

    - properties owned by Chevrolet Metro Realty, Inc., a corporation in which Mr. Nalley has a 100% ownership interest, for aggregate monthly rental fees of $53,200;

    - property owned by Heavy Duty Trucks Realty, Inc., a corporation in which Mr. Nalley has a 100% ownership interest, for a monthly rental fee of $37,400;

    - property owned by Union City Honda Auto Realty, Inc., a corporation in which Mr. Nalley has a 100% ownership interest, for a monthly rental fee of $52,500; and

    - property owned by Marietta Lexus Auto Realty, Inc., a corporation in which Mr. Nalley has a 100% ownership interest, for a monthly rental fee of $93,600.

    We lease property and offices used by the Jacksonville platform from Coggin Management Company, a corporation in which Mr. Coggin has a 100% ownership interest, for a monthly rental fee of $10,500.

    We lease the following properties used by the Arkansas platform for dealership lots and offices from Mr. McLarty, his immediate family members and his affiliates:

    - property leased from NPF Holdings L.L.C., a limited liability company in which Mr. McLarty has a 58.5% ownership interest for a monthly rental fee of $61,926;

    - property leased from MHC Properties G.P., a partnership in which Mr. McLarty has an 85.5% ownership interest, for a monthly rental fee of $13,801;

    - property leased from Prestige Properties, GP, a partnership in which MHC Properties GP, of which Mr. McLarty owns 85.5%, holds a 68% ownership interest, for a monthly rental fee of $38,572;

    - properties leased from Hope Auto Company, a corporation in which Mr. McLarty has an 86% ownership interest, for a monthly rental fee of $6,763; and

    - property leased from Summerhill Partnership, L.P., a limited partnership in which Mr. McLarty has a 49.88% ownership interest, for a monthly rental fee of $30,000.

OTHER RELATED PARTY TRANSACTIONS

    Mr. McLarty entered into a consulting agreement with us to provide management and consulting services for a term of three years beginning February 23, 1999. In February 2002, Mr. McLarty's consulting agreement was amended to extend the term of the agreement and to increase his annual compensation to $500,000.

    In February 2001, Mr. McLarty purchased a number of used vehicles from us after fire damage to our Hope, Arkansas dealership. The total purchase price paid by Mr. McLarty to us was $378,000.

    The Loomis Corporation, a corporation in which Mr. McDavid and his immediate family hold a 21% ownership interest, has entered into various agreements to provide advertising services to the Texas platform for an aggregate value of $1,025,035 from June 30, 2000, to January 31, 2002. The

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
Loomis Corporation also began providing advertising services to the Jacksonville platform in April 2001, for an aggregate value of $739,422 from April 2001 to February 2002.

    Mr. Nalley and Mr. McDavid periodically lease their private aircraft to us and currently charge us for employees who use the aircraft to fly on business trips. The total amount paid to Mr. Nalley and Mr. McDavid since January 1, 1998, for use of their aircraft is $804,600 and $110,856 respectively.

    Currently, we own a 10% interest in a Land Rover franchise operated under the St. Louis platform, Asbury Automotive Holdings L.L.C. owns a 40% interest in this franchise and John R. Capps, a former holder of over 5% of our common stock, owns the remaining 50% interest. We have entered into a binding assignment and assumption agreement whereby Asbury Automotive Holdings L.L.C. and Mr. Capps have agreed to sell their interests to us. This agreement is held in escrow at the Bank of New York pending manufacturer consent to the transaction.

    From January 1, 1999, to December 31, 2001, Mr. Nalley has paid the Atlanta platform $93,500 to perform accounting and other administrative functions for a dealership owned outside of Asbury by Mr. Nalley.

    In May 1999 we sold a hotel business which was acquired in our 1998 acquisition of Coggin Automotive Corporation back to Luther Coggin for $2.4 million. This transaction had no impact on our income statement. Coggin Automotive Corporation still maintains a guarantee on certain debt of this business, which had an outstanding balance of $4.5 million as of December 31, 2001.

    The Jacksonville platform engages in management duties including co-signing checks and reviewing accounting records for a Holiday Inn Hotel owned by Mr. Coggin for a monthly fee of $1,500 which began in May 1999.

    On April 19, 2001, we redeemed Mr. Gibson's carried interest in us for a purchase price of $2,250,000.

    Mr. Nalley entered into an employment agreement with the Atlanta platform to serve as its president and chief executive officer from March 1, 2000, to March 1, 2005. The agreement provides for an annual base salary of $500,000 and an annual bonus based upon the performance of the Atlanta platform of up to $1,000,000. If Mr. Nalley's employment is terminated for reasons other than voluntary resignation, cause, death or disability, the Atlanta platform will pay him his base salary for the balance of the employment term and a pro-rata portion of his annual bonus.

    Mr. Coggin entered into an employment agreement with the Jacksonville platform to serve as its chairman and chief executive officer from October 30, 1998, to October 30, 2003. The agreement provides for an annual base salary of $250,000, adjusted in accordance with a cost of living index, and an annual bonus based upon the performance of the Jacksonville platform of up to $250,000. If Mr. Coggin's employment is terminated for reasons other than voluntary resignation, cause, death or disability, the Jacksonville platform will pay him his base salary for the balance of the employment term and a pro-rata portion of his annual bonus.

    Mr. McDavid entered into an employment agreement with the Texas platform to serve as its president and chief executive officer from May 1, 1998, to May 1, 2003. The agreement provides for an annual base salary of $500,000. Mr. McDavid also receives an annual discretionary bonus in an amount determined by our board. If Mr. McDavid's employment is terminated for reasons other than voluntary resignation, cause, death or disability, the Texas platform will pay him his base salary for the balance of the employment term.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as of May 15, 2002, with respect to the beneficial ownership of our outstanding common stock by
(i) stockholders known by us to own beneficially more than 5% of our outstanding common stock, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group. The number of shares of our common stock outstanding as of May 15 was 34,000,000.

                                                                   COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              -----------------------
NAME OF BENEFICIAL OWNER                                       SHARES        PERCENT
------------------------                                      ---------      --------
PRINCIPAL SHAREHOLDERS
Ripplewood Investments L.L.C.(1)............................  8,954,900        26.3%
  One Rockefeller Plaza
  32nd Floor
  New York, NY 10020
Freeman Spogli & Co.(2)(3)..................................  8,595,843        25.3%

CURRENT DIRECTORS
Kenneth B. Gilman(4)........................................     10,100
Timothy C. Collins(5)(6)....................................          0           *
Ben David McDavid(4)........................................  1,075,093         3.2%
Ian K. Snow(5)(6)...........................................          0           *
John M. Roth(3)(7)..........................................          0           *
Thomas R. Gibson(4).........................................     45,840           *
Thomas C. Israel(4).........................................     62,500           *
Vernon E. Jordan(4).........................................          0           *
Philip F. Maritz(4).........................................          0           *
Thomas F. McLarty(4)........................................    454,114         1.3%

NAMED OFFICERS WHO ARE NOT DIRECTORS
Thomas F. Gilman(4)(8)......................................     90,831           *
Philip R. Johnson(4)(9).....................................     20,345           *
Allen T. Levenson(4)(10)....................................      6,172           *
Thomas G. McCollum(4)(11)...................................     30,899           *
John C. Stamm(4)(12)........................................      5,172           *
All directors and executive officers of Asbury as a group
  (15 persons)..............................................  1,801,066         5.1

------------------------

 (*) Less than one percent of our common stock.

 (1) Represents 51% of the shares owned by Asbury Automotive Holdings L.L.C. Ripplewood Investments L.L.C. (formerly known as Ripplewood Holdings L.L.C.) is the owner of approximately 51% of the membership interests of Asbury Automotive Holdings and is deemed to be a member of a group that owns the shares of Asbury Automotive Holdings. Asbury Automotive Holdings owns 17,550,743 shares of common stock, which constitutes 51.6% of the outstanding common stock. In addition, pursuant to a shareholders agreement between Asbury Automotive Holdings L.L.C. and certain former owners of our platforms that own 25.8% of the outstanding common stock, Asbury Automotive Holdings has the right to control the vote of those former platform owners on certain matters, including certain persons nominated by Asbury Automotive Holdings to our board of directors. Therefore, Asbury Automotive Holdings may be deemed to be the beneficial owner of an aggregate of 77.4% of the common stock.

 (2) Represents 49% of the shares owned by Asbury Automotive Holdings L.L.C.
     FS Equity Partners III, L.P., FS Equity Partners International L.P. and FS Equity Partners IV, L.P., investment funds affiliated with Freeman Spogli & Co., are the owners of approximately 49% of the membership interests of Asbury Automotive Holdings and are deemed to be members of a group that own the shares of Asbury Automotive Holdings and the shares subject to the shareholders agreement described in footnote (1). The business address of Freeman Spogli & Co., FS Equity Partners III, FS Equity Partners IV is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International L.P. is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

 (3) Address: c/o Freeman Spogli & Co. Inc. at 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, CA 90025.

 (4) Address: c/o our principal executive offices at 3 Landmark Square, Suite 500, Stamford, CT 06901.

 (5) Does not include 17,550,743 shares of common stock held by Asbury Automotive Holdings L.L.C. an entity in which Ripplewood Investments L.L.C. holds an ownership interest of approximately 51% or the shares covered by the shareholders agreement, as described in footnote (1). Mr. Collins is the chief executive officer of Ripplewood Investments L.L.C. Both
     Mr. Collins and Mr. Snow expressly disclaim beneficial ownership of any shares held by Ripplewood Investments L.L.C. except to the extent of their pecuniary interests in them.

 (6) Address: c/o Ripplewood Investments L.L.C. at One Rockefeller Plaza, 32nd Floor, New York, NY 10020.

 (7) Does not include 17,550,743 shares of common stock held of record by Asbury Automotive Holdings L.L.C., an entity in which investment funds affiliated with Freeman Spogli & Co., or the shares covered by the shareholders agreement, as described in Footnote (2), hold approximately a 49% ownership interest. Mr. Roth is a director, member, partner or executive officer of the general partners of each of these investment funds. Mr. Roth expressly disclaims beneficial ownership of any shares held by such investment funds except to the extent of his pecuniary interest in them.

 (8) Includes 52,264 shares issuable upon exercise of options exercisable within 60 days of the date of the Original Notes offering.

 (9) Includes 10,345 shares issuable upon exercise of options exercisable within 60 days of the date of the Original Notes offering.

 (10) Includes 6,172 shares issuable upon exercise of options exercisable within 60 days of the date of the Original Notes offering.

 (11) Includes 7,759 shares issuable upon exercise of options exercisable within 60 days of the date of the Original Notes offering.

 (12) Includes 5,172 shares issuable upon exercise of options exercisable within 60 days of the date of the Original Notes offering.

                       DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITIES

    On January 17, 2001, we entered into a committed financing agreement (the "Committed Credit Facility") with Ford Motor Credit Company, General Motors Acceptance Corporation and Chrysler Financial Company, L.L.C. with total availability of $550 million. The Committed Credit Facility is used for acquisition financing and working capital purposes. At the date of closing, the Company utilized $330.6 million of the Committed Credit Facility to repay certain existing term notes and pay certain fees and expenses of the closing. All borrowings under the Committed Credit Facility bear interest at variable rates based on LIBOR plus a specified percentage depending on our attainment of certain leverage ratios and the outstanding balance under this facility.

    The Committed Credit Facility imposes a blanket lien upon all our assets, and contains covenants that, among other things, place significant restrictions on our ability to incur additional debt, encumber our property and other assets, repay other debt, dispose of assets, invest capital and permit our subsidiaries to issue equity securities. This credit facility also imposes mandatory minimum requirements with regard to the terms of transactions to acquire prospective targets, before we can borrow funds under the facility to finance the transactions. The terms of the credit facility require us on an ongoing basis to meet certain financial ratios, including a current ratio, as defined in our credit facility, of at least 1.2 to 1, a fixed charge coverage ratio, as defined in our credit facility, of no less than 1.2 to 1, and a leverage ratio, as defined in our credit facility, of no greater than 4.4 to 1. A breach of these covenants or any other of the covenants in the facility would be cause for acceleration of repayment and termination of the facility by the lenders. This credit facility also contains provisions for default upon, among other things, a change of control, a material adverse change, the non-payment of obligations and a default under other agreements. As of the date of this prospectus, we were in compliance with all of the covenants. The terms of the Committed Credit Facility provides that a default under the Floor Plan Facilities described below, among other obligations, constitutes a default under the Committed Credit Facility.

    The Committed Credit Facility requires us to apply 80% of the net proceeds of equity offerings and 100% of the net proceeds of debt offerings to outstanding indebtedness under the Committed Credit Facility. Our subsidiaries have guaranteed, and substantially all of our future subsidiaries will be required to guarantee, our obligations under this credit facility. Substantially all of our assets not subject to security interests granted to floor plan lenders are subject to security interests to lenders under the Committed Credit Facility. We pay annually in arrears a commitment fee for the credit facility of 0.35% of the undrawn amount available to us. The Committed Credit Facility provides for an indefinite series of one-year extensions at our request, if approved by the lenders at their sole discretion. Conversely, we can terminate the Committed Credit Facility by repaying all of the outstanding balances under the facility and the related uncommitted floor plan lines plus a termination fee. The termination fee, currently equal to 2% of the amount outstanding under the Committed Credit Facility, declines one percentage point on each of the anniversaries of the facility over the next two years. We have extended the maturity of the Committed Credit Facility to January 2005. As of March 31, 2002, and without giving effect to the application of the proceeds of the Original Notes offering, $217.9 million remained available to us for additional borrowings under the Committed Credit Facility. After the application of the proceeds from the Original Notes offering we will have approximately
$443.1 million available to us.

    In addition, we have $10 million available through other revolving credit facilities, which are secured by notes receivable for finance contracts. The borrowings are repayable on the lenders' demand and accrue interest at variable rates. These facilities are subject to certain financial and other covenants. As of March 31, 2002, we had $10 million outstanding under these facilities.

GUARANTEES

    We have guaranteed four loans made by financial institutions either directly to our management or to non-consolidated entities controlled by our management which totaled approximately $9.1 million at March 31, 2002.

FLOOR PLAN FINANCING

    On January 17, 2001, and in connection with the Committed Credit Facility, the Company obtained uncommitted floor plan financing lines of credit for new and used vehicles (the "Floor Plan Facilities"). The Company refinanced substantially all of its existing floor plan debt under the Floor Plan Facilities. The Floor Plan Facilities do not have specified maturities. They bear interest at variable rates based on LIBOR or the prime rate and are provided by Ford Motor Credit Company, Chrysler Financial Company L.L.C. and General Motors Acceptance Corporation, with total availability of $750 million.

Ford Motor Credit Company...................................  $330 million
Chrysler Financial Company L.L.C............................  $315 million
General Motors Acceptance Corporation.......................  $105 million
                                                              ------------

  Total Floor Plan Lines....................................  $750 million
                                                              ============

    In addition, we have ancillary floor plan facilities for our heavy trucks business within our Atlanta platform with total availability of $37 million as of March 31, 2002.

    We finance substantially all of our new vehicle inventory and a portion of our used vehicle inventory under the floor plan financing credit facilities. We are required to make monthly interest payments on the amount financed, but are not required to repay the principal prior to the sale of the vehicle. The Floor Plan Facilities also provide used vehicle financing up to a fixed percentage of the value of each financed used vehicle. These floor plan arrangements grant a security interest in the financed vehicles as well as the related sales proceeds. Amounts financed under the floor plan arrangements bear interest at variable rates, which are typically tied to LIBOR or the prime rate. As of March 31, 2002, we had $451.0 million outstanding under all of our floor plan financing agreements. The terms of certain floor plan arrangements impose upon us and our subsidiaries ongoing covenants including financial ratio requirements.

MORTGAGE NOTES

    As of March 31, 2002, we had outstanding 12 real estate mortgages at six operating platforms with principal balances totaling $120.4 million. The mortgage notes bear interest at fixed and variable rates (the weighted average interest rates were 9.3% and 7.9% for years-ended December 31, 2000 and 2001, respectively, and 5.7% for the fiscal quarter ended March 31, 2002). These obligations are secured by the related property, plant and equipment and mature between 2002 and 2015. Under the terms of our Committed Credit Facility, no guarantees from us or any of our subsidiaries are allowed in support of our mortgage notes. Mortgage lenders include Twin City Bank, Commerce Bank, Comerica Bank, Ford Motor Credit Company and General Motors Acceptance Corporation. The terms of certain mortgage debt require our subsidiaries to comply with specific financial ratio requirements and other ongoing covenants.

                          DESCRIPTION OF THE NEW NOTES

    You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "Asbury" refers only to Asbury Automotive Group, Inc. and not to any of its Subsidiaries.

    Asbury issued the Original Notes under an indenture dated June 5, 2002 among itself, the Guarantors and The Bank of New York, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The New Notes will be issued under the same indenture and will be identical in all material respects to the Original Notes, except that the New Notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payments of liquidated damages upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates. Unless specifically stated to the contrary, the following description applies equally to the New Notes and the Original Notes.

    The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of New Notes. Copies of the indenture are available as set forth under "Available Information." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the indenture.

    The registered Holder of a New Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NEW NOTES AND THE GUARANTEES

    THE NEW NOTES

       The New Notes:

       - are general unsecured senior subordinated obligations of Asbury;

       - are subordinated in right of payment to all existing and future Senior Debt of Asbury, including borrowings under the Credit Agreement and Floor Plan Facilities;

       - rank PARI PASSU in right of payment with any future Senior Subordinated Indebtedness of Asbury;

       - are effectively junior to all existing and future liabilities, including trade payables, of Asbury's non-guarantor Subsidiaries; and

       - are unconditionally guaranteed on a senior subordinated basis by the Guarantors.

    THE GUARANTEES

       The New Notes are guaranteed by substantially all of Asbury's Restricted Subsidiaries.

       Each guarantee of the New Notes:

       - is a general unsecured senior subordinated obligation of the Guarantor;

       - is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

       - ranks PARI PASSU in right of payment with any future Senior Subordinated Indebtedness of that Guarantor.

    Assuming Asbury had completed the offering of the Original Notes and applied the net proceeds thereof, and pro forma for our completed and probable acquisitions and divestitures, as of March 31, 2002, Asbury and the Guarantors would have had Senior Debt outstanding of approximately $261.0 million, and approximately $443.1 million would have been available to Asbury for additional borrowings under its credit facility, all of which would constitute Senior Debt ranking ahead of the New Notes. As indicated above and as discussed in detail below under the caption "Subordination," payments on the New Notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit both Asbury and the Guarantors to incur additional debt, including Senior Debt.

    As of the date of the issuance of the New Notes, all of Asbury's Subsidiaries, excluding one immaterial Subsidiary, will be guaranteeing the New Notes. Not all of our future Subsidiaries will be obligated to guarantee the New Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

    As of the date of the issuance of the New Notes, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Certain Covenants Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the New Notes. See "Risk Factors--The notes will be effectively junior to the liabilities of our current and future non-guarantor subsidiaries."

PRINCIPAL, MATURITY AND INTEREST

    The New Notes will be initially issued in a total principal amount of $250 million. Asbury may issue additional notes ("Additional Notes") under the indenture from time to time after the Original Notes offering with the same CUSIP number as the notes offered hereby if such Additional Notes are fungible with the New Notes offered hereby for United States federal income tax purposes. Any issuance of Additional Notes will be subject to the covenant described below under the caption "Certain Covenants Incurrence of Indebtedness and Issuance of Preferred Stock." The New Notes and any Additional Notes subsequently issued under the indenture will rank equally and will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Asbury will issue New Notes in denominations of $1,000 and integral multiples of $1,000. The New Notes will mature on June 15, 2012.

    Interest on the New Notes will accrue at the rate of 9% per annum and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2002. Asbury will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

    Interest on the New Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NEW NOTES

    If a Holder has given wire transfer instructions to Asbury, Asbury will pay all principal, interest and premium, if any, on that Holder's New Notes in accordance with those instructions. All other payments on New Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York (which will initially be the corporate trust office of the trustee) unless Asbury elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NEW NOTES

    The trustee under the indenture will initially act as paying agent and registrar for the New Notes. Asbury may change the paying agent or registrar without prior notice to the Holders of the New Notes, and Asbury or any of its Restricted Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange New Notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of New Notes. Holders will be required to pay all taxes due on transfer. Asbury is not required to transfer or exchange any New Note selected for redemption. Also, Asbury is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

SUBSIDIARY GUARANTEES

    The New Notes will be guaranteed by each of Asbury's current and future Domestic Subsidiaries which incurs, has outstanding or guarantees any Indebtedness. Subject to the conditions described below, the Guarantors will, jointly and severally, unconditionally guarantee on an unsecured and senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Asbury under the indenture and the New Notes, whether for principal, premium, if any, or interest on the New Notes or otherwise. The Guarantors will also pay, on an unsecured and senior subordinated basis and in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the trustee under the indenture in enforcing any rights under a Subsidiary Guarantee with respect to a Guarantor. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor on the same basis as the New Notes are subordinated to the Senior Debt of Asbury. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note-holders to return payments received from guarantors." Except as described below under "Repurchase at the Option of Holders Asset Sales" and "Certain Covenants", Asbury is not restricted from selling or otherwise disposing of its direct or indirect Equity Interests in the Guarantors.

    A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Asbury or another Guarantor, unless:

    (1) immediately after giving effect to that transaction, no Default exists; and

    (2) either:

       (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee and completes all other required documentation; or

       (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

    The Subsidiary Guarantee of a Guarantor will be released and the Guarantor released of all obligations under its Guarantee:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Asbury, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

    (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Asbury, if the sale complies with the "Asset Sale" provisions of the indenture;

    (3) upon the Legal Defeasance or Covenant Defeasance of the notes in accordance with the terms of the indenture; or

    (4) if Asbury designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

    See "Repurchase at the Option of Holders Asset Sales", "Legal Defeasance and Covenant Defeasance" and "Designation of Restricted and Unrestricted Subsidiaries."

SUBORDINATION

    SENIOR DEBT VERSUS NEW NOTES

    The payment of principal, interest and premium and Special Interest, if any, on the New Notes will be subordinated to the prior payment in full of all Senior Debt of Asbury, including Senior Debt incurred after the date of the indenture.

    The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of New Notes will be entitled to receive any payment with respect to the New Notes (except that Holders of New Notes may receive and retain Permitted Junior Securities and payments made from the trust, if any, as described under "Legal Defeasance and Covenant Defeasance" to the extent permitted thereby), in the event of any distribution to creditors of Asbury:

    (1) in a liquidation or dissolution of Asbury;

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Asbury or its property;

    (3) in an assignment for the benefit of creditors; or

    (4) in any marshaling of Asbury's assets and liabilities.

    LIABILITIES OF SUBSIDIARIES VERSUS NEW NOTES

    As of the date of the Indenture, all of our Subsidiaries (except for one immaterial Subsidiary) are guaranteeing the New Notes. However, not all of our future Subsidiaries will be obligated to guarantee the notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, generally will effectively have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the New Notes, even if such claims do not constitute Senior Debt. Accordingly, the New Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries. Moreover, the indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered

Indebtedness or preferred stock under the indenture. See "Certain Covenants Certain Covenants Incurrence of Indebtedness and Issuance of Preferred Stock."

    OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NEW NOTES

    Only Indebtedness of Asbury or any of its Subsidiaries that is Senior Debt of such Person will rank senior to the New Notes or the relevant Subsidiary Guarantee, as the case may be, in accordance with the provisions of the indenture. The New Notes and each Subsidiary Guarantee will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of Asbury and the relevant Subsidiary, respectively.

    Asbury and the Guarantors have agreed in the indenture that Asbury and such Guarantors will not incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to Asbury' Senior Debt, or the Senior Debt of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

    Asbury also may not make any payment in respect of the New Notes (except in the form of Permitted Junior Securities or from the trust described under "Legal Defeasance and Covenant Defeasance" when permitted thereby) if:

    (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

    (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity, and the trustee receives a notice of such default (a "Payment Blockage Notice") from Asbury or the holders of any Designated Senior Debt.

    Payments on the New Notes will be resumed at the first to occur of the following:

    (1) in the case of a payment default, upon the date on which such default is cured or waived; and

    (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until:

    (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

    (2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the New Notes that have come due have been paid in full in cash.

    The failure to make any payment on the New Notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the New Notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, Asbury will be required to resume making any and all required payments under the New Notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

    If the trustee or any Holder of the New Notes receives a payment in respect of the New Notes (except in Permitted Junior Securities or from the trust described under "Legal Defeasance and Covenant Defeasance") when:

    (1) the payment is prohibited by these subordination provisions; and

    (2) the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

    Asbury must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Asbury, Holders of New Notes may recover less ratably than creditors of Asbury who are holders of Senior Debt. See "Risk Factors--Your right to receive payments on the New Notes is junior to our existing and future senior indebtedness and the existing and future senior indebtedness of our guarantors."

    "DESIGNATED SENIOR DEBT" MEANS:

    (1) any Obligations outstanding under the Credit Agreement and Floor Plan Facilities; and

    (2) after payment in full of all Obligations under the Credit Agreement and Floor Plan Facilities, any other Senior Debt permitted under the indenture, the principal amount of which is $25.0 million or more and that has been designated by Asbury as "Designated Senior Debt."

    "PERMITTED JUNIOR SECURITIES" MEANS:

    (1) Equity Interests in Asbury or any Guarantor; or

    (2) debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

    "SENIOR DEBT" MEANS:

    (1) all Indebtedness of Asbury or any Guarantor outstanding under Credit Facilities, and all Hedging Obligations with respect thereto, and under Floor Plan Facilities;

    (2) any other Indebtedness of Asbury or any Guarantor permitted to be incurred under the terms of the indenture; and

    (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2);

unless, in the case of clauses (1) and (2), the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee, as the case may be.

    Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

    (1) any liability for federal, state, local or other taxes owed or owing by Asbury;

    (2) any intercompany Indebtedness of Asbury or any of its Subsidiaries to Asbury or any of its Affiliates;

    (3) any trade payables; or

    (4) the portion of any Indebtedness that is incurred in violation of the indenture.

OPTIONAL REDEMPTION

    At any time prior to June 15, 2005, Asbury may at its option on any one or more occasions redeem New Notes (which includes ADDITIONAL Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of New Notes (which includes Additional Notes, if any) issued under the indenture (and any Original Notes issued under the indenture and remaining outstanding) at a redemption price of 109% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds from one or more Equity Offerings; PROVIDED that:

    (1) at least 65% of the aggregate principal amount of New Notes (which includes Additional Notes, if any) issued under the indenture (and Original Notes issued under the indenture and remaining outstanding prior to the redemption) remains outstanding immediately after the redemption (excluding any notes held by Asbury or any of its Subsidiaries or Affiliates); and

    (2) the redemption occurs within 45 days of the date of the closing of such Equity Offering.

    At any time prior to June 15, 2007, Asbury will be entitled at its option to redeem all or a portion of the New Notes (and any Original Notes issued under the indenture and remaining outstanding), upon not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of the New Notes (and any Original Notes issued under the indenture and remaining outstanding) redeemed plus the Applicable Premium as of, and accrued and unpaid interest AND Special Interest, if any, to, the date of redemption (the "Redemption Date").

    "APPLICABLE PREMIUM" means, with respect to a New Note or Original Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such New Note or Original Note at June 15, 2007 (such redemption price as described in the table below) plus (2) all required INTEREST payments due on such New Note or Original Note through June 15, 2007 computed, in both cases, using a discount rate equal to the Treasury Rate plus 50 basis points, over, (B) the principal amount of such New Note or Original Note.

    "TREASURY RATE" means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15
(519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source similar market data)) most nearly equal to the period from the Redemption Date to June 15, 2007, PROVIDED, HOWEVER, that if the period from the Redemption Date to June 15, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to June 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    On and after June 15, 2007, Asbury will be entitled at its option to redeem all or a portion of the New Notes and any Original Notes remaining outstanding upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest (and Special Interest, if any, on Original Notes), if any, on the New Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2007........................................................    104.50%
2008........................................................    103.00%
2009........................................................    101.50%
2010 and thereafter.........................................    100.00%

SELECTION AND NOTICE

    If less than all of the New Notes and any Original Notes remaining outstanding are to be redeemed in connection with any redemption, the trustee will select New Notes and any Original Notes remaining outstanding (or portions of notes) for redemption as follows:

    (1) if the New Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the New Notes are listed; or

    (2) if the New Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

    No New Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

    If any New Note is to be redeemed in part only, the notice of redemption that relates to that New Note will state the portion of the principal amount of that New Note that is to be redeemed. A new New Note in principal amount equal to the unredeemed portion of the original New Note will be issued in the name of the Holder of New Notes upon cancellation of the original New Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

NO MANDATORY REDEMPTION OR SINKING FUND

    Asbury is not required to make mandatory redemption or sinking fund payments with respect to the New Notes. However, under certain circumstances, Asbury may be required to offer to purchase notes as described under the captions "Repurchase of Notes at the Option of Holders Asset Sales" and "Change of Control." The indenture does not prohibit Asbury from purchasing notes in the open market or otherwise at any time and from time to time.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs, each Holder of New Notes will have the right to require Asbury to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes validly tendered pursuant to the offer described below (the "Change of Control Offer"). The offer price in any Change of Control Offer will be payable in cash and will be equal to 101% of the aggregate principal amount of New Notes repurchased plus accrued and unpaid interest, if any, on the New Notes repurchased, to the date of purchase (the "Change of Control Payment"). Within thirty days following any Change of Control, Asbury will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in the notice (the "Change of Control Payment Date"), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Asbury will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to the Change of Control, Asbury will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of such conflict.

    On the Change of Control Payment Date, Asbury will, to the extent lawful:

    (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes properly tendered; and

    (3) deliver or cause to be delivered to the trustee the New Notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Asbury.

    The paying agent will promptly mail to each Holder of New Notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each new New Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

    Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Asbury will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of New Notes required by this covenant. Asbury will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The provisions described above that require Asbury to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Asbury repurchase or redeem the New Notes in the event of a takeover, recapitalization or other similar transaction.

    Asbury will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Asbury and purchases all New Notes properly tendered and not withdrawn under the Change of Control Offer.

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    The Change of Control purchase feature of the New Notes may in certain circumstances make more difficult or discourage a sale or takeover of Asbury and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Asbury and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on Asbury's ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants Incurrence of Indebtedness and Issuance of Preferred Stock." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the New Notes protection in the event of a highly leveraged transaction.

    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Asbury and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require Asbury to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Asbury and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

    ASSET SALES

    Asbury will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) Asbury (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) the fair market value is determined by Asbury's Board of Directors; and

    (3) at least 75% of the consideration received in the Asset Sale by Asbury or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

       (a) any liabilities, as shown on Asbury's or such Restricted Subsidiary's most recent balance sheet, of Asbury or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and the lender releases Asbury or such Restricted Subsidiary from further liability;

       (b) any securities, notes or other obligations received by Asbury or any such Restricted Subsidiary from such transferee that are promptly converted by Asbury or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

       (c) Replacement Assets.

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    Within 365 days after the receipt of any Net Proceeds from an Asset Sale,
Asbury or the Restricted Subsidiary, as the case may be, may apply an amount equal to such Net Proceeds at its option:

    (1) to repay any Senior Debt of Asbury or any of its Restricted Subsidiaries and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

    (2) to acquire all or substantially all of the assets of, or all of the Voting Stock of, another Permitted Business;

    (3) to make a capital expenditure; or

    (4) to acquire other long-term assets that are used or useful in a Permitted Business.

    Pending the final application of any Net Proceeds, Asbury may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

    If any portion of the Net Proceeds from Asset Sales is not applied or invested as provided in the preceding paragraph, such amount will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds
$10.0 million, Asbury will make an offer to holders of the New Notes (and to holders of other Senior Subordinated Indebtedness of Asbury designated by Asbury) to purchase New Notes (and such other Senior Subordinated Indebtedness of Asbury) pursuant to and subject to the conditions contained in the indenture (the "Asset Sale Offer"). Asbury will purchase notes tendered pursuant to the Asset Sale Offer at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of Asbury was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of Asbury, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture (the "Asset Sale Offer Price"). Asbury will be required to complete the Asset Sale Offer no earlier than 30 days and no later than 60 days after notice of the Asset Sale Offer is provided to the Holders, or such later date as may be required by applicable law. If the aggregate purchase price of the securities tendered exceeds the Net Proceeds allotted to their purchase, Asbury will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Asbury may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

    Asbury will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Asbury will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

    The agreements governing Asbury's outstanding and future Senior Debt could prohibit Asbury from purchasing any New Notes, and also provide that certain change of control or asset sale events with respect to Asbury would constitute a default under these agreements. In the event a Change of Control or Asset Sale occurs at a time when Asbury is prohibited from purchasing notes, Asbury could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Asbury does not obtain such a consent or repay such borrowings, Asbury will remain prohibited from purchasing New Notes. In such case, Asbury's failure

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to purchase tendered New Notes would constitute an Event of Default under the indenture which would, in turn, likely constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of New Notes. See "Risk Factors" Your right to receive payments on the New Notes is junior to our existing and future senior indebtedness and the existing and future senior indebtedness of our guarantors."

    The provisions under the indenture relating to Asbury's obligation to make an offer to repurchase the New Notes as a result of a Change of Control or an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

    CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend on, or make any other payment or distribution on account of, Asbury's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Asbury or any of its Restricted Subsidiaries) or to the direct or indirect holders of Asbury's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (i) in Equity Interests (other than Disqualified Stock) of Asbury or (ii) to Asbury or a Restricted Subsidiary;

    (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Asbury) any Equity Interests of Asbury or any direct or indirect parent of Asbury (other than any such Equity Interests owned by Asbury or any of its Restricted Subsidiaries);

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

    (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

    (2) Asbury would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Asbury and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

       (a) 50% of the Consolidated Net Income of Asbury for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the notes are initially issued to the end of Asbury's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS

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       (b) 100% of the aggregate net cash proceeds received by Asbury since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Asbury (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Asbury that have been converted into or exchanged for such Equity Interests (other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of Asbury), plus

       (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, the lesser of (i) such cash (less the cost of disposition, if any) and (ii) the amount of such Restricted Investment, plus

       (d) to the extent that any Unrestricted Subsidiary of Asbury is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of Asbury's Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

    So long as no Default has occurred and is continuing or would be caused thereby (except in the case of clause (1) below), the preceding provisions will not prohibit:

    (1) the payment of any dividend or distribution on, or redemption of, Equity Interests, within 60 days after the date of declaration of the dividend or the giving of notice thereof, if, at the date of such declaration or the giving of such notice the payment would have complied with the provisions of the indenture;

    (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Asbury or any Guarantor or of any Equity Interests of Asbury, or the making of any Investment, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Asbury) of, or capital contribution in respect of, Equity Interests of Asbury (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition or any such Investment will be excluded from clause (3)(b) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Asbury or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment of any dividend or other payment or distribution by a Restricted Subsidiary of Asbury to the holders of its Equity Interests on a pro rata basis;

    (5) repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent all or a portion of the exercise price of those options;

    (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Asbury or any Restricted Subsidiary of Asbury (in the event such Equity Interests are not owned by Asbury or any of its Restricted Subsidiaries) in an amount not to exceed $2.0 million in any fiscal year;

    (7) the purchase by Asbury of fractional shares arising out of stock dividends, splits or combinations or business combinations; or

    (8) Restricted Payments not to exceed $15.0 million under this clause (8) in the aggregate, plus, to the extent Restricted Payments made pursuant to this clause (8) are Investments made by

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        Asbury or any of its Restricted Subsidiaries in any Person and such
        Investment is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, an amount equal to the lesser of (i) such cash (less the cost of disposition, if any) and (ii) the amount of such Restricted Payment, provided, that the amount of such cash will be excluded from clause (3)(d) of the preceding paragraph.

    The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Asbury or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by Asbury's Board of Directors.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Asbury will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that Asbury may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and Asbury's Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, in each case, if the Fixed Charge Coverage Ratio for Asbury's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Asbury and its Restricted Subsidiaries thereunder) not to exceed the greater of:

       (a) $550 million LESS the aggregate amount of all Net Proceeds of Asset Sales applied by Asbury or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction thereunder, in each case, in satisfaction of the covenant described above under the caption "Repurchase at the Option of Holders Asset Sales"; or

       (b) 30% of Asbury's Consolidated Net Tangible Assets as of the date of such incurrence;

    (2) the incurrence by Asbury or any of its Restricted Subsidiaries of Existing Indebtedness;

    (3) the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness represented by the Original Notes and the related Subsidiary Guarantees issued on the date of the indenture and the New Notes and the related Subsidiary Guarantees to be issued pursuant to the exchange offer;

    (4) the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness under Floor Plan Facilities;

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    (5) the incurrence by Asbury or any of its Restricted Subsidiaries of
        Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Asbury or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund or refinance any Indebtedness incurred pursuant to this clause (5), not to exceed, at any time outstanding, $30 million;

    (6) the incurrence by Asbury or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2),
        (3), (5) or (6) of this paragraph;

    (7) the incurrence by Asbury or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Asbury and its Restricted Subsidiaries; provided, that:

       (a) if Asbury or any Guarantor is the obligor on such Indebtedness owing to a Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Asbury, or the Subsidiary Guarantee, in the case of a Guarantor; and

       (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Asbury or a Restricted Subsidiary of Asbury and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Asbury or a Restricted Subsidiary of Asbury; will be deemed, in each case, to constitute an incurrence of such Indebtedness by Asbury or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

    (8) the incurrence by Asbury or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

    (9) the guarantee by Asbury or any of its Restricted Subsidiaries of Indebtedness of Asbury or a Restricted Subsidiary of Asbury that was permitted to be incurred by another provision of this covenant;

   (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within five Business Days of its incurrence;

   (11) Obligations in respect of performance, bid and surety bonds and completion guarantees provided by Asbury or any of its Restricted Subsidiaries related to the construction of vehicle dealerships in the ordinary course of business; and

   (12) the incurrence by Asbury or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) which, when taken together with all other Indebtedness of Asbury and its Restricted Subsidiaries outstanding on the date of such incurrence and incurred pursuant to this clause (12), does not exceed $20 million.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Asbury will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under

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the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

    Accrual of interest and dividends, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in interest rates and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purpose of this covenant.

    ANTI-LAYERING

    Asbury will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Asbury and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

    LIENS

    Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or Attributable Debt on any asset now owned or hereafter acquired, except Permitted Liens.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

     (1) pay dividends or make any other distributions on its Capital Stock to Asbury or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Asbury or any of its Restricted Subsidiaries;

     (2) make loans or advances to Asbury or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to Asbury or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) any agreement in effect or entered into on the date of the indenture, including agreements governing Existing Indebtedness, Credit Facilities and Floor Plan Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings of such instrument are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

     (2) the indenture, the Original Notes, the New Notes and the Subsidiary Guarantees;

     (3) applicable law and any applicable rule, regulation or order;

     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Asbury or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the

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         extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (5) customary non-assignment provisions in leases entered into in the ordinary course of business;

     (6) purchase money obligations for property acquired that impose restrictions on the transfer of that property of the nature described in clause (3) of the preceding paragraph; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Indebtedness is repaid;

     (7) any agreement for the sale or other disposition of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of substantially all of the Capital Stock or substantially all of the assets of that Subsidiary;

     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (9) Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

    (10) covenants in a franchise or other agreement entered into in the ordinary course of business with a Manufacturer customary for franchise agreements in the vehicle retailing industry;

    (11) customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

    (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    Asbury may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Asbury is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Asbury and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

    (1) either: (a) Asbury is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Asbury) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (any such Person, the "Successor Company");

    (2) the Successor Company assumes all the obligations of Asbury under the New Notes, any Original Notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

    (3) immediately after such transaction no Default exists; and

    (4) Asbury or the Successor Company will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of

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       additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock."

    The foregoing clause (4) will not prohibit (a) a merger between Asbury and any of its Restricted Subsidiaries or (b) a merger between Asbury and an Affiliate with no liabilities (other than DE MINIMIS liabilities); provided that the Affiliate is incorporated and the merger undertaken solely for the purpose of reincorporating Asbury in another state of the United States, so long as the amount of Indebtedness of Asbury and its Restricted Subsidiaries is not increased thereby.

    In addition, Asbury may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Asbury and any of the Guarantors.

    The Successor Company will be the successor to Asbury and shall succeed to, and be substituted for, and may exercise every right and power of, Asbury under the indenture, and the predecessor company, in the case of a merger, consolidation or sale of all of Asbury's assets, shall be released from its obligations with respect to the notes, including with respect to its obligation to pay the principal of and interest and Special Interest, if any, on the notes.

    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Restricted Subsidiary of Asbury to be an Unrestricted Subsidiary if no Default has occurred and is continuing at the time of the designation and if that designation would not cause a Default. If a Restricted Subsidiary of Asbury is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Asbury and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "Restricted Payments" or Permitted Investments, as determined by Asbury. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

    TRANSACTIONS WITH AFFILIATES

    Asbury will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

    (1) the Affiliate Transaction is on terms that are not materially less favorable to Asbury or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Asbury or such Restricted Subsidiary with an unrelated Person; and

    (2) Asbury delivers to the trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction

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           complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

    (1) any employment agreement entered into by Asbury or any of its Restricted Subsidiaries in the ordinary course of business of Asbury or such Restricted Subsidiary;

    (2) transactions between or among Asbury and/or its Restricted Subsidiaries;

    (3) transactions with a Person that is an Affiliate of Asbury solely because Asbury owns an Equity Interest in, or controls, such Person;

    (4) payment of reasonable directors fees;

    (5) issuances or sales of Equity Interests (other than Disqualified Stock) to Affiliates of Asbury;

    (6) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof; and

    (7) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "Restricted Payment."

    ADDITIONAL SUBSIDIARY GUARANTEES

    Any Domestic Subsidiary of Asbury which incurs, has outstanding or guarantees any Indebtedness will, simultaneously with such incurrence or guarantee (or, if the Domestic Subsidiary has outstanding or guarantees Indebtedness at the time of its creation or acquisition, at the time of such creation or acquisition), become a Guarantor and execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will agree to guarantee Asbury's obligations under the notes; PROVIDED, HOWEVER, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries will not have to comply with the requirements of this covenant.

    PAYMENTS FOR CONSENT

    Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of New Notes or Original Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

    Whether or not required by the SEC, so long as any notes are outstanding, Asbury will furnish to the Holders of notes, within the time periods specified in the SEC's rules and regulations:

    (1) all quarterly and annual financial information that would be reuired to be contained in a filing with the SEC on Forms 10-Q and 10-K if Asbury were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations"

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       and, with respect to the annual information only, a report on the annual financial statements by Asbury's certified independent accountants; and

    (2) all current reports that would be required to be filed with the SEC on Form 8-K if Asbury were required to file such reports.

    In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, Asbury will file a copy of all of the information and reports referred to in clauses
(1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Asbury and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    If Asbury has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Asbury and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Asbury.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

    (1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

    (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

    (3) failure by Asbury to comply with the provisions described under the caption "Certain Covenants Merger, Consolidation or Sale of Assets";

    (4) failure by Asbury or any of its Restricted Subsidiaries to comply for 30 days after receipt of notice with the provisions described under the captions "Repurchase at the Option of Holders Change of Control," "Repurchase at the Option of Holders Asset Sales," or "Certain Covenants Restricted Payments," "Certain Covenants Incurrence of Indebtedness and Issuance of Preferred Stock";

    (5) failure by Asbury or any of its Restricted Subsidiaries to comply for 60 days after receipt of notice with any of the other agreements in the indenture;

    (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Asbury or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Asbury or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

       (a) is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period provided in such Indebtedness (a "Payment Default"); or

       (b) results in the acceleration of such Indebtedness prior to its express maturity,

       and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

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    (7) failure by Asbury or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

    (8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

    (9) certain events of bankruptcy or insolvency described in the indenture with respect to Asbury or any of its Restricted Subsidiaries.

    However, a default under clauses (4) or (5) will not constitute an Event of Default until the trustee or the holders of 25% in aggregate principal amount of the outstanding notes notify Asbury of the default and Asbury does not cure such default within the time specified after receipt of such notice. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Asbury, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default if it determines that withholding notes is in their interest, except a Default relating to the payment of principal or interest or Special Interest.

    The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest or Special Interest on, or the principal of, the notes (other than the non-payment of principal of or interest or Special Interest, if any, on the notes that became due solely because of the acceleration of the notes).

    In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Asbury with the intention of avoiding payment of the premium that Asbury would have had to pay if Asbury then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

    A Default under the notes, unless cured or waived, could trigger manufacturer rights to acquire certain of our dealerships. See "Risk Factors. "If we fail to obtain renewals of one or more of our franchise agreements on favorable terms, if substantial franchises are terminated, or if certain manufacturers' rights under their agreements with us are triggered, our operations could be significantly compromised."

    Asbury is required to deliver to the trustee within 90 days after the end of each fiscal year a statement regarding compliance with the indenture during such fiscal year. Immediately upon becoming aware of any Default or Event of Default, Asbury is required to deliver to the trustee a statement specifying such Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Asbury or any Guarantor, as such, will have any liability for any obligations of Asbury or the Guarantors under the notes, the indenture,

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the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Asbury may, at its option and at any time, elect to terminate all of the obligations of itself and the Guarantors with respect to the notes and the indenture ("Legal Defeasance") except for:

    (1) the rights of Holders to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from Defeasance Trust (as defined below);

    (2) Asbury's obligations to issue temporary notes, register the transfer or exchange of notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes;

    (3) the rights, powers, trusts, duties and immunities of the trustee, and the related obligations of Asbury and the Guarantors; and

    (4) the Legal Defeasance provisions of the indenture.

    In addition, Asbury may, at its option and at any time, elect to have the obligations of Asbury and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Asbury) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

    If Asbury exercises its Legal Defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) Asbury must irrevocably deposit with the trustee, in trust (the "Defeasance Trust"), for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Asbury must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance only, Asbury must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Asbury has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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    (3) in the case of Covenant Defeasance, Asbury must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Asbury or any of its Restricted Subsidiaries is a party or by which Asbury or any of its Restricted Subsidiaries is bound;

    (6) Asbury must deliver to the trustee an officers' certificate stating that the deposit was not made by Asbury with the intent of preferring the Holders of New Notes over the other creditors of Asbury with the intent of defeating, hindering, delaying or defrauding creditors of Asbury or others; and

    (7) Asbury must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

    (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders");

    (3) reduce the rate of or change the time for payment of interest on any note;

    (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any note payable in money other than that stated in the notes;

    (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

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    (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders");

    (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

    (9) make any change in the preceding amendment and waiver provisions.

    In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

    Notwithstanding the foregoing, without the consent of any Holder of notes, Asbury, the Guarantors and the trustee may amend or supplement the indenture or the notes:

    (1) to cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes;

    (3) to provide for the assumption of Asbury's or any Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Asbury's assets;

    (4) to add Guarantees with respect to the notes or to secure the notes;

    (5) to add to the covenants of Asbury or any Guarantor for the benefit of the Holders of the notes or surrender any right or power conferred upon Asbury or any Guarantor;

    (6) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

    (7) to comply with requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

    (8) to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof; or

    (9) to provide for the issuance of New Notes.

    However, no amendment may be made to (A) the subordination provisions of the indenture or (B) the conditions precedent to Legal Defeasance and Covenant Defeasance described in clause (5) under the caption "Legal Defeasance and Covenant Defeasance," in each case, that adversely affects the rights of any holder of Senior Debt of Asbury or a Guarantor then outstanding unless the holders of such Senior Debt (or their representative) consents to such change.

    The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the indenture becomes effective, we are required to mail to holders of the New Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

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SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

    (1) either:

       (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Asbury, have been delivered to the trustee for cancellation; or

       (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Asbury or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

    (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Asbury or any Guarantor is a party or by which Asbury or any Guarantor is bound;

    (3) Asbury or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

    (4) Asbury has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Asbury must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

    If the trustee becomes a creditor of Asbury or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. If the trustee fails to either eliminate the conflicting interest, obtain permission or resign within 10 days of the expiration of the 90 day period, the trustee is required to notify the Holders to this effect and any Holder that has been a bona fide holder for at least six months may petition a court to remove the trustee and appoint a successor trustee.

    The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

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ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Asbury Automotive Group, Inc., 3 Landmark Square, Suite 500, Stamford, Connecticut, 06901,
Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

    RULE 144A AND REGULATION S NOTES

    The Original Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Original Notes also may be offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000. Original Notes were issued only against payment in immediately available funds.

    Rule 144A Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Restricted Global Notes") and will be deposited with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee. The Restricted Global Notes (and any notes issued in exchange therefor), including beneficial interests in the Restricted Global Notes, will be subject to certain restrictions on transfer set forth therein and in the indenture and will bear the legend regarding such restrictions set forth under "Notice to Investors."

    Regulation S Notes will be initially represented by global notes in fully registered form without interest coupons (collectively the "Temporary
Regulation S Global Notes") registered in the name of a nominee of DTC and deposited with the trustee, for the accounts of the Euroclear System ("Euroclear") and Clearstream (formerly known as Cedelbank) ("Clearstream"). When the Restricted Period (as defined below) terminates the trustee will exchange the portion of the Temporary Regulation S Global Notes for interests in Regulation S Global Notes (the "Regulation S Global Notes" and, together with the Restricted Global Notes, the "Global Notes" or each individually, a "Global Note"). Until the 40th day after the latest of the commencement of the offering and the original issue date of the notes (such period, the "Restricted Period"), beneficial interests in the Temporary Regulation S Global Notes may be held only through Euroclear or Clearstream, unless delivery is made through the Restricted Global Notes in accordance with the certification requirements described below. After the Restricted Period, beneficial interests in the Regulation S Global Notes may be held through other organizations participating in the DTC system.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "Exchange of Book-Entry Notes for Certificated Notes." In addition, beneficial interests in Restricted Global Notes may not be exchanged for beneficial interests in the Regulation S Global Note or vice versa except in accordance with the transfer and certification requirements described below under "Exchanges Between the Restricted Global Notes and the Regulation S Global Notes."

    EXCHANGES BETWEEN THE RESTRICTED GLOBAL NOTES AND THE REGULATION S GLOBAL
     NOTES

    Beneficial interests in the Restricted Global Notes may be exchanged for beneficial interests in the Regulation S Global Notes and vice versa only in connection with a transfer of such interest. Such transfers are subject to compliance with the certification requirements described below.

    Prior to the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the

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Restricted Global Notes only upon receipt by the trustee of a written certification from the transferor (in the form provided in the indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person is a QIB, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction (a "Restricted Global Note Certificate"). After the expiration of the Restricted Period, such certification requirements will not apply to such transfers of beneficial interests in the Regulation S Global Notes.

    Beneficial interests in the Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Temporary
Regulation S Global Note only upon receipt by the trustee of a written certification from the transferor (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or Rule 904 of Regulation S, in the case of an exchange for an interest in the Temporary Regulation S Global Note, or in accordance with Rule 903 or 904 of
Regulation S, or, if available, Rule 144, in the case of an exchange for an interest in the Regulation S Global Note (a "Regulation S Global Note Certificate") and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

    Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in another Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

    Any exchange of a beneficial interest in a Regulation S Global Note or a Temporary Regulation S Global Note for a beneficial interest in the Restricted Global Note will be effected through DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian ("DWAC") system. Accordingly, in connection with any such exchange, appropriate adjustments will be made in the records of the Security Register to reflect an increase in the principal amount of such Restricted Global Note or vice versa, as applicable.

    EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

    A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless (i) DTC (x) notifies Asbury that it is unwilling or unable to continue as Depository for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays) or (B) announces an intention permanently to cease business or does in fact do so, (iii) there shall have occurred and be continuing an Event of Default with respect to the notes or (iv) a request for certificates has been made upon 60 days' prior written notice given to the trustee in accordance with DTC's customary procedures and a copy of such notice has been received by the Company from the trustee. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any certificated notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected only through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect a decrease in the principal amount of the relevant Global Note.

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    EXCHANGES OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

    Other notes, which will be issued in certificated form, may not be exchanged for beneficial interests in any Global Note unless such exchange complies with Rule 144A, in the case of an exchange for an interest in the Restricted Global Note, or Regulation S or (if available) Rule 144, in the case of an exchange for an interest in the Regulation S Global Note. In addition, in connection with any such exchange and transfer, the trustee must have received on behalf of the transferor a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as applicable. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect an increase in the principal amount of the relevant Global Note.

    DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Asbury and Guarantor take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

    Upon the issuance of the Temporary Regulation S Global Notes, the Regulation S Global Notes and the Restricted Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership or beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).

    AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Except in the limited circumstances described above under "Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to have portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or Holders of the Global Note (or any notes presented thereby) under the indenture or the notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the indenture referred to herein and, if applicable, those of Euroclear and Clearstream). In the even that owners of beneficial interests in a Global Note become entitled to receive notes in definitive form, such notes will be issued only in registered form in denominations of U.S.$1,000 and integral multiples thereof.

    Investors may hold their interests in the Temporary Regulation S Global Notes and the Regulation S Global Notes through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold their interests in the Regulation S Global Notes through organizations other than Clearstream and Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the Temporary Regulation S Global Notes and the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Temporary Regulation S Global Notes and the Regulation S Global Notes in customers' securities accounts in the depositaries' names on the books of DTC. Investors may hold their interests in the Restricted Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream)

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which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and Clearstream may also be subject to the procedures and requirements of such system.

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither Asbury, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Except for trades involving only Euroclear or Clearstream, beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. Asbury expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Notes as shown on the records of DTC or its nominee. Asbury also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received on Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participants to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear

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or Clearstream cash account only as of the business day for Euroclear or
Clearstream following the DTC settlement date.

    DTC has advised Asbury that it will take any action permitted to be taken by a Holder of notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

    DTC has advised Asbury as follows: DTC is

    - a limited purpose trust company organized under the laws of the State of New York,

    - a "banking organization" within the meaning of New York Banking law,

    - a member of the Federal Reserve System,

    - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

    - a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Asbury, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

SAME DAY SETTLEMENT AND PAYMENT

    Asbury will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Asbury will make all payments of principal, interest and premium and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Asbury expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

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CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

    "ASSET SALE" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Asbury and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "Repurchase at the Option of HoldersChange of Control" and/or the provisions described above under the caption "Certain CovenantsMerger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issuance of Equity Interests by any of Asbury's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

    Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

    (1) for purposes of the covenant described above under the caption "Repurchase at the Option of the HoldersAsset Sales" only, any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million;

    (2) a transfer of assets between or among Asbury and its Restricted Subsidiaries,

    (3) an issuance of Equity Interests by a Subsidiary to Asbury or to a Restricted Subsidiary of Asbury;

    (4) the sale or lease of inventory or accounts receivable in the ordinary course of business;

    (5) the sale of obsolete or damaged equipment in the ordinary course of business;

    (6) the sale or other disposition of cash or Cash Equivalents;

    (7) for purposes of the covenant described above under the caption "Repurchase at the Option of the HoldersAsset Sales" only, a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "Certain Covenants Restricted Payments";

    (8) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

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    (9) the creation of Liens.

    "ASSET SALE OFFER" has the meaning set forth above under the caption "Repurchase at the Option of Holders Asset Sales."

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

    "BOARD OF DIRECTORS" means:

    (1) with respect to a corporation, the board of directors of the corporation;

    (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

    (3) with respect to any other Person, the board or committee of such Person serving a similar function.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

    (3) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized and existing under the laws of the United States, or any state thereof, and which

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        bank or trust company has capital and surplus aggregating in excess of
        $500.0 million and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

    (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and
        (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services (or carrying an equivalent rating by another nationally recognized rating agency if both of such two rating agencies cease publishing ratings of investments) and maturing not more than 180 days after the date of acquisition;

    (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

    (7) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (6) above, including, without limitation, any deposit with a bank that is a lender to any Restricted Subsidiary of Asbury.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

    (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Asbury and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange
        Act) other than a Permitted Holder;

    (2) the adoption of a plan relating to the liquidation or dissolution of Asbury;

    (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Asbury, measured by voting power rather than number of shares;

    (4) the first day on which a majority of the members of the Board of Directors of Asbury are not Continuing Directors; or

    (5) Asbury consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Asbury, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Asbury or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Asbury outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

    "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period PLUS, without duplication:

    (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

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    (2) consolidated interest expense of such Person and its Restricted
        Subsidiaries for such period whether or not capitalized ((i) including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations and (ii) excluding interest expense attributable to Indebtedness incurred under Floor Plan Facilities), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

    (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

    (4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

    (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will not be included, except that such Net Income will be included to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

    (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

    (3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

    (4) the cumulative effect of a change in accounting principles will be excluded.

    "CONSOLIDATED NET TANGIBLE ASSETS" of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Asbury who:

    (1) was a member of such Board of Directors on the date of the indenture; or

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    (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "COVENANT DEFEASANCE" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

    "CREDIT AGREEMENT" means that certain Credit Agreement, dated as of January 17, 2001 by and among Asbury Automotive Group L.L.C. and Ford Motor Credit Company, Chrysler Financial Company LLC, General Motors Acceptance Corporation and the other lenders thereto providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

    "CREDIT FACILITIES" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, or letters of credit, in each case, as amended, extended, renewed, restated, supplemented, Refinanced, replaced or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, or lenders or holders) from time to time.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DEFEASANCE TRUST" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

    "DESIGNATED SENIOR DEBT" has the meaning set forth above under the caption "Subordination."

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Asbury to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Asbury may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "Certain Covenants Restricted Payments."

    "DOMESTIC SUBSIDIARY" means any Restricted Subsidiary of Asbury that was formed under the laws of the United States or any state of the United States or the District of Columbia.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means any primary offering of common stock of Asbury; provided that, if such primary offering is not a public offering, it shall not include the portion of such offering made to an Affiliate of Asbury.

    "EXCESS PROCEEDS" has the meaning set forth above under the caption "Repurchase at the Option of Holders Assets Sales."

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    "EXISTING INDEBTEDNESS" means the Indebtedness of Asbury and its Restricted
Subsidiaries (other than Indebtedness under the Credit Agreement and under Floor Plan Facilities) in existence on the date of the indenture, until such amounts are repaid.

    "FIXED CHARGES" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

    (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (but excluding interest expense attributable to Indebtedness incurred under Floor Plan Facilities); plus

    (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

    (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

    (4) the product of (a) all dividends, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Asbury (other than Disqualified Stock) or the applicable Restricted Subsidiary to Asbury or a Restricted Subsidiary of Asbury, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined federal, state and local tax rate of such Person for such period as specified by the chief financial officer of such Person in good faith, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

    (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the

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        Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

    (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

    (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

    For purposes of this definition, whenever PRO FORMA effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Fixed Charges associated with any Indebtedness incurred in connection therewith, the PRO FORMA calculations shall be determined in good faith by the Chief Financial officer of Asbury. If any Indebtedness bears a floating rate of interest and is being given PRO FORMA effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months).

    "FLOOR PLAN FACILITY" means an agreement with Ford Motor Credit Company, General Motors Acceptance Corporation, DaimlerChrysler Services North America LLC or any other lending institution affiliated with a Manufacturer or any bank or asset-based lender under which Asbury or its Restricted Subsidiaries incur Indebtedness, all of the net proceeds of which are used to purchase, finance or refinance vehicles and/or vehicle parts and supplies to be sold in the ordinary course of the business of Asbury and its Restricted Subsidiaries and which may not be secured except by a Lien that does not extend to or cover any property other than property of the dealership(s) which use the proceeds of the Floor Plan Facility or other dealerships who have incurred Indebtedness from the same lender.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "GUARANTORS" means:

    (1) each of Asbury's Subsidiaries as of the date of the indenture (other than Asbury Insurance Company Ltd., a Cayman Islands corporation); and

    (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

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    (2) other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.

    "HOLDER" means the Person in whose name a note is registered on the registrar's books.

    "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

    (1) in respect of borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

    (3) in respect of banker's acceptances;

    (4) representing Capital Lease Obligations;

    (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

    (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date will be:

    (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; or

    (2) the principal amount of the Indebtedness.

    In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" will not be considered incremental Indebtedness.

    Indebtedness shall not include the obligations of any Person (A) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and (B) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents.

    "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Asbury or any Restricted Subsidiary of Asbury sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Asbury such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Asbury, Asbury will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of

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the covenant described above under the caption "Certain Covenants Restricted
Payments." The acquisition by Asbury or any Restricted Subsidiary of Asbury of a Person that holds an Investment in a third Person will be deemed to be an Investment by Asbury or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants Restricted Payments."

    Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

    "LEGAL DEFEASANCE" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "MANUFACTURER" means a vehicle manufacturer which is party to a dealership or national framework franchise agreement with Asbury or a Restricted Subsidiary of Asbury.

    "NET INCOME" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or
        (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

    (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by Asbury or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but only as and when received), in each case net of:

    (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees, appraiser fees and any relocation expenses incurred as a result of the Asset Sale;

    (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

    (3) amounts required to be applied to the permanent repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

    (4) all pro rata distributions and other pro rata payments required to be made to minority interest holders in Restricted Subsidiaries of Asbury or joint ventures as a result of such Asset Sale; and

    (5) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

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    "NON-RECOURSE DEBT" means Indebtedness:

    (1) as to which neither Asbury nor any of its Restricted Subsidiaries
        (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or
        (c) constitutes the lender;

    (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Asbury or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing (which may be by the terms of the instrument evidencing such Indebtedness) that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Asbury or any of its Restricted Subsidiaries) or assets of Asbury or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PAYMENT DEFAULT" has the meaning set forth above under the caption "Events of Default and Remedies."

    "PERMITTED BUSINESS" means any business that derives a majority of its revenues from the businesses engaged in by Asbury and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Asbury and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

    "PERMITTED HOLDER" means:

    (1) Asbury Automotive Holdings L.L.C., so long as 100% of its Equity Interests are beneficially owned, directly or indirectly, by the entities described in clauses (2) and (3);

    (2) Ripplewood Investments L.L.C. ("Ripplewood") and entities which are Affiliates of Ripplewood (without regard to the proviso in the definition of Affiliate), so long as Ripplewood is the beneficial owner of more than 50% of the Voting Stock of, or otherwise controls, such entities; and

    (3) Freeman Spogli & Co. LLC and entities which are Affiliates of Freeman Spogli & Co. LLC (without regard to the proviso in the definition of Affiliate), so long as Freeman Spogli & Co. LLC or its managing members are the beneficial owners of more than 50% of the Voting Stock of, or otherwise control, such entities.

    "PERMITTED INVESTMENTS" means:

    (1) any Investment in Asbury or in a Restricted Subsidiary of Asbury;

    (2) any Investment in cash or Cash Equivalents;

    (3) any Investment by Asbury or any Restricted Subsidiary of Asbury in a Person, if as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary of Asbury; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Asbury or a Restricted Subsidiary of Asbury;

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    (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales";

    (5) any Investment to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Asbury;

    (6) Hedging Obligations;

    (7) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

    (8) transactions with officers, directors and employees of Asbury or any of its Restricted Subsidiaries entered into in the ordinary course of business (including compensation, employee benefit or indemnity arrangements with any such officer, director or employee) and consistent with past business practices;

    (9) any Investment consisting of a guarantee permitted under "Certain Covenants Incurrence of Indebtedness and Issuance of Preferred Stock" above;

   (10) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete assets or assets damaged in the ordinary course of business and permitted pursuant to the indenture;

   (11) advances, loans or extensions of credit to suppliers in the ordinary course of business by Asbury or any of its Restricted Subsidiaries;

   (12) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

   (13) loans and advances to employees made in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding;

   (14) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

   (15) Investments in any Person to the extent such Investment existed on date of the indenture and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

   (16) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided that such receivables and prepaid expenses would be recorded as assets in accordance with GAAP; and

   (17) other Investments in any Person having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (17) since the date of the indenture, not to exceed
        $15.0 million.

    "PERMITTED JUNIOR SECURITIES" has the meaning set forth above under the caption "Subordination."

    "PERMITTED LIENS" means:

    (1) Liens of Asbury or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

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    (2) Liens upon any property or assets of Asbury or any of its Restricted
        Subsidiaries, now owned or hereafter acquired, which secures any Indebtedness that ranks pari passu with or subordinate to the notes; provided that:

       (a) if such Lien secures Indebtedness which is PARI PASSU with the notes, the notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, or

       (b) if such Lien secures Indebtedness which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes;

    (3) Liens in favor of Asbury or any of its Restricted Subsidiaries;

    (4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Asbury or any Subsidiary of Asbury; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Asbury or the Subsidiary;

    (5) Liens on property existing at the time of acquisition of the property by Asbury or any Subsidiary of Asbury, provided that such Liens were in existence prior to the contemplation of such acquisition;

    (6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

    (8) Liens existing on the date of the indenture;

    (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore; and

   (10) Liens incurred in the ordinary course of business of Asbury or any Restricted Subsidiary of Asbury with respect to obligations that do not exceed $10.0 million at any one time outstanding.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Asbury or any of its Restricted Subsidiaries issued to Refinance other Indebtedness of Asbury or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

    (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

    (3) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date

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        of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness Refinanced; and

    (4) such Indebtedness is incurred either by Asbury or by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "REFINANCE" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REPLACEMENT ASSETS" means (x) properties and assets (other than cash or any Capital Stock or other security) that will be used in a Permitted Business of Asbury and its Restricted Subsidiaries or (y) Capital Stock of any Person that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such Acquisition and that is involved principally in Permitted Businesses.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

    "SENIOR DEBT" has the meaning set forth above under the caption "Subordination."

    "SENIOR SUBORDINATED INDEBTEDNESS" means, with respect to any Person, the notes (in the case of Asbury), the Subsidiary Guarantees (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank PARI PASSU with the notes or such Subsidiary Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date of the indenture.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBSIDIARY" means, with respect to any specified Person:

    (1) any corporation, limited liability company, association or other business entity whether now existing or hereafter formed or acquired of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership whether now existing or hereafter formed or acquired
        (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

    "SUBSIDIARY GUARANTEE" means a Guarantee by a Guarantor of Asbury's obligations with respect to the notes.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Asbury that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

    (1) has no Indebtedness other than Non-Recourse Debt;

    (2) is not party to any agreement, contract, arrangement or understanding with Asbury or any Restricted Subsidiary of Asbury unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Asbury or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Asbury;

    (3) is a Person with respect to which neither Asbury nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Asbury or any of its Restricted Subsidiaries; and

    (5) has at least one director on its Board of Directors that is not a director or executive officer of Asbury or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Asbury or any of its Restricted Subsidiaries.

    Any designation of a Subsidiary of Asbury as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Asbury as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Asbury will be in default of such covenant. The Board of Directors of Asbury may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Asbury of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of certain U.S. federal income tax consequences of the exchange offer to holders of Original Notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired Original Notes at original issue for cash and holds such Original Notes as a capital asset within the meaning of Section 1221 of the Code.

    An exchange of Original Notes for New Notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their Original Notes for New Notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the New Notes as it had in the Original Notes immediately before the exchange.

    The foregoing discussion of certain U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder's situation or status. Accordingly, each holder of Original Notes considering this exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    We will not receive any proceeds from any sale of New Notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the Original Notes) other than commissions of concessions of any brokers or dealers and will indemnify the Holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the New Notes will be passed upon for us by John Kessler, Esq.

                            INDEPENDENT ACCOUNTANTS

CHANGE IN AUDITORS

    On May 13, 2002, we removed Arthur Andersen LLP ("Andersen") as our independent public accountants and on May 16, 2002 retained Deloitte & Touche LLP ("D&T") to serve as our independent public accountants for the fiscal year 2002.

    Andersen's reports on our consolidated financial statements for the years ended December 31, 2001 and December 31, 2000, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

    During the years ended December 31, 2001, and December 31, 2000, and through the date of this prospectus, there were no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to

Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. We provided Andersen with a copy of the foregoing disclosures.

    During the years ended December 31, 2001, and December 31, 2000, and through the date hereof, we did not consult D&T with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

    Our financial statements included in this prospectus to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP and Dixon Odom, P.L.L.C., each of which are independent public accountants, as indicated in their respective reports with respect thereto, and are included in the prospectus in reliance upon the authority of these firms as experts in giving these reports. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this exchange offer. This prospectus does not contain all the information contained in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of the:

    - 1999 Option Plan,

    - 2002 Stock Option Plan,

    - Severance Pay Agreement of Thomas R. Gibson,

    - Severance Pay Agreement of Philip R. Johnson,

    - Severance Pay Agreement of Thomas F. Gilman

    - Severance Pay Agreement of Thomas G. McCollum,

    - Severance Pay Agreement of Allen T. Levenson,

    - Severance Pay Agreement of Robert D. Frank,

    - Severance Pay Agreement of John C. Stamm,

    - Severance Pay Agreement of Kenneth B. Gilman,

    - Severance Pay Agreement of C.V. Nalley,

    - Severance Pay Agreement of Ben David McDavid,

    - Severance Pay Agreement of Luther Coggin,

    - Credit Agreement, dated as of January 17, 2001, between Asbury Automotive Group L.L.C. and Ford Motor Credit Company, Chrysler Financial Company, LL.C., and General Motors Acceptance Corporation,

    - Form of Shareholders Agreement between Asbury Automotive Holdings L.L.C. and the shareholders named therein,

    - Chrysler Dodge Dealer Agreement,

    - Ford Dealer Agreement,

    - General Motors Dealer Agreement,

    - Honda Dealer Agreement,

    - Mercedes Dealer Agreement,

    - Nissan Dealer Agreement, and

    - Toyota Dealer Agreement

    are qualified in all respects by reference to the actual text of the exhibit. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports and other information with the Securities and exchange Commission (the "Commission"). The reports and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1200, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site at HTTP://WWW.SEC.GOV, which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

                         INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE
                                                              -----------
Asbury Automotive Group, Inc.
  Report of Independent Public Accountants..................          F-2
  Consolidated Balance Sheets as of December 31, 2000 and
    2001 and March 31, 2002 (unaudited).....................          F-3
  Consolidated Statements of Income for the years ended
    December 31, 1999, 2000 and 2001 and for the three
    months ended March 31, 2001 (unaudited) and 2002
    (unaudited).............................................          F-4
  Consolidated Statements of Members'/Shareholders' Equity
    for the years ended December 31, 1999, 2000 and 2001 and
    for the three months ended March 31, 2001 (unaudited)
    and 2002 (unaudited)....................................          F-5
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1999, 2000 and 2001 and for the three
    months ended March 31, 2001 (unaudited) and 2002
    (unaudited).............................................          F-6
  Notes to Consolidated Financial Statements................   F-7 - F-32
Business Acquired by Asbury Automotive Group L.L.C.
  (Hutchinson Automotive Group)
  Report of Independent Public Accountants..................         F-33
  Combined Statements of Income for the year ended
    December 31, 1999 and for the period from January 1,
    2000 through June 30, 2000..............................         F-34
  Combined Statements of Shareholders' Equity for the year
    ended December 31, 1999 and for the period from
    January 1, 2000 through June 30, 2000...................         F-35
  Combined Statements of Cash Flows for the year ended
    December 31, 1999 and for the period from January 1,
    through June 30, 2000...................................         F-36
  Notes to Combined Financial Statements....................  F-37 - F-41
Business Acquired by Asbury Automotive Oregon L.L.C.
  (Thomason Auto Group)
  Report of Independent Public Accountants..................         F-42
  Combined Statement of Income for the period from
    January 1, 1999 through December 9, 1999................         F-43
  Combined Statement of Shareholders' Equity for the period
    from January 1, 1999 through December 9, 1999...........         F-44
  Combined Statement of Cash Flows for the period from
    January 1, 1999 through December 9, 1999................         F-45
  Notes to Combined Financial Statements....................  F-46 - F-50
Business Acquired by Asbury Automotive Arkansas L.L.C.
  (McLarty Combined Entities)
  Report of Independent Public Accountants..................         F-51
  Combined Statement of Income for the period from
    January 1, 1999 through November 17, 1999...............         F-52
  Combined Statement of Shareholders' Equity for the period
    from January 1, 1999 through November 17, 1999..........         F-53
  Combined Statement of Cash Flows for the period from
    January 1, 1999 through November 17, 1999...............         F-54
  Notes to Combined Financial Statements....................  F-55 - F-59
Business Acquired by Asbury Automotive North Carolina L.L.C.
  (Crown Automotive Group)
  Report of Independent Public Accountants..................         F-60
  Combined Statement of Income for the period from
    January 1, 1999 through April 6, 1999...................         F-61
  Combined Statement of Shareholders' Equity for the period
    from January 1, 1999 through April 6, 1999..............         F-62
  Combined Statement of Cash Flows for the period from
    January 1, 1999 through April 6, 1999...................         F-63
  Notes to Combined Financial Statements....................  F-64 - F-68

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asbury Automotive Group, Inc.:

    We have audited the accompanying consolidated balance sheets of Asbury Automotive Group, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asbury Automotive
Group, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

    As explained in Note 2 to the financial statements, the Company has given retroactive effect to the change in accounting for certain inventories from the last-in, first-out ("LIFO") method to the specific identification and first-in, first-out ("FIFO") methods.

                                                         /s/ Arthur Andersen LLP

Stamford, Connecticut
February 21, 2002 (except with respect to the change in accounting discussed above and in
  Note 2 and the matters discussed in
  Note 20 for which the date is May 8, 2002)

                         ASBURY AUTOMOTIVE GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS,

                              AS ADJUSTED (NOTE2)

                (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                DECEMBER 31,          MARCH 31,
                                                           -----------------------   -----------
                                                              2000         2001         2002
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $   47,241   $   60,506   $   78,112
  Contracts-in-transit...................................      76,554       93,044       86,217
  Current portion of restricted marketable securities....       1,304        1,410        1,455
  Accounts receivable (net of allowance of $2,396, $2,375
    and $2,347)..........................................      76,168       81,347       84,592
  Inventories............................................     558,164      496,054      510,799
  Deferred income taxes..................................          --           --        8,264
  Prepaid and other current assets.......................      19,694       25,253       30,416
                                                           ----------   ----------   ----------

    Total current assets.................................     779,125      757,614      799,855
PROPERTY AND EQUIPMENT, net..............................     218,153      256,402      258,379
GOODWILL, net............................................     364,164      392,856      392,287
RESTRICTED MARKETABLE SECURITIES.........................       7,798        6,807        5,849
OTHER ASSETS.............................................      38,983       51,334       48,002
                                                           ----------   ----------   ----------

    Total assets.........................................  $1,408,223   $1,465,013   $1,504,372
                                                           ==========   ==========   ==========

                         LIABILITIES AND MEMBERS'/SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Floor plan notes payable...............................  $  499,332   $  451,375   $  451,003
  Short-term debt........................................      16,290       10,000       10,194
  Current maturities of long-term debt...................      19,495       35,789       46,338
  Accounts payable.......................................      36,823       33,573       38,257
  Deferred income taxes..................................       2,723        3,876           --
  Accrued liabilities....................................      53,981       75,384       85,635
                                                           ----------   ----------   ----------

    Total current liabilities............................     628,644      609,997      631,427
LONG-TERM DEBT...........................................     435,879      492,548      429,689
DEFERRED INCOME TAXES....................................       1,043        1,370       27,585
OTHER LIABILITIES........................................      16,774       13,191        9,858
COMMITMENTS AND CONTINGENCIES
MEMBERS'/SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized...........................................          --           --           --
  Common stock, $.01 par value, 90,000,000 shares
    authorized, 34,000,000 issued and outstanding........          --           --          340
  Additional paid-in capital.............................                               413,838
  Contributed capital....................................     306,573      305,363           --
  Retained earnings......................................      19,310       40,888      (10,278)
  Accumulated other comprehensive income.................          --        1,656        1,913

    Total members'/shareholders' equity..................     325,883      347,907      405,813
                                                           ----------   ----------   ----------

    Total liabilities and members'/shareholders'
      equity.............................................  $1,408,223   $1,465,013   $1,504,372
                                                           ==========   ==========   ==========

                See Notes to Consolidated Financial Statements.

                         ASBURY AUTOMOTIVE GROUP. INC.

                       CONSOLIDATED STATEMENTS OF INCOME,

                              AS ADJUSTED (NOTE 2)

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                         FOR THE THREE
                                                                      FOR THE YEARS ENDED                   MONTHS
                                                                          DECEMBER 31,                  ENDED MARCH 31,
                                                              ------------------------------------   ---------------------
                                                                 1999         2000         2001        2001        2002
                                                              ----------   ----------   ----------   --------   ----------
                                                                                                          (UNAUDITED)
REVENUES:
  New vehicle...............................................  $1,769,030   $2,393,014   $2,532,203   $570,270   $  631,105
  Used vehicle..............................................     764,599    1,049,279    1,144,076    282,145      285,849
  Parts, service and collision repair.......................     332,022      427,917      481,533    116,054      125,068
  Finance and insurance, net................................      61,697       87,698      105,247     23,258       26,563
                                                              ----------   ----------   ----------   --------   ----------
    Total revenues..........................................   2,927,348    3,957,908    4,263,059    991,727    1,068,585
                                                              ----------   ----------   ----------   --------   ----------
COST OF SALES:
  New vehicle...............................................   1,628,908    2,200,659    2,322,466    524,126      578,770
  Used vehicle..............................................     699,040      957,083    1,038,319    257,027      258,388
  Parts, service and collision repair.......................     166,126      209,535      237,782     55,910       59,452
                                                              ----------   ----------   ----------   --------   ----------
    Total cost of sales.....................................   2,494,074    3,367,277    3,598,567    837,063      896,610
                                                              ----------   ----------   ----------   --------   ----------
GROSS PROFIT................................................     433,274      590,631      664,492    154,664      171,975
OPERATING EXPENSES:
  Selling, general and administrative.......................     335,000      441,889      510,430    117,221      133,015
  Depreciation and amortization.............................      16,555       24,385       30,591      7,041        5,833
                                                              ----------   ----------   ----------   --------   ----------
    Income from operations..................................      81,719      124,357      123,471     30,402       33,127
                                                              ----------   ----------   ----------   --------   ----------
OTHER INCOME (EXPENSE):
  Floor plan interest expense...............................     (22,451)     (36,069)     (27,238)    (8,934)      (4,350)
  Other interest expense....................................     (24,385)     (41,648)     (44,653)   (12,441)      (9,778)
  Interest income...........................................       3,021        5,846        2,528      1,185          315
  Net losses from unconsolidated affiliates.................        (616)      (6,066)      (3,248)    (1,000)        (100)
  Gain (loss) on sale of assets.............................       2,365       (1,533)        (384)        --           --
  Other income..............................................         151          888        1,914        438         (392)
                                                              ----------   ----------   ----------   --------   ----------
    Total other expense, net................................     (41,915)     (78,582)     (71,081)   (20,752)     (14,305)
                                                              ----------   ----------   ----------   --------   ----------
  Income from continuing operations before income taxes,
    minority interest and extraordinary loss................      39,804       45,775       52,390      9,650       18,822
INCOME TAX EXPENSE:
  Income tax expense........................................       1,742        3,570        4,980      1,168        2,194
  Tax adjustment upon conversion from an L.L.C. to a
    corporation.............................................                                                        11,553
                                                              ----------   ----------   ----------   --------   ----------
MINORITY INTEREST IN SUBSIDIARY EARNINGS....................      20,520        9,740        1,240        144           --
                                                              ----------   ----------   ----------   --------   ----------
Income from continuing operations before extraordinary
  loss......................................................      17,542       32,465       46,170      8,338        5,075
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT..........        (752)          --       (1,433)    (1,433)          --
DISCONTINUED OPERATIONS.....................................      (1,141)      (1,750)        (553)      (229)          87
                                                              ----------   ----------   ----------   --------   ----------
    Net income..............................................  $   15,649   $   30,715       44,184   $  6,676        5,162
                                                              ==========   ==========   ==========   ========   ==========
PRO FORMA INCOME TAX EXPENSE (BENEFIT) (net of effect on
  minority interest):
  Income tax expense........................................                            $   16,917              $    5,299
Tax adjustment upon conversion from an L.L.C. to a
  corporation...............................................                                    --                 (11,553)
                                                                                        ----------              ----------
    Tax affected pro forma net income.......................                            $   27,267              $   11,416
                                                                                        ==========              ==========
EARNINGS PER COMMON SHARE:
  Basic.....................................................                                                    $     0.17
                                                                                                                ==========
  Diluted...................................................                                                    $     0.17
                                                                                                                ==========
PRO FORMA EARNINGS PER COMMON SHARE:
  Basic.....................................................                            $     0.92              $     0.37
                                                                                        ==========              ==========
  Diluted...................................................                            $     0.92              $     0.37
                                                                                        ==========              ==========
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands):
  Basic.....................................................                                29,500                  30,400
                                                                                        ==========              ==========
  Diluted...................................................                                29,522                  30,434
                                                                                        ==========              ==========

                See Notes to Consolidated Financial Statements.

                         ASBURY AUTOMOTIVE GROUP, INC.
           CONSOLIDATED STATEMENTS OF MEMBERS'/SHAREHOLDERS' EQUITY,
                  AS ADJUSTED (NOTE 2) (DOLLARS IN THOUSANDS)

                                                                                          ACCUMULATED
                                                  ADDITIONAL                 RETAINED        OTHER
                                        COMMON     PAID-IN     CONTRIBUTED   EARNINGS    COMPREHENSIVE
                                        STOCK      CAPITAL       CAPITAL     (DEFICIT)      INCOME        TOTAL
                                       --------   ----------   -----------   ---------   -------------   --------
BALANCE AS OF DECEMBER 31, 1998, as
  previously reported................    $ --      $     --     $ 130,580    $ (3,200)      $   --       $127,380
  Add adjustments for the cumulative
    effect on prior years of applying
    retroactively the new method of
    accounting for inventories (Note
    2)...............................      --            --         4,190        (616)          --          3,574
                                         ----      --------     ---------    --------       ------       --------
BALANCE AS OF DECEMBER 31, 1998, as
  adjusted...........................      --            --       134,770      (3,816)          --        130,954
  Contributions......................      --            --        38,100          --           --         38,100
  Distributions......................      --            --            --      (9,874)          --         (9,874)
  Net income.........................      --            --            --      15,649           --         15,649
  Reclassification of minority member
    deficits.........................      --            --        26,359          --           --         26,359
                                         ----      --------     ---------    --------       ------       --------
BALANCE AS OF DECEMBER 31, 1999......      --            --       199,229       1,959           --        201,188
  Contributions......................      --            --        20,650          --           --         20,650
  Contribution of equity interest by
    minority members.................      --            --        86,694          --           --         86,694
  Distributions......................      --            --            --     (13,364)          --        (13,364)
  Net income.........................      --            --            --      30,715           --         30,715
                                         ----      --------     ---------    --------       ------       --------
BALANCE AS OF DECEMBER 31, 2000......      --            --       306,573      19,310           --        325,883
  Net income.........................      --            --            --      44,184           --         44,184
  Fair value of interest rate
    swaps............................      --            --            --          --        1,656          1,656
  Issuance of equity interest for
    acquisitions.....................      --            --         5,000          --           --          5,000
  Distributions......................      --            --            --     (22,606)          --        (22,606)
  Members' equity repurchased........      --            --        (3,710)         --           --         (3,710)
  Members' equity surrendered in
    purchase price settlement........      --            --        (2,500)         --           --         (2,500)
                                         ----      --------     ---------    --------       ------       --------
BALANCE AS OF DECEMBER 31, 2001......      --            --       305,363      40,888        1,656        347,907
  Contributions (unaudited)..........      --            --           800          --           --            800
  Distributions (unaudited)..........      --            --       (11,655)         --           --        (11,655)
  Net income (unaudited).............      --            --            --       5,162           --          5,162
  Change in fair value of interest
    rate swaps, net of $1,230 tax
    effect (unaudited)...............      --            --            --          --          257            257
  Stock and stock option compensation
    (unaudited)......................      --           549            --          --           --            549
  Proceeds from initial public
    offering, net (unaudited)........      45        62,748            --          --           --         62,793
  Reclassification of members' equity
    due to the exchange of membership
    interests for shares of common
    stock (unaudited)................     295       350,541      (294,508)    (56,328)          --             --
                                         ----      --------     ---------    --------       ------       --------
BALANCE AS OF MARCH 31, 2002
  (unaudited)........................    $340      $413,838     $      --    $(10,278)      $1,913       $405,813
                                         ====      ========     =========    ========       ======       ========

                See Notes to Consolidated Financial Statements.

                         ASBURY AUTOMOTIVE GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS,
                  AS ADJUSTED (NOTE 2) (DOLLARS IN THOUSANDS)

                                                                                                 FOR THE THREE MONTHS
                                                             FOR THE YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                                             ---------------------------------   --------------------
                                                               1999        2000        2001        2001        2002
                                                             ---------   ---------   ---------   ---------   --------
                                                                                                     (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income...............................................  $  15,649   $  30,715   $  44,184   $   6,676   $  5,162
  Adjustments to reconcile net income to net cash provided
    by operating activities................................
    Depreciation and amortization..........................     16,676      24,503      30,768       7,007      5,808
    (Gain) loss on sale of assets..........................     (2,365)      1,533         384
    Gain on sale of discontinued operations................         --          --          --          --       (559)
    Minority interest in subsidiary earnings...............     20,520       9,740       1,240          --         --
    Deferred income taxes..................................         --          --          --          --     11,115
    Extraordinary loss on early extinguishment of debt.....        752          --       1,433       1,433         --
    Net losses from unconsolidated affiliates..............        616       6,066       3,248       1,000        100
    Other non-cash charges.................................        716         564       3,197         875      1,044
Changes in operating assets and liabilities, net of effects
  from acquisitions and divestiture of assets..............
    Contracts-in-transit...................................     (2,260)    (19,632)    (16,490)      4,211      6,827
    Accounts receivable, net...............................    (13,101)    (17,500)    (20,025)    (15,741)    (6,403)
    Proceeds from sale of accounts receivable..............     18,108      19,867      17,624       4,967      4,448
    Inventories............................................    (50,075)    (24,758)    106,430      23,792    (17,233)
    Floor plan notes payable...............................     36,402      38,200     (80,812)    (13,109)     4,865
    Accounts payable and accrued liabilities...............     (1,032)     (8,335)     12,344       2,728      3,355
    Other..................................................      6,270       2,049      (7,000)     (3,144)    (2,129)
                                                             ---------   ---------   ---------   ---------   --------
    Net cash provided by operating activities..............     46,876      63,012      96,525      20,695     16,400
                                                             ---------   ---------   ---------   ---------   --------
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures.....................................    (22,327)    (36,062)    (50,032)    (10,326)    (8,593)
  Proceeds from the sale of assets.........................     15,803       6,054       2,083         484         --
  Proceeds from the sale of discontinued operations........         --          --          --          --      3,377
  Acquisitions (net of cash and cash equivalents acquired
    of $13,154, $12,776 and $1,049 in 1999, 2000 and 2001,
    respectively)..........................................   (106,443)   (183,840)    (50,150)     (2,224)        --
  Investments in unconsolidated affiliates.................     (7,500)         --      (1,200)     (1,200)        --
  Proceeds from restricted marketable securities...........      1,253       1,423         885         568        913
  Net receipt (issuance) of finance contracts..............     (6,250)       (480)        121        (571)      (850)
  Other investing activities...............................       (183)         --          --          --     (1,901)
                                                             ---------   ---------   ---------   ---------   --------
    Net cash used in investing activities..................   (125,647)   (212,905)    (98,293)    (13,269)    (7,054)
                                                             ---------   ---------   ---------   ---------   --------
CASH FLOW FROM FINANCING ACTIVITIES:
  Distributions to members.................................     (9,874)    (13,364)    (22,606)     (1,803)    (4,202)
  Repurchase of members' equity............................         --          --      (3,710)         --         --
  Contributions from members...............................     38,100      20,650          --          --        800
  Repayments of debt.......................................    (34,565)    (14,597)   (343,401)   (326,318)   (58,211)
  Proceeds from borrowings.................................    112,930     159,411     399,717     335,650      2,509
  Payment of debt issuance costs...........................         --          --     (12,530)    (12,191)        --
  Proceeds from initial public offering, net...............         --          --          --          --     67,364
  Net cash contributions from (distributions to) minority
    members of subsidiaries................................     (8,622)        212          --          --         --
  Other financing costs....................................         --          --      (2,437)         --         --
                                                             ---------   ---------   ---------   ---------   --------
    Net cash provided by (used in) financing activities....     97,969     152,312      15,033      (4,662)     8,260
                                                             ---------   ---------   ---------   ---------   --------
    Net increase in cash and cash equivalents..............     19,198       2,419      13,265       2,764     17,606
CASH AND CASH EQUIVALENTS, beginning of period.............     25,624      44,822      47,241      47,241     60,506
                                                             ---------   ---------   ---------   ---------   --------
CASH AND CASH EQUIVALENTS, end of period...................  $  44,822   $  47,241   $  60,506   $  50,005   $ 78,112
                                                             =========   =========   =========   =========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for
    Interest (net of amounts capitalized)..................  $  42,758   $  77,322   $  69,276   $  20,371   $ 12,880
                                                             =========   =========   =========   =========   ========
    Income taxes...........................................  $   1,364   $   3,302   $   4,647   $   1,903   $     67
                                                             =========   =========   =========   =========   ========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of equity for acquisitions......................  $  27,190   $  13,050   $   5,000   $      --   $     --
                                                             =========   =========   =========   =========   ========
  Members' equity surrendered in purchase price
    settlement.............................................  $      --   $      --   $   2,500   $      --   $     --
                                                             =========   =========   =========   =========   ========

     See Note 4 for additional supplemental non-cash investing activities.
                See Notes to Consolidated Financial Statements.

                         ASBURY AUTOMOTIVE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

    Asbury Automotive Group, Inc. ("Asbury" or the "Company") is a national automotive retailer, operating 90 new and used car dealerships (including 128 franchises) and 24 collision repair centers in 17 metropolitan areas of the Southeastern, Midwestern, Southwestern and Northwestern United States as of March 31, 2002. Asbury sells new and used vehicles, light trucks and replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges vehicle finance, insurance and service contracts for its automotive customers. Asbury offers, collectively, 32 domestic and foreign brands of new vehicles. In addition, one dealership sells four brands of commercial motor trucks.

    The Company was formed in 1995 and is controlled by Asbury Automotive Holdings L.L.C. which is controlled by Ripplewood Investments L.L.C.

2. CHANGE IN METHOD OF ACCOUNTING FOR CERTAIN INVENTORIES

    The Company has historically valued certain of its inventories on the last-in, first-out ("LIFO") method. As of March 19, 2002, the Company changed its method of valuation of such inventories to the specific identification and first-in, first-out ("FIFO") methods. The Company believes that the change to the specific identification and FIFO methods results in a better matching of revenue and expense and most clearly reflects periodic income. Financial statements of prior years have been restated to apply the new methodology retroactively. The effect of the accounting change on income for 1999, 2000 and 2001 is as follows:

                                                          1999       2000       2001
                                                        --------   --------   --------
Effect on Net income..................................   $(499)     $1,788      $355

    The balances of retained earnings for 1999, 2000, and 2001 have been adjusted for the effect (net of income taxes where applicable) of applying retroactively the new method of accounting.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The financial statements reflect the consolidated accounts of Asbury and its wholly-owned subsidiaries. The equity method of accounting is used for investments in which the Company has significant influence. Generally, this represents common stock ownership or partnership equity of at least 20% but not more than 50%. All intercompany transactions have been eliminated in consolidation.

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title, signing of the sales contract and approval of financing. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed. Sales discounts and service coupons are accounted for as a reduction to the sales price at the point of sale.

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Manufacturer incentives and rebates, including holdbacks, are not recognized until earned in accordance with the respective manufacturers incentive programs.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenues from financing fees and commissions are recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenues, net of estimated chargebacks, are included in finance and insurance revenue in the accompanying consolidated statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments that have an original maturity of three months or less at the date of purchase.

CONTRACTS-IN-TRANSIT

    Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    Inventories are stated at the lower of cost or market. The Company uses the specific identification method and the "first-in, first-out" method ("FIFO") to account for its inventories. The Company assesses the lower of cost or market reserve requirement on an individual unit basis, historical loss rates, the age and composition of the inventory and current market conditions. The lower of cost or market reserves were $5,264, $4,689 and $6,503 as of December 31, 2000 and 2001 and for the three months ended March 31, 2002, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized over the lesser of

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the life of the lease or the useful life of the related asset. The range of estimated useful lives is as follows (in years):

Buildings and leasehold improvements........................    5-35
Machinery and equipment.....................................    3-10
Furniture and fixtures......................................    3-10
Company vehicles............................................     3-5

    Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of such assets, are charged to operations as incurred.

    The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the assets and is amortized over the estimated useful lives of the assets. Capitalized interest expense totaled $779 and $129 for the year ended December 31, 2001 and for the three months ended March 31, 2002, respectively.

GOODWILL AND LONG-LIVED ASSETS

    Goodwill represents the excess of purchase price over the fair value of the net tangible and other intangible assets acquired at the date of acquisition. Goodwill is amortized on a straight-line basis over 40 years. Amortization expense charged to operations totaled $4,960, $8,330, and $9,564 for the years ended December 31, 1999, 2000 and 2001, respectively. Accumulated amortization totaled $15,041 and $24,748 as of December 31, 2000 and 2001, respectively. Other intangible assets, included in other assets on the accompanying consolidated balance sheets, relate mostly to value assigned to manufacturer franchise rights. The non-compete agreements and favorable lease rights are amortized on a straight-line basis over the life of the agreements ranging from 3-15 years. The value associated with the manufacturer franchise rights is deemed to have an indefinite life based on the provisions and/or characteristics of the manufacturer franchise agreements.

IMPAIRMENT OF GOODWILL AND LONG-LIVED ASSETS

    The recoverability of the Company's long-lived assets, including intangibles with identifiable lives is assessed by comparing the carrying amounts of such assets to the estimated undiscounted cash flows relating to those assets. The Company would conclude that an asset was impaired if the sum of such expected future cash flows is less than the carrying amount of the related asset. If the Company was to determine that an asset was impaired, the impairment loss would be the amount by which the carrying amount of the related asset exceeds its fair value. Events that would trigger an impairment assessment of long-lived assets include but are not limited to: a significant decrease in the market value of an asset or in the extent or manner in which an asset is used, a significant adverse change in legal factors or in the business climate that could affect the value of an asset or, a history of operating on cash flow losses

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) or a forecast that demonstrates losses of an asset. The Company does not believe its long-lived assets are impaired at March 31, 2002.

    The Company follows the provisions of SFAS No. 142 on assessing the recoverability of goodwill and nonamortizable, indefinite life intangible assets (see Recent Accounting Pronouncements for further disclosure).

EQUITY-BASED COMPENSATION

    The Company accounts for equity-based compensation issued to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company, as permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," has chosen to account for equity options at their intrinsic value. The Company has granted options either at or above market value and accordingly, no compensation expense has been recorded for its option plan.

TAX STATUS

    The Company consists primarily of limited liability companies and partnerships (with the Company as the parent), which are treated as one partnership for tax purposes. Under this structure, such companies and partnerships are not subject to income taxes but instead the members of the Company are taxed on their respective distributive shares of the Company's taxable income. Therefore, no provision for federal or state income taxes has been included in the financial statements for the limited liability companies and partnerships.

    The Company has nine subsidiaries which for income tax purposes are "C" corporations under the provisions of the U.S. Internal Revenue Code and, accordingly, follow the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are assumed to be in effect when the underlying assets are realized and liabilities are settled. A valuation allowance reduces deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

ADVERTISING

    The Company expenses production and other costs of advertising as incurred net of earned manufacturer credits and other discounts. Advertising expense totaled $29,622, $42,233 and $43,131 for the years ended December 31, 1999, 2000 and 2001 and $10,503 and $13,113 for the three-month periods ended March 31, 2001 and 2002 net of earned manufacturer credits of $7,035, $10,698, $11,019, $1,782 and $2,535, respectively, and is included in selling, general and administrative expense in the accompanying consolidated statements of income. For the years ended December 31, 1999, 2000 and 2001, approximately $4,000, $5,200 and $5,946 and for the three-month periods ended March 31, 2001

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and 2002 approximately $290 and $790, respectively, was paid to two separate entities in which two shareholders had substantial interests.

USE OF ESTIMATES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates, particularly related to realization of inventory values, allowance for credit losses (see Note 7) and reserves for future chargebacks.

STATEMENTS OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying consolidated statements of cash flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of restricted marketable securities, floor plan notes payable and long-term debt. The carrying amounts of its financial instruments approximate their fair values at December 31, 2000 and 2001 and March 31, 2002 due to their relatively short duration and variable interest rates.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

    For the year ended December 31, 2001, Honda, Ford, Toyota, Nissan, Lexus, Acura and Mercedes Benz accounted for 17%, 12%, 10%, 8%, 6%, 5% and 5% of our revenues from new vehicle sales, respectively. No other franchise accounted for more than 5% of our total new vehicle revenue sales in 2001.

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DERIVATIVE INVESTMENTS AND HEDGING ACTIVITIES

    The Company utilizes derivative financial investments for the purpose of hedging the risks of certain identifiable and anticipated transactions. In general, the types of risks hedged are those relating to the variability of future earnings and cash flows caused by movements in interest rates. The Company documents its risk management strategy and hedge effectiveness at the inception of and during the term of each hedge. Currently, the only derivatives being used by the Company are interest rate swaps for the purpose of hedging the cash flows of variable rate debt.

    The Company utilizes such derivatives only for the purpose of hedging the related risks, not for speculation. The derivatives which have been designated and qualify as cash flow hedging instruments are reported at fair value. The gain or loss on the effective portion of the hedge is initially reported as a component of other comprehensive income. The remaining gain or loss, if any, is recognized currently in earnings. Amounts in accumulated other comprehensive income are reclassified into net income in the same period in which the hedged forecasted transaction affects earnings.

SEGMENT REPORTING

    The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138, issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS
No. 133. The adoption of SFAS No.133 did not have a material impact on the Company's results of operations, financial position, liquidity or cash flows.

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    On June 30, 2001, the Financial Accounting Standards Board ("FASB") finalized and issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142").

    SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method, eliminating the pooling of interests method.

    SFAS No. 142 eliminates goodwill amortization over its estimated useful life. However, goodwill will be subject to at least an annual assessment for impairment by applying a fair value based test. Additionally, acquired intangible assets should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. Intangible assets with definitive lives will need to be amortized over their useful lives. The statement requires that by June 30, 2002, a company must establish its fair value benchmarks in order to test for impairment. The Company adopted this statement effective January 1, 2002, but is still in the process of evaluating its benchmark assessments. The Company does not anticipate that the ultimate adoption of all the provisions of SFAS No. 142 will result in an impairment of goodwill, based on the fair value based test; however, changes in the facts and circumstances relating to the Company's goodwill and other intangible assets could result in an impairment of intangible assets in the future.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of Accounting Principles Board Opinion (APB) No. 30, "Reporting the Results of Operations Reporting the Effects of The Disposal of a Segment Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS No. 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statement, but broadens the presentation to include a component of an entity. The Company adopted this statement effective January 1, 2002. The adoption of this statement resulted in income from discontinued operations of $87 for the three months ended March 31, 2002 and losses of $1,141, $1,750, $553 and $229 for the years ended December 31, 1999, 2000 and 2001 for the three months ended March 31, 2001, respectively being classified to discontinued operations of the accompanying statements of income.

4. ACQUISITIONS

OVERVIEW

    Prior to the Minority Member Transaction discussed later in this note, the Company had consummated eight major platform acquisitions ("platforms"), which were effected through its subsidiaries in which the sellers received, in addition to cash consideration, an interest in the platform subsidiary established to effect the related acquisition. Minority ownership interests related to such

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

4. ACQUISITIONS (CONTINUED)
transactions ranged from 20% to 49%. Such acquisitions were accounted for using the purchase method of accounting; however, as also discussed below, certain of these acquisitions were effected through leveraged buy-out transactions. A leveraged buy-out is a transaction where in excess of 50% of the purchase price has been financed. According to Emerging Issues Task Force (EITF) 88-16 transactions meeting the criteria of a leveraged buy-out where the previous control group receives a greater than 20% interest in the acquired company, the net assets associated with the previous control group should be stated at historical cost. In such cases, the historical book value (carryover basis) was used to measure the portion of assets acquired and liabilities assumed attributed to such minority members of the subsidiaries. In connection with the Minority Member Transaction, as discussed below, the minority interests in the subsidiaries were acquired using the purchase method of accounting. As such, on April 30, 2000 the impact of carryover basis accounting associated with the interests transferred into Asbury Automotive Oregon L.L.C., ("Asbury Oregon"), have been eliminated.

    The Company has consummated additional acquisitions through its subsidiaries and certain of these acquisitions resulted in the issuance of minority interests. Certain of these additional acquisitions were combined to create a ninth platform.

    The operations of the acquired dealerships are included in the accompanying consolidated statements of income commencing on the date acquired.

MINORITY MEMBER TRANSACTION

    On April 30, 2000, Asbury, the then parent company, and the minority members of Asbury's subsidiaries reached an agreement whereby their respective equity interests were transferred into escrow pending the approval of the vehicle manufacturers. On August 30, 2000 the vehicle manufacturers, of which approval was required, approved the transaction and the respective equity interests were released from escrow and were transferred into Asbury Oregon in exchange for equity interests in Asbury Oregon (the "Minority Member Transaction"). On the date the equity interests were transferred into escrow, the exchange of the minority members' interests was accounted for using the purchase method of accounting whereby the values of the related minority interests transferred into Asbury Oregon were recorded at their estimated fair values, approximately $93,710. The accompanying consolidated balance sheets include the allocations of the purchase price to tangible and intangible net assets transferred. This allocation resulted in recording approximately $23,679 of goodwill. Following the Minority Member Transaction, the then parent company, Asbury, changed its name to Asbury Automotive Holdings L.L.C. ("Asbury Holdings") and Asbury Oregon changed its name to Asbury Automotive Group L.L.C. Subsequent to the Minority Member Transaction, Asbury Holdings owns approximately 59% of the member interest of the Company with the remaining member interest being held by the former minority members of the Company's subsidiaries.

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

4. ACQUISITIONS (CONTINUED)

1999

    During 1999, the Company acquired one platform (consisting of 6 dealerships), and 9 other dealerships as well as the remaining interest of a dealership partially purchased in 1998 for an aggregate purchase price of $119,597, including the proceeds from $73,784 in borrowings and the issuance of minority interests to certain of the previous controlling shareholders.

    The accompanying consolidated financial statements include the results of operations of acquisitions acquired in 1999 subsequent to the date of the respective acquisitions. The following unaudited pro forma financial data reflects the 1999 acquisitions as if they occurred on January 1, 1999.

                                                                 1999
                                                              -----------
                                                              (UNAUDITED)
Revenues....................................................  $3,370,470
Income from continuing operations before income taxes,
  minority interest and extraordinary loss..................      44,812

2000

    During 2000, the Company acquired 18 dealerships for an aggregate purchase price of $197,648, including the proceeds from $140,820 in borrowings and the issuance of member equity interests to certain of the previous controlling shareholders.

    The accompanying consolidated financial statements include the results of operations of acquisitions acquired in 1999 and 2000 subsequent to the date of the respective acquisitions. The following unaudited pro forma financial data reflects the 1999 and 2000 acquisitions and the effect of the Minority Member Transaction as if they occurred on January 1, 1999.

                                                          1999         2000
                                                       ----------   ----------
                                                             (UNAUDITED)
Revenues.............................................  $4,189,491   $4,220,047
Income from continuing operations before income
  taxes, minority interest and extraordinary loss....      52,891       48,407

2001

    During 2001 the Company acquired 7 dealerships for an aggregate purchase price of $51,199 principally funded through the Company's acquisition credit facility and the issuance of a $5,000 equity interest in the Company to certain of the selling shareholders.

    The accompanying consolidated financial statements include the results of operations of the acquisitions completed in 2000 and 2001 from the date of the respective acquisitions. The following

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

4. ACQUISITIONS (CONTINUED)
unaudited pro forma financial data reflects the 2000 and 2001 acquisitions as if they occurred on January 1, 2000.

                                                          2000         2001
                                                       ----------   ----------
                                                             (UNAUDITED)
Revenues.............................................  $4,527,765   $4,451,921
Income from continuing operations before income
  taxes, minority interest and extraordinary loss....      50,859       53,295

    The unaudited pro forma selected financial data does not purport to represent what the Company's results of operations would have actually been had the transactions in fact occurred as of an earlier date or project the results for any future period. Pro forma adjustments included in the amounts above relate primarily to: (a) pro forma amortization expense; (b) adjustments to compensation expense and management fees to the post acquisition contracted amounts and; (c) increases in interest expense resulting from the net cash borrowings used to complete the related acquisitions.

    The foregoing acquisitions were all accounted for under the purchase method of accounting. Except as discussed below, the historical book values of the assets and liabilities were recorded at their fair value as of the acquisition dates. Certain of these acquisitions were affected through leveraged buyout transactions. Prior to the Minority Member Transaction, the accompanying consolidated financial statements reflected the use of carryover basis (i.e., the historical values of the acquired company prior to the acquisition) in order to measure the portion of assets acquired and liabilities assumed attributed to certain minority members of the subsidiaries.

    In certain of these transactions, just prior to the leveraged buy-out of the related controlling interest, the net book value attributable to the minority interests was increased to reflect its fair value. This amount along with the historical carrying amount of the net assets acquired was the basis for determining the amount of carryover basis used to record the leveraged buy-out of the acquisition.

    The following table summarizes the Company's acquisitions:

                                                 ACQUISITIONS CONSUMMATED IN
                                               -------------------------------
                                                 1999       2000        2001
                                               --------   ---------   --------
Cash paid for businesses acquired............  $119,597   $ 196,616   $ 51,199
Equity issued................................        --          --      5,000
Issuance of minority equity interest.........    27,190      13,050         --
Less: Predecessor cost adjustment............   (18,828)     (9,582)        --
Goodwill.....................................   (87,754)   (129,557)   (40,317)
                                               --------   ---------   --------

Estimated fair value of net tangible and
  other intangible assets acquired...........  $ 40,205   $  70,527   $ 15,882
                                               ========   =========   ========

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

4. ACQUISITIONS (CONTINUED)
    As a result of the Minority Member Transaction, $82,783 of predecessor cost adjustment has been eliminated as part of the purchase accounting applied.

    The allocation of purchase price to assets acquired and liabilities assumed for 2001 acquisitions has been based on preliminary estimates of fair value and may be revised as additional information concerning valuation of such assets and liabilities becomes available. The preliminary allocation of purchase price for 2001 acquisitions is as follows:

Working capital.............................................  $ 7,213
Fixed assets................................................    6,454
Other assets................................................      153
Goodwill....................................................   40,317
Franchise rights............................................    5,000
Other liabilities...........................................     (864)
Acquisition of minority interest............................   (2,074)
                                                              -------

Total purchase price........................................  $56,199
                                                              =======

    Amounts for certain of the acquisitions are subject to final purchase price adjustments for items such as tangible net worth and seller's representations regarding the adequacy of certain reserves. In addition, the allocation of amounts to acquired intangibles is subject to final valuation.

MINORITY INTERESTS

    The use of carryover basis accounting for those acquisitions effected through leveraged buy-out transactions combined with the impact of distributing to the sellers a portion of the borrowings used to consummate such acquisitions resulted in minority shareholder deficits in those subsidiaries. In 1998, such deficits were recorded as a reduction of members' equity. In 1999, the Company determined that the minority portion of those shareholder deficits were realizable. Accordingly, these amounts were reclassified to, and offset against, other minority interest amounts. All minority interests were eliminated as a result of the Minority Member Transaction.

5. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

    In the fourth quarter of 1999, the Company made a $7,500 investment in Greenlight.com ("Greenlight"), a startup Internet company engaged in the retail sale of new vehicles. The investment was accounted for under the equity method whereby the Company recorded pre-tax losses of $764 and $6,938 in 1999 and 2000, respectively, related to its investment in and expenses paid on the behalf of Greenlight. As of December 31, 2000, the Company's investment was fully written-off through equity investment losses. In 2001, the Company invested an additional $1,200 into Greenlight. Following the Company's additional investment, Greenlight was merged into CarsDirect.com ("CarsDirect") a company also engaged in the retail sale of new vehicles over the Internet. The Company's investment

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

5. INVESTMENTS IN UNCONSOLIDATED AFFILIATES (CONTINUED) in CarsDirect totaled approximately 3% of CarsDirect's total equity after the merger. The Company's cost basis investment in CarsDirect is fully reserved for as of December 31, 2001.

6. DIVESTITURES

    During 1999, the Company completed the sale of certain real estate assets for net cash proceeds of $13,016 recognizing a gain of $2,392. The gain was comprised of the difference of $3,459 between the recorded book value as of the date of the sale and the net cash proceeds is attributed to the use of carryover basis in valuing the minority interest in the related assets. Of that difference, $1,067 relates to the sale of an asset back to one of the Company's minority members within the purchase price allocation period and was therefore accounted for as an adjustment to the related purchase price. In addition, the Company sold other fixed assets for cash proceeds of $2,787, recognizing a $27 loss.

    During 2000, the Company sold three dealerships and certain fixed assets for net cash proceeds of $6,054 and recorded a net loss on sale of these assets of $1,533. The loss was comprised of $1,650 of losses from the sale of dealerships which was offset by $117 of gains from the sale of fixed assets.

    During 2001, the Company received net cash proceeds of $2,083 and recorded a $384 net loss on the sale of assets. The net loss was comprised of a $421 loss related to the divestiture of two franchises offset by a $37 gain on the sale of fixed assets.

    The above mentioned gain in 1999, which resulted from the use of carryover basis to value the minority interest in the related assets, is also reflected in minority interest in subsidiary earnings on the respective accompanying consolidated statements of income.

7. INVENTORIES AND RELATED FLOOR PLAN NOTES PAYABLE

    Inventories consist of the following:

                                                  DECEMBER 31,
                                               -------------------    MARCH 31,
                                                 2000       2001        2002
                                               --------   --------   -----------
                                                                     (UNAUDITED)
New vehicles.................................  $445,354   $381,011     $380,947
Used vehicles................................    74,529     74,885       90,640
Parts and accessories........................    38,281     40,158       39,212
                                               --------   --------     --------

  Total inventories..........................  $558,164   $496,054     $510,799
                                               ========   ========     ========

    The inventory balance is reduced by manufacturers' purchase discounts; such reduction is not reflected in related floor plan liability.

    Floor plan notes payable reflect amounts payable for purchases of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on LIBOR or prime. For the years ended December 31, 2000 and 2001, and three months ended March 31, 2002, the weighted

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

7. INVENTORIES AND RELATED FLOOR PLAN NOTES PAYABLE (CONTINUED) average interest rates on floor plan notes payable outstanding were 8.7%, 6.3% and 4.0%, respectively. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the respective subsidiary and are subject to certain financial and other covenants.

8. ACCOUNTS AND NOTES RECEIVABLE

ACCOUNTS RECEIVABLE

    The Company has agreements to sell certain of its trade receivables, without recourse as to credit risk, in an amount not to exceed $25,000 per year. The receivables are sold at a discount which is included in selling, general and administrative expenses in the accompanying consolidated statements of income. The discounts totaled $543, $556 and $476 for the years ended December 31, 1999, 2000, 2001 and $119 and $92 for the three-month periods ended March 31, 2001 and 2002, respectively. At December 31, 2000 and 2001 and March 31, 2002, $19,867, $17,624 and $4,448 of receivables, respectively, were sold under these agreements and were reflected as reductions of trade accounts receivable.

NOTES RECEIVABLE

    Notes receivable for finance contracts, included in prepaid and other current assets and other assets on the accompanying consolidated balance sheets, have initial terms ranging from 12 to 60 months bearing interest at rates ranging from 7.5% to 29.9% and are collateralized by the related vehicles. Notes receivable finance contracts consists of the following:

                                                   DECEMBER 31,
                                                -------------------    MARCH 31,
                                                  2000       2001        2002
                                                --------   --------   -----------
                                                                      (UNAUDITED)
Gross contract amounts due....................  $ 34,614   $ 34,857     $ 35,737
Less Allowance for credit losses..............    (4,760)    (4,631)      (4,662)
                                                --------   --------     --------

                                                  29,854     30,226       31,075
Current maturities, net.......................   (14,741)   (13,916)     (14,165)
                                                --------   --------     --------

Notes receivable, net of current portion......  $ 15,113   $ 16,310     $ 16,910
                                                ========   ========     ========

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

8. ACCOUNTS AND NOTES RECEIVABLE (CONTINUED)
    Contractual maturities of gross notes receivable finance contracts at December 31, 2001 are as follows:

2002........................................................  $13,916
2003........................................................   10,321
2004........................................................    7,195
2005........................................................    2,889
2006........................................................      536
                                                              -------
                                                              $34,857
                                                              =======

9. PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consist of the following:

                                                  DECEMBER 31,
                                               -------------------    MARCH 31,
                                                 2000       2001        2002
                                               --------   --------   -----------
                                                                     (UNAUDITED)
Land.........................................  $ 60,031   $ 67,937     $ 67,964
Buildings and leasehold improvements.........   121,809    154,759      158,982
Machinery and equipment......................    27,966     32,537       32,702
Furniture and fixtures.......................    19,641     24,636       24,254
Company vehicles.............................    19,162     24,236       23,877
                                               --------   --------     --------

  Total......................................   248,609    304,105      307,779
Less Accumulated depreciation................   (30,456)   (47,703)     (49,400)
                                               --------   --------     --------

  Property and equipment, net................  $218,153   $256,402     $258,379
                                               ========   ========     ========

10. SHORT-TERM DEBT

    One of the Company's subsidiaries had $25,000 available under the terms of certain revolving credit facilities through April 2001 and $10,000 available under one credit facility thereafter, of which $13,667, $10,000 and $10,000 was outstanding at December 31, 2000 and 2001, and March 31, 2002, respectively. The credit facilities are secured by the notes receivable of the respective subsidiary. Such amounts are payable on demand, and accrue interest at variable rates (the weighted average interest rates were 10.0% and 8.6% for the years ended December 31, 2000 and 2001 and 5.6% for the three-month period ended
March 31, 2002, respectively). In addition, another one of the Company's subsidiaries had $2,623 outstanding on a revolving credit facility as of December 31, 2000, representing the full amount available under the facility. Such amount was repaid in January 2001.

    The credit facilities mentioned above are subject to certain financial and other covenants.

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

11. LONG-TERM DEBT

    Long-term debt consists of the following at:

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                2000       2001        2002
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Term notes payable to banks (including the Committed Credit
  Facility, as defined below) bearing interest at fixed and
  variable rates (the weighted average interest rates were
  10.1% and 9.8% for the years-ended December 31, 2000 and
  2001 and 8.4% for the three-month period ended March 31,
  2002, respectively), maturing in January 2005, secured by
  the assets of the related subsidiary companies............  $318,582   $383,269     $332,138
Mortgage notes payable to banks bearing interest at fixed
  and variable rates (the weighted average interest rates
  were 9.3% and 7.9% for years-ended December 31, 2000 and
  2001, and 5.7% for the three-month period ended March 31,
  2002, respectively), maturing at various dates from 2002
  to 2015. These obligations are secured by property, plant
  and equipment of the related subsidiary companies which
  had an approximate net book value of $157,084 at December
  31, 2001..................................................   114,646    121,730      120,448
Non-interest bearing note payable to former shareholders of
  one of the Company's subsidiaries, net of unamortized
  discount of $1,886, $1,113 and $893 as of December 31,
  2000 and 2001 and March 31, 2002, respectively, determined at an effective interest rate of 6.4%, payable in
  semiannual installments of approximately $913, due January
  2006, secured by marketable securities....................     8,453      7,138        6,445
Notes payable to financing institutions secured by
  rental/loaner vehicles bearing interest at variable rates
  (the weighted average interest rates were 8.7% and 7.6%
  for the years ended December 31, 2000 and 2001, and 5.6%
  for the three-month period ended March 31, 2002,
  respectively), maturing at various dates from 2002 to
  2004......................................................     7,269     10,741       10,377
Capital lease obligations...................................     4,058      2,297        2,058
Other notes payable.........................................     2,366      3,162        4,561
                                                              --------   --------     --------

                                                               455,374    528,337      476,027
Less Current portion........................................   (19,495)   (35,789)     (46,338)
                                                              --------   --------     --------

Long-term portion...........................................  $435,879   $492,548     $429,689
                                                              ========   ========     ========

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

11. LONG-TERM DEBT (CONTINUED)
    The aggregate maturities of long-term debt at December 31, 2001, are as follows:

2002........................................................  $ 35,789
2003........................................................    49,569
2004........................................................     5,148
2005........................................................   398,880
2006........................................................     3,414
Thereafter..................................................    35,537
                                                              --------

                                                              $528,337
                                                              ========

    Prior to January 17, 2001, the Company had variable rate notes, primarily based on LIBOR which were subject to normal lending terms and contained covenants which limited the Company's ability to incur additional debt and transfer cash outside the related subsidiary (such restrictions include transferring funds upstream to the Company). In addition, the various debt agreements required the related subsidiary to maintain certain financial ratios.

    On January 17, 2001, the Company entered into a three year committed financing agreement (the "Committed Credit Facility") with Ford Motor Credit Company, General Motors Acceptance Corporation and Chrysler Financial Company L.L.C. with total availability of $550 million. The Committed Credit Facility is used for working capital and acquisition financing. At the date of closing, the Company utilized $330,599 of the Committed Credit Facility to repay certain existing term notes and pay certain fees and expenses of the closing. All borrowings under the Committed Credit Facility bear interest at variable rates based on LIBOR plus a specified percentage depending on the Company's attainment of certain leverage ratios and the outstanding balance under this Facility.

    The terms of the Committed Credit Facility require the Company to maintain certain financial covenants including a current ratio, a fixed charge coverage ratio and a leverage ratio.

    The Company has extended the maturity of the Committed Credit Facility through January 2005.

    Also on January 17, 2001, and in connection with the Committed Credit Facility, the Company obtained uncommitted floor plan financing lines of credit for new vehicles (the "New Floor Plan Lines"). The Company refinanced substantially all of its existing floor plan debt under the New Floor Plan Lines. The New Floor Plan Lines do not have specified maturities. They bear interest at variable rates based on LIBOR or prime and are provided by:

Ford Motor Credit Company...................................  $330 million
Chrysler Financial Company L.L.C............................   315 million
General Motors Acceptance Corporation.......................   105 million
                                                              ------------

Total floor plan lines......................................  $750 million
                                                              ============

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

11. LONG-TERM DEBT (CONTINUED)
    The Company finances substantially all of its new vehicle inventory and a portion of its used vehicle inventory under the floor plan financing credit facilities. The Company is required to make monthly interest payments on the amount financed, but is not required to repay the principal prior to the sale of the vehicle. These floor plan arrangements grant a security interest in the financed vehicles as well as the related sales proceeds. Amounts financed under the floor plan financing bear interest at variable rates, which are typically tied to LIBOR or a prime rate.

    Each of the above three lenders also provides, in its reasonable discretion, uncommitted floor plan financing for used vehicles. Such used vehicle financing is provided up to a fixed percentage of the value of each financed used vehicle.

    At December 31, 2000 and 2001, the Company held investments in restricted marketable securities (U.S. Treasury Strips), which serve as collateral for a non-interest bearing note payable due to former shareholders of one of the Company's subsidiaries. These marketable securities are classified as held to maturity and accordingly stated at cost which approximates fair market value and mature in 2006. The principal on the non-interest-bearing note is repaid from the proceeds of the maturity of such securities.

    Deferred financing fees aggregated approximately $1,711, $8,832 and $7,918 as of December 31, 2000 and 2001 and March 31, 2002, net of accumulated amortization of $1,068, $3,568 and $4,613, respectively, and are included in other assets on the accompanying consolidated balance sheets.

12. FINANCIAL INSTRUMENTS

    The Company has entered into interest rate swap agreements to reduce the effects of changes in interest rates on its floating LIBOR rate long-term debt. At December 31, 2001, the Company had outstanding three interest rate swap agreements with a financial institution, having a combined total notional principal amount of $300 million, all maturing in November 2003. The aggregate fair value of the swap arrangements at December 31, 2001 was $1,776. For the year ended December 31, 2001, the ineffectiveness reflected in earnings was $120. The measurement of hedge ineffectiveness is based on a comparison of the change in fair value of the actual swap and the change in fair value of a hypothetical swap with terms that identically match the critical terms of the floating rate debt. The ineffectiveness of these swaps is reported in other income in the accompanying consolidated statement of income. During the first quarter of 2002, the Company terminated its three interest rate swap agreements and immediately entered into three new interest rate swap agreements for the same combined notional principal amount, with the same maturity date, November 2003. The original swap agreements had an aggregate fair market value of $1,727 at the date of termination. Such amount will be amortized into income using the effective interest method through November 2003, the maturity date of the original agreements. The new swaps agreements also require the Company to pay fixed rates with a weighted average of approximately 2.99% and receive in return amounts calculated at one-month LIBOR. The swap agreements have been designated and qualify as cash flow hedges of the Company's forecasted variable interest rate payments. At March 31, 2002, the aggregate fair value of the unamortized portion of the terminated swaps and the swaps currently in place was $3,143. For the quarter, the

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

12. FINANCIAL INSTRUMENTS (CONTINUED)
ineffectiveness reflected in earnings, prior to the termination of the original swaps, was not material. The new swap agreements do not contain any ineffectiveness.

    Additionally, in December 2000, the Company terminated a swap agreement resulting in a gain of $375 which was deferred and recorded to income in the first quarter of 2001 when the related debt was extinguished.

13. INCOME TAXES (UNAUDITED)

    Effective March 19, 2002, the Company converted to a corporation and is now subject to federal, state and local income taxes. In connection with the IPO and in accordance with SFAS No. 109 "Accounting for Income Taxes," the Company recorded a one-time nonrecurring charge of $11,553 for deferred taxes upon the exchange of the limited liability company interest in Asbury Automotive Group L.L.C. for the Company's stock. This charge relates to a net deferred tax liability associated with the difference between the financial statement and tax basis of the assets and liabilities of the Company at the conversion date. Prior to the conversion to a corporation, Asbury Automotive Group L.L.C. was comprised primarily of limited liability companies and partnerships (with Asbury Automotive Group L.L.C. as the parent), which were treated as one partnership for tax purposes. In addition, Asbury Automotive Group L.L.C. had nine subsidiaries that were already corporations and followed the provisions of SFAS No. 109. For the period from January 1, 2002 through March 31, 2002, the Company recorded a tax provision of $2,194 relating to income from operations of the Company's preexisting corporations (noted above) for the three months ended March 31, 2002 and income from operations of the remainder of the Company's subsidiaries for the period from March 19, 2002 through March 31, 2002.

    For those subsidiaries subject to income tax, provisions have been made for deferred taxes based on differences between financial statement and tax basis of assets and liabilities using currently enacted tax rates and regulations.

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

13. INCOME TAXES (UNAUDITED) (CONTINUED)
    The pro forma provision for income taxes reflects the income tax expense that would have been reported if the Company had been a C corporation. The components of unaudited pro forma income taxes for the year ended December 31, 2001 are as follows:

                                                        DECEMBER 31,   MARCH 31,
                                                            2001         2002
                                                        ------------   ---------
Pro forma income taxes:
  Current:
  Federal.............................................     $18,479      $ 7,396
  State...............................................       2,640        1,376
  Less: minority portion..............................        (519)          --
                                                           -------      -------

  Total current.......................................      20,600        8,772
  Deferred:
  Federal.............................................       1,164        9,244
  State...............................................         166        1,030
  Less: minority portion..............................         (33)          --
                                                           -------      -------

  Total deferred......................................       1,297       10,274
                                                           -------      -------

Total pro forma income taxes..........................     $21,897      $19,046
                                                           =======      =======

    The following tabulation reconciles the expected corporate federal income tax expense for the year ended December 31, 2001 to the Company's unaudited pro forma income tax expense:

                                                        DECEMBER 31,   MARCH 31,
                                                            2001         2002
                                                        ------------   ---------
Expected pro forma income tax expense.................      35.0%        35.0%
State income tax, net of federal tax effect...........       5.0          4.0
Non-deductible goodwill and other intangibles.........       2.5           --
Other, net............................................       2.0          0.8
                                                            ----         ----

                                                            44.5%        39.8%
                                                            ====         ====

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

14. EARNINGS PER SHARE (UNAUDITED)

    Basic earnings per share is computed by dividing net income by the assumed weighted-average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the assumed weighted-average common shares and common share equivalents outstanding during the period.

    The basic and diluted earnings per share and number of common share and common share equivalents are as follows:

                                                                    FOR THE THREE
                                                    FOR THE YEAR    MONTHS ENDED
                                                   ENDED DECEMBER     MARCH 31,
                                                      31, 2001          2002
                                                   --------------   -------------
Earnings per common share:
  Basic:
  Income from continuing operations before
    extraordinary loss...........................      $ 0.96           $ 0.17
  Extraordinary loss on early extinguishment of
    debt.........................................       (0.03)              --
  Discontinued operations........................       (0.01)              --
                                                       ------           ------
  Net income.....................................      $ 0.92           $ 0.17
                                                       ======           ======
  Diluted:
  Income from continuing operations before
    extraordinary loss...........................      $ 0.96           $ 0.17
  Extraordinary loss on early extinguishment of
    debt.........................................       (0.03)              --
  Discontinued operations........................       (0.01)              --
                                                       ------           ------
  Net income.....................................      $ 0.92           $ 0.17
                                                       ======           ======
Weighted average shares outstanding (in
  thousands):
  Basic shares...................................      29,500           30,400
  Shares issuable with respect to additional
    common share equivalents (stock options).....          22               34
                                                       ------           ------
  Diluted share equivalents......................      29,522           30,434
                                                       ======           ======

15. RELATED-PARTY TRANSACTIONS

    In connection with its acquisitions, the Company paid $1,000 during 1999, to certain of its members for transaction related services.

    In May 1999, the Company sold back to one of its shareholders a hotel business that it acquired in the previous year from him for $2,400. This transaction had no impact the Company's consolidated statement of income. The Company continues to maintain a guarantee on certain debt of that business which had an outstanding balance of $4,500 as of December 31, 2001.

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

15. RELATED-PARTY TRANSACTIONS (CONTINUED)
    In addition to the advertising expenses (Note 3) and operating leases (Note 15), the Company paid $180, $118 and $405 for the years ended
December 31, 1999, 2000 and 2001, to various entities owned by its members for plane usage. Such amounts are included in selling, general and administrative expense on the accompanying consolidated statements of income.

    The Company receives management fees from non-consolidated entities owned by its shareholders for accounting and other administrative services. Such amounts totaled $54, $54 and $35 for the years ended December 31, 1999, 2000 and 2001, and is included as an offset to selling, general and administrative expenses in the accompanying consolidated statements of income.

    In January 2001 the Company sold $378 of inventory to one of its shareholders.

    The Company has entered into an agreement to acquire land from one of its shareholders for $1,700 which equaled the appraised value. The funds for this transaction are currently in escrow.

    In the first quarter 2002 the Company purchased land from one of its shareholders for $2,000. The appraised value of the property is $800 less than the anticipated purchase price due partially to demand for this property with the remainder being offset by a rent-free lease to be entered into with this member for an adjacent piece of property.

16. OPERATING LEASES

    The Company leases various facilities and equipment under long-term operating lease agreements, including leases with its members or entities controlled by the Company's shareholders. In instances where the Company entered into leases in which the rent escalates over time the Company has straight-lined the rent expense over the life of the lease. Rent expense amounted to $16,943, $22,616 and $25,679 for the three years ended December 31, 1999, 2000 and 2001 and $5,957 and $6,794 for the three-month periods ended March 31, 2001 and 2002, respectively. Of these amounts, $10,405, $14,103, $12,175, $3,063 and $3,212, respectively, were paid to entities controlled by its shareholders.

    Future minimum payments under long-term, non-cancelable operating leases as of December 31, 2001, are as follows:

                                           RELATED PARTIES   THIRD PARTIES    TOTAL
                                           ---------------   -------------   --------
2002.....................................      $ 12,850        $ 14,334      $ 27,184
2003.....................................        12,893          12,928        25,821
2004.....................................        12,929          11,275        24,204
2005.....................................        12,966          10,346        23,312
2006.....................................        12,923           9,012        21,935
Thereafter...............................        40,878          55,800        96,678
                                               --------        --------      --------

  Total..................................      $105,439        $113,695      $219,134
                                               ========        ========      ========

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

16. OPERATING LEASES (CONTINUED)
    The Company has an option to acquire certain properties from one of the related party entities mentioned above. The purchase option, initially based on the aggregate appraised value, adjusts each year for movements in the Consumer Price Index. The purchase option of $50,396 can only be exercised in total.

17. COMMITMENTS AND CONTINGENCIES

    A significant portion of the Company's vehicle business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, the Company's operations are subject to customary risks of importing merchandise, including fluctuations in the relative values of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and socio-economic conditions in foreign countries. The United States or the countries from which the Company's products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which may affect our operations and our ability to purchase imported vehicles and/ or parts at reasonable prices.

    Manufacturers may direct the Company to implement costly capital improvements to dealerships as a condition for renewing the Company's franchise agreements with them. Manufacturers also typically require that their franchises meet specific standards of appearance. These factors, either alone or in combination, could cause the Company to divert its financial resources to capital projects from uses that management believes may be of higher long-term value to the Company, such as acquisitions.

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims, the sellers have indemnified the Company. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial condition, liquidity or the results of operations of the Company.

    The dealerships operated by the Company hold franchise agreements with a number of vehicle manufacturers. In accordance with the individual franchise agreements, each dealership is subject to certain rights and restrictions typical of the industry. The ability of the manufacturers to influence the operations of the dealerships or the loss of a franchise agreement could have a negative impact on the Company's operating results.

    The Company has guaranteed four loans made by financial institutions either directly to management or to non-consolidated entities controlled by management which totaled approximately

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

17. COMMITMENTS AND CONTINGENCIES (CONTINUED)
$9,100 at December 31, 2001. Three of these guarantees, made on behalf of one of our platform chief executives and two other platform executives, were made in conjunction with those executives acquiring equity in the Company. The primary obligors of these notes are the platform executives. The guarantees were made in December 1999 and in April 1998 respectively. In each of these cases the Company believed that it was important for each of the individuals to have equity at risk. The fourth guarantee is made by a corporation acquired by the Company in October 1998 and guarantees an industrial revenue bond. Under the terms of the industrial revenue bond, the Company could not remove itself as a guarantor. The primary obligor of the note is the non-dealership business entity and that entity's partners as individuals.

18. EQUITY BASED ARRANGEMENTS

    In 1999, the Company adopted an equity option plan for certain management employees (the "Option Plan") that, as amended, provides for the grant of equity interests not to exceed $18,000. The grants are stated at a dollar amount based on the Company's entity value except as the Compensation Committee may otherwise provide. Except as the Compensation Committee may otherwise provide, that the exercise price of the grant is equal to the fair market value (as defined) of the grant on the grant date. Equity interests in the Company purchased by employees pursuant to the Option Plan are callable by the Company under certain circumstances at their fair value (as defined) and vest over a period of three years. The following tables summarize information about option activity and amounts:

                                                              MEMBERSHIP
                                                               INTEREST
                                                              PERCENTAGE
                                                              ----------
Options outstanding December 31, 1998.......................
  Granted...................................................     .029%
                                                                -----
Options outstanding December 31, 1999.......................     .029
  Granted...................................................     .004
  Canceled..................................................    (.029)
                                                                -----
Options outstanding December 31, 2000.......................     .004%
  Granted...................................................     .039
  Canceled..................................................    (.002)
                                                                -----
Options outstanding December 31, 2001.......................     .041
                                                                =====

    As of December 31, 2000 and 2001, the weighted average remaining contractual life was 9.07 and 9.71 years respectively. The number of options exercisable as of December 31, 2000 and 2001, was .001%.

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

18. EQUITY BASED ARRANGEMENTS (CONTINUED)
    Had the fair value method of accounting been applied to the Company's stock option plan, the pro forma impact on the Company's net income would have been as follows for the years ended December 31, 1999, 2000 and 2001:

                                                                1999       2000       2001
                                                              --------   --------   --------
Net income as reported......................................  $15,649    $30,715    $44,184
Pro forma net income........................................   15,197     30,540     43,283

    The fair value of options granted, which is amortized to expense over the option vesting period in determining the pro forma impact, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                      1999       2000       2001
                                                    --------   --------   --------
Expected life of option...........................  5 years    5 years    5 years
Risk-free interest rate...........................     6.14%      6.47%      4.15%
Expected volatility...............................       55%        55%        54%
Expected dividend yield...........................        0%         0%         0%

    The Company has an arrangement whereby, under certain circumstances, certain senior executives will participate in the increase in the value of the Company. The executives would be eligible to receive a portion of the remaining distributable cash generated from a sale or liquidation of the Company or a Board declared distribution in excess of the capital contributed to the Company plus a compounded 8% rate of return. No circumstances have occurred which would cause such participation nor does the Company presently believe any remaining distributable cash is available for such executives and, accordingly, no compensation expense has been recorded for the three years ended December 31, 1999, 2000 or 2001.

19. RETIREMENT PLANS

    The Company and several of the subsidiaries have existing 401(k) salary deferral/savings plans for the benefit of substantially all such employees. Employees electing to participate in the plans may contribute up to 15% of their annual compensation limited to the maximum amount that can be deducted for income tax purposes each year. Vesting varies at each respective subsidiary. Certain subsidiaries match a portion of the employee's contributions dependent upon reaching certain operating goals. Expenses related to subsidiary matching totaled $873, $1,920 and $2,578 for the years ended December 31, 1999, 2000 and 2001, respectively, and aggregated approximately $607 and $679 for the three-month periods ended March 31, 2001 and 2002, respectively. In 2001, the Company consolidated substantially all of its existing 401(k) salary deferral/savings plans into one plan.

20. SUBSEQUENT EVENTS

    On March 14, 2002, the Company completed an initial public offering ("IPO") of 4,500,000 shares of its common shares at a price of $16.50 per share. The IPO proceeds received, net of underwriting

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

20. SUBSEQUENT EVENTS (CONTINUED)
discount and expenses, were $62.8 million. Pursuant to the terms of the Company's $550 million Committed Credit Facility, 80% of the net IPO proceeds were used to repay debt under this facility. The remaining net proceeds will be used for working capital, future platform or dealership acquisitions and general corporate purposes.

    Upon the closing of the IPO on March 19, 2002, Asbury Automotive Group L.L.C. became a wholly-owned subsidiary of Asbury Automotive Group, Inc. Membership interests in the limited liability company were exchanged for 29,500,000 shares of common stock in the new corporation on the basis of 295,000 shares of common stock for each 1% membership interest.

    During the first quarter of 2002, the Company divested two dealerships, one each in Oregon and North Carolina. The results of operations are accounted for as discontinued operations in the consolidated statements of income. A summary of balance sheet and statement of income information relating to the discontinued operations is as follows:

                                                              DECEMBER 31,
                                                                  2001
                                                              ------------
                                                              (UNAUDITED)
Assets:
  Cash and cash equivalents.................................     $3,545
  Inventory.................................................      5,363
  Fixed assets, net.........................................      1,094
  Other.....................................................      1,465
                                                                 ------
  Total assets..............................................     11,467
                                                                 ------

Liabilities:
  Floor plan notes payable..................................      6,900
  Accounts payable and accrued liabilities..................      4,873
  Other.....................................................        149
                                                                 ------

  Total liabilities.........................................     11,922
                                                                 ------

Net assets of discontinued operations.......................     $ (455)
                                                                 ======

                         ASBURY AUTOMOTIVE GROUP, INC.

          DECEMBER 31, 1999, 2000 AND 2001 AND MARCH 31, 2001 AND 2002

         (INFORMATION AT MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2001 AND 2002 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

20. SUBSEQUENT EVENTS (CONTINUED)
    Statement of Income:

                                                                                      FOR THE THREE
                                                   FOR THE YEARS ENDED DECEMBER       MONTHS ENDED
                                                               31,                      MARCH 31,
                                                  ------------------------------   -------------------
                                                    1999       2000       2001       2001       2002
                                                  --------   --------   --------   --------   --------
                                                                      (UNAUDITED)
Revenues........................................  $84,786    $73,497    $58,467    $15,138     $3,127
Cost of sales...................................   76,627     64,449     50,501     13,077      2,935
                                                  -------    -------    -------    -------     ------

Gross profit....................................    8,159      9,048      7,966      2,061        192
Selling, general and administrative.............    8,369      9,433      7,835      2,043        619
Depreciation....................................      121        118        177         34         25
                                                  -------    -------    -------    -------     ------

Loss from operations............................     (331)      (503)       (46)       (16)      (452)
Other, net......................................     (810)    (1,247)      (507)      (213)       (20)
                                                  -------    -------    -------    -------     ------

Net loss........................................   (1,141)    (1,750)      (553)      (229)      (472)
Net gain on disposition of discontinued
  operations....................................       --         --         --         --        559
                                                  -------    -------    -------    -------     ------

Discontinued operations.........................  $(1,141)   $(1,750)   $  (553)   $  (229)    $   87
                                                  =======    =======    =======    =======     ======

    As of March 31, 2002, $3,893 of real estate assets related to the North Carolina dealership divestiture were still held by the Company. The Company anticipates that these assets will be sold in the third quarter of 2002.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asbury Automotive Group L.L.C.:

    We have audited the accompanying combined statements of income, shareholders' equity and cash flows of the Business Acquired by Asbury Automotive Group L.L.C. (Hutchinson Automotive Group) for the period from January 1, 2000 through June 30, 2000, and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Business Acquired by Asbury Automotive Group L.L.C. for the period from
January 1, 2000, through June 30, 2000 and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                         /s/ Arthur Andersen LLP

Stamford, Connecticut
June 15, 2001

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.

                         (HUTCHINSON AUTOMOTIVE GROUP)

                         COMBINED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                                                  FOR THE PERIOD
                                                                FOR THE YEAR      JANUARY 1, 2000
                                                                    ENDED             THROUGH
                                                              DECEMBER 31, 1999    JUNE 30, 2000
                                                              -----------------   ---------------
REVENUE:
  New vehicles..............................................      $197,556           $ 58,061
  Used vehicles.............................................       112,109             35,903
  Parts, service and collision repair.......................        25,744              8,285
  Finance and insurance, net................................         7,123              1,713
                                                                  --------           --------
  Total revenue.............................................       342,532            103,962
                                                                  --------           --------

COST OF SALES:
  New vehicles..............................................       179,016             52,784
  Used vehicles.............................................       100,648             31,875
  Parts, service and collision repair.......................        14,486              4,703
                                                                  --------           --------
  Total cost of sales.......................................       294,150             89,362
                                                                  --------           --------

GROSS PROFIT................................................        48,382             14,600
OPERATING EXPENSES:
  Selling, general and administrative.......................        31,696             10,705
  Depreciation and amortization.............................         1,018                260
                                                                  --------           --------
  Income from operations....................................        15,668              3,635
                                                                  --------           --------

OTHER INCOME (EXPENSE):
  Floor plan interest expense...............................        (1,675)              (635)
  Other income, net.........................................           225                 58
                                                                  --------           --------
  Total other expense, net..................................        (1,450)              (577)
                                                                  --------           --------
  Net income................................................      $ 14,218           $  3,058
                                                                  ========           ========

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.

                         (HUTCHINSON AUTOMOTIVE GROUP)

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                              COMMON STOCK     RETAINED
                                                             AND ADDITIONAL    EARNINGS
                                                             PAID-IN-CAPITAL   (DEFICIT)    TOTAL
                                                             ---------------   ---------   --------
BALANCE AS OF DECEMBER 31, 1998............................       $24,601      $  9,637    $ 34,238
  Distributions............................................            --       (13,797)    (13,797)
  Net income...............................................            --        14,218      14,218
                                                                  -------      --------    --------

BALANCE AS OF DECEMBER 31, 1999............................        24,601        10,058      34,659
  Distributions............................................            --       (36,068)    (36,068)
  Net income...............................................            --         3,058       3,058
                                                                  -------      --------    --------

BALANCE AS OF JUNE 30, 2000................................       $24,601      $(22,952)   $  1,649
                                                                  =======      ========    ========

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.

                         (HUTCHINSON AUTOMOTIVE GROUP)

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                    FOR THE PERIOD
                                                                 FOR THE YEAR      JANUARY 1, 2000
                                                                    ENDED              THROUGH
                                                              DECEMBER 31, 1999     JUNE 30, 2000
                                                              ------------------   ----------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................       $ 14,218            $  3,058
Adjustments to reconcile net income to net cash provided by
  operating activities
  Depreciation and amortization.............................          1,018                 260
Change in operating assets and liabilities, net of effects
  from acquisitions and divestiture of assets
  Contracts-in-transit......................................           (188)              1,386
  Accounts receivable.......................................           (711)                376
  Inventories...............................................         (1,727)              1,444
  Floor plan notes payable..................................          6,941                 220
  Accounts payable and accrued liabilities..................            463                (357)
  Other.....................................................           (158)               (424)
                                                                   --------            --------

  Net cash provided by operating activities.................         19,856               5,963
                                                                   --------            --------

CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................           (949)                (48)
  Proceeds from the sale of assets..........................              7                   3
  Cash and cash equivalents associated with the sale to
    Asbury..................................................             --              (1,930)
  Acquisitions..............................................             --                  --
                                                                   --------            --------

  Net cash used in investing activities.....................           (942)             (1,975)
                                                                   --------            --------

CASH FLOW FROM FINANCING ACTIVITIES:
  Distributions.............................................        (13,797)            (11,225)
  Contributions.............................................             --                  --
  Repayments of debt........................................           (676)                 --
  Proceeds from borrowings..................................             --                  --
                                                                   --------            --------

  Net cash provided by (used in) financing activities.......        (14,473)            (11,225)
                                                                   --------            --------

  Net increase (decrease) in cash and cash equivalents......          4,441              (7,237)
CASH AND CASH EQUIVALENTS, beginning of period..............          3,162               7,603
                                                                   --------            --------

CASH AND CASH EQUIVALENTS, end of period....................       $  7,603            $    366
                                                                   ========            ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................       $  1,665            $    605
                                                                   ========            ========

  Non-cash distributions (net assets of the business sold to
    Asbury on April 14, 2000)...............................       $     --            $ 24,843
                                                                   ========            ========

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.

                         (HUTCHINSON AUTOMOTIVE GROUP)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

    Asbury Automotive Jacksonville L.P. ("Asbury Jacksonville") acquired the operations of Buddy Hutchinson Cars, Inc. ("Toyota") and Buddy Hutchinson Chevrolet, Inc. ("Chevrolet") on April 14, 2000 and the operations of Buddy Hutchinson Imports, Inc. ("Imports") on July 1, 2000 for $57,266 including the issuance of a $5,000 equity interest in Asbury Jacksonville to the majority shareholder of the selling entities. Asbury Automotive Arkansas L.L.C. ("Asbury Arkansas") acquired the operations of Regency Toyota Inc. ("Regency"), Mark Escude Nissan, Inc. ("Nissan"), Mark Escude Nissan North, Inc. ("Nissan North"), Mark Escude Motors, Inc. ("Mitsubishi") and Mark Escude Daewoo, Inc. ("Daewoo") on April 14, 2000 for $32,976 including the issuance of a $2,500 equity interest in Asbury Arkansas to the dealer operator of those entities. The companies mentioned above will from hereafter be referred to as the "Company" or "Hutchinson Automotive Group." Asbury Jacksonville and Asbury Arkansas are subsidiaries of Asbury Automotive Group L.L.C. ("Asbury").

    The Company is engaged in the sale of new and used vehicles, light trucks and replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges vehicle finance, insurance and service contracts for its automotive customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The financial statements reflect the combined accounts of Toyota, Regency, Nissan, Nissan North and Mitsubishi for the year ended December 31, 1999, and for the period from January 1, 2000 through April 13, 2000, the accounts of Chevrolet for the year ended December 31, 1999, and for the period from January 1, 2000 through April 13, 2000, the accounts of Daewoo for the period from August 1, 1999 through December 31, 1999, and for the period from January 1, 2000 through April 13, 2000, and the accounts of Imports for the year ended December 31, 1999, and for the period from January 1, 2000 through June 30, 2000.

    All intercompany transactions have been eliminated during the period of common ownership.

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenue, net of estimated

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.

                         (HUTCHINSON AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) chargebacks, is included in finance and insurance revenue in the accompanying combined statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments that have an original maturity of three months or less at the date of purchase.

CONTRACTS-IN-TRANSIT

    Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    Inventories are stated at the lower of cost or market. The Company uses the "last-in, first-out" method ("LIFO") to account for the new vehicle inventories of all its dealerships except for the Daewoo and the parts inventories of Regency and Nissan South, the specific identification method to account for the used vehicle inventories of all its dealerships, and the "first-in, first-out" method ("FIFO") to account for the new vehicle inventory of Daewoo and the parts inventories of all its dealerships, except for Regency and Nissan South. Had the FIFO method been used to determine the cost of inventories valued using the LIFO method, net income would have increased (decreased) by ($131), ($62) and $299 for the years ended December 31, 1998 and 1999 and for the period from January 1, 2000 through June 30, 2000, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the useful life of the related asset. The range of estimated useful lives is as follows (in years)

Buildings and leasehold improvements........................  5 - 35
Machinery and equipment.....................................   5 - 7
Furniture and fixtures......................................   5 - 7
Company vehicles............................................   3 - 5

    Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of such assets, are charged to operations as incurred.

GOODWILL

    Goodwill represents the excess of purchase price over the fair value of the net assets acquired at date of acquisition. Goodwill is amortized on a straight-line basis over 40 years. Amortization expense

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.

                         (HUTCHINSON AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) charged to operations totaled $106 and $53 for the year ended December 31, 1999, and for the period from January 1, 2000 through June 30, 2000, respectively. Accumulated amortization totaled $240 as of December 31, 1999.

IMPAIRMENT OF LONG-LIVED ASSETS

    The recoverability of the Company's long-lived assets, including goodwill and other intangibles, is assessed by comparing the carrying amounts of such assets to the estimated undiscounted cash flows relating to those assets. The Company does not believe its long-lived assets are impaired at December 31, 1999.

TAX STATUS

    The Company's shareholders have elected to be taxed as "S" corporations as defined by the Internal Revenue Code. The shareholders of the Company are taxed on their share of the Company's taxable income. Therefore, no provision for federal or state income taxes has been included in the financial statements.

ADVERTISING

    The Company expenses production and other costs of advertising as incurred. Advertising expense for the year ended December 31, 1999, and for the period from January 1, 2000 through June 30, 2000, totaled $5,499 and $1,668, respectively.

USE OF ESTIMATES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying combined statements of cash flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of floor plan notes payable and long-term debt. The carrying amounts of its financial instruments approximate their fair values at December 31, 1999 due to their relatively short duration and variable interest rates.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.

                         (HUTCHINSON AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

SEGMENT REPORTING

    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138, issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS
No. 133. The Company has determined that the adoption of SFAS No.133 will not have a material impact on its results of operations, financial position, liquidity or cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition". SAB No. 101 was effective for years beginning after December 31, 1999, and provides clarification related to recognizing revenue in certain circumstances. Adoption of SAB No. 101 did not have a material impact on the Company's revenue recognition policies.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.

                         (HUTCHINSON AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

3. FLOOR PLAN NOTES PAYABLE

    Floor plan notes payable reflect amounts payable for purchases of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on prime. During 1999, the weighted average interest on floor plan notes payable outstanding was 8.25%. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the Company and are subject to certain financial and other covenants.

4. OPERATING LEASES

    The Company leases various facilities and equipment under long-term operating lease agreements. Rent expense for the year ended December 31, 1999 and for the period from January 1, 2000 through June 30, 2000, totaled to $174 and $57, respectively.

5. COMMITMENTS AND CONTINGENCIES

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims, the Company has indemnified Asbury. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial position or the results of operations of the Company.

6. RETIREMENT PLAN

    The Company maintains a 401(k) salary deferral/savings plan for the benefit of all of its employees over the age of 21 who have completed one year of service. Employees electing to participate in the plan may contribute a percentage of annual compensation limited to the maximum amount that can be deducted for income tax purposes each year. Participants vest in their employer matching contributions over a seven-year period. The Company matches 25% of the first 4% of the employee's salary contributed. Expenses related to Company matching totaled $56 and $17 for the year ended December 31, 1999, and for the period from January 1, 2000 through June 30, 2000, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asbury Automotive Group L.L.C.:

    We have audited the accompanying combined statements of income, shareholders' equity and cash flows of the Business Acquired by Asbury Automotive Oregon L.L.C. (Thomason Auto Group) for the period from January 1, 1999, through December 9, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Business Acquired by Asbury Automotive Oregon L.L.C. for the period from January 1, 1999 through December 9, 1999, in conformity with accounting principles generally accepted in the United States.

                                                         /s/ Arthur Andersen LLP

New York, New York
April 26, 2001

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.

                             (THOMASON AUTO GROUP)

                          COMBINED STATEMENT OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                              FOR THE PERIOD FROM
                                                                JANUARY 1, 1999
                                                                    THROUGH
                                                               DECEMBER 9, 1999
                                                              -------------------
REVENUES:
  New vehicles..............................................        $86,120
  Used vehicles.............................................         60,084
  Parts, service and collision repair.......................          8,610
  Finance and insurance, net................................          4,142
                                                                    -------

  Total revenues............................................        158,956
                                                                    -------

COST OF SALES:
  New vehicles..............................................         80,892
  Used vehicles.............................................         54,930
  Parts, service and collision repair.......................          4,362
                                                                    -------

  Total cost of sales.......................................        140,184
                                                                    -------

GROSS PROFIT................................................         18,772
OPERATING EXPENSES:
  Selling, general and administrative.......................         15,471
  Depreciation and amortization.............................            371
                                                                    -------
  Income from operations....................................          2,930
                                                                    -------

OTHER INCOME (EXPENSE):
  Floor plan interest expense...............................           (800)
  Other interest expense....................................            (83)
  Loss on sale of assets....................................            (25)
  Other income, net.........................................            204
                                                                    -------

  Total other expense, net..................................           (704)
                                                                    -------
  Income before income taxes................................          2,226
                                                                    -------

INCOME TAX EXPENSE                                                       --
  Net income................................................        $ 2,226
                                                                    =======

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.

                             (THOMASON AUTO GROUP)

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                               COMMON STOCK     RETAINED
                                                              AND ADDITIONAL    EARNINGS
                                                              PAID-IN CAPITAL   (DEFICIT)    TOTAL
                                                              ---------------   ---------   --------
BALANCE AS OF DECEMBER 31, 1998.............................      $1,767         $(4,908)   $(3,141)
  Contributions.............................................          --           1,375      1,375
  Net income................................................          --           2,226      2,226
                                                                  ------         -------    -------

BALANCE AS OF DECEMBER 9, 1999..............................      $1,767         $(1,307)   $   460
                                                                  ======         =======    =======

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.

                             (THOMASON AUTO GROUP)

                        COMBINED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               FOR THE PERIOD
                                                              FROM JANUARY 1,
                                                                1999 THROUGH
                                                              DECEMBER 9, 1999
                                                              ----------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................      $ 2,226
  Adjustments to reconcile net income to net cash provided
    by operating activities.................................
  Depreciation and amortization.............................          371
  Loss on sale of assets....................................           25
  Change in operating assets and liabilities, net of effects from divestiture of assets..............................
  Contracts-in-transit......................................           60
  Accounts receivable, net..................................          192
  Due from related parties..................................           --
  Inventories...............................................        3,022
  Floor plan notes payable..................................          754
  Accounts payable and accrued liabilities..................       (3,339)
  Other.....................................................         (505)
                                                                  -------

Net cash provided by operating activities...................        2,806
                                                                  -------

CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................         (158)
  Proceeds from the sale of assets..........................           --
  Net issuance of finance contracts.........................           --
                                                                  -------

  Net cash used in investing activities.....................         (158)
                                                                  -------

CASH FLOW FROM FINANCING ACTIVITIES:
  Distributions to shareholders.............................           --
  Contributions.............................................        1,375
  Repayments of debt........................................         (291)
  Proceeds from borrowings..................................           --
                                                                  -------

  Net cash provided by (used in) financing activities.......        1,084
                                                                  -------

  Net increase in cash and cash equivalents.................        3,732

CASH AND CASH EQUIVALENTS, beginning of period..............        2,397
                                                                  -------

CASH AND CASH EQUIVALENTS, end of period....................      $ 6,129
                                                                  =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for
  Interest..................................................      $   883
                                                                  =======
  Income taxes..............................................      $    --
                                                                  =======
Non-cash distributions (net assets of the business sold to
  Asbury on December 4, 1998)...............................      $    --
                                                                  =======

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.

                             (THOMASON AUTO GROUP)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

    Asbury Automotive Oregon L.L.C. ("Asbury") acquired its dealership operations through the December 4, 1998 acquisition of Thomason Auto
Group, Inc. ("TAG"), Dee Thomason Ford, Inc. ("Ford"), Thomason Imports, Inc. ("Imports"), Thomason Nissan ("Nissan"), Thomason Auto Credit Northwest, Inc. ("TACN") and Thomason on Canyon, L.L.C. ("Canyon") and the December 10, 1999, acquisition of Thomason Toyota, Inc. ("Toyota"). The combined accounts of the companies mentioned above will from hereafter be referred to collectively as the "Company" or "Thomason Auto Group".

    On December 4, 1998, the operations of TAG, Ford, Imports, Nissan, TACN and Canyon were acquired by Asbury for $49,075 in cash and the issuance of a minority interest to the majority shareholder the Company. On December 10, 1999, Asbury acquired the operations of Toyota for $18,875 in cash and the issuance of a minority interest to the same shareholder.

    The purchase agreements dated December 4, 1998, and December 10, 1999, between the shareholders of the Company and Asbury included an adjustment to the purchase price based on the tangible net worth of the respective assets of the Company on the related closing dates as well as indemnities for certain pre-closing contingencies which included certain employment practices. On
April 26, 2001, the shareholders of the Company agreed to pay Asbury $2,800 in cash and forfeited a portion of their interest in Asbury valued at $2,500 as final settlement of the purchase agreement.

    The accompanying combined statement of income for the year ended
December 31, 1998, includes $1,500 of selling, general and administrative expense related to certain selling practices. Such amount was paid in 1999. The majority shareholder of the Company contributed $1,375 in 1999 to cover such costs.

    The Company is engaged in the sale of new and used vehicles, light trucks and replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges vehicle finance, insurance and service contracts for its automotive customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying financial statements include the results of Toyota for the year ended December 31, 1998 and for the period from January 1, 1999 through December 9, 1999.

    All intercompany transactions have been eliminated during the period of common ownership.

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.

                             (THOMASON AUTO GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenue, net of estimated chargebacks, is included in finance and insurance revenue in the accompanying combined statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments that have an original maturity of three months or less at the date of purchase.

CONTRACTS-IN-TRANSIT

    Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    Inventories are stated at the lower of cost or market. The Company uses the "last-in, first-out" method ("LIFO") to account for all new vehicle inventories, the specific identification method to account for used vehicle inventories, and the "first-in, first-out" method ("FIFO") to account for parts inventories. Had the FIFO method been used to cost inventories valued using the LIFO method, net income would have increased by $66 for the period from January 1, 1999 through December 9, 1999, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the useful life of the related asset.

    Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of such assets, are charged to operations as incurred.

TAX STATUS

    The shareholders of the Company's subsidiaries, with the exception of TACN, have elected to be treated as "S" corporations. The shareholders of the "S" corporations are taxed on their share of those companies' taxable income. Therefore, no provision for federal or state income taxes has been included in the financial statements for the "S" corporations.

    TACN is a "C" corporation under the provisions of the U.S. Internal Revenue Code and, accordingly, follows the liability method of accounting for income taxes in accordance with Statement

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.

                             (THOMASON AUTO GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are realized and liabilities are settled. A valuation allowance reduces deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

ADVERTISING

    The Company expenses production and other costs of advertising as incurred. Advertising expense for the period from January 1, 1999 through December 9, 1999, totaled $2,483, of which $989, was paid to an entity in which the majority shareholder had a substantial interest.

USE OF ESTIMATES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying combined statements of cash flows.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

SEGMENT REPORTING

    The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.

                             (THOMASON AUTO GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138, issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS
No. 133. The Company has determined that the adoption of SFAS No.133 will not have a material impact on its results of operations, financial position, liquidity or cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition". SAB No. 101 was effective for years beginning after December 31, 1999, and provides clarification related to recognizing revenue in certain circumstances. Adoption of SAB No. 101 did not have a material impact on the Company's revenue recognition policies.

3. INTEREST EXPENSE

    Floor plan notes payable reflect amounts payable for purchases of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on prime. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the Company and are subject to certain financial and other covenants.

    The Company's notes payable are due to financing institutions and are secured by rental vehicles bearing interest at variable rates and mature at various dates all in 1999.

4. OPERATING LEASES

    The Company leases various facilities and equipment under long-term operating lease agreements, including leases with its majority shareholder or entities controlled by its majority shareholder. Rent expense for the period from January 1, 1999 through December 9, 1999, totaled $1,078. Of this amount, $887 was paid to entities controlled by its shareholders.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.

                             (THOMASON AUTO GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

5. COMMITMENTS AND CONTINGENCIES

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims, the Company has indemnified Asbury. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial position or the results of operations of the Company.

    Prior to the sale of the business, the Company was in the practice of guaranteeing consumer installment loans on a limited recourse basis. Substantially all of these loans were issued to one finance company pursuant to vehicle sales by the Company. Under the guarantee, upon repossession of the vehicle collateralizing the loans by the finance company, the Company was liable for all or part of the loan balance. The accompanying combined financial statements include a provision for repossession losses of $619 which is included in selling, general and administrative expenses, for the period from January 1, 1999 through December 9, 1999.

    In December 1999, prior to the sale of Toyota to Asbury, the Company and Asbury collectively agreed to transfer all remaining recourse liability back to the finance company initially issuing the paper. The transaction resulted in a $223 gain in the period from January 1, 1999, through December 9, 1999.

6. RETIREMENT PLANS

    The Company maintains a 401(k) salary deferral/savings plan for the benefit of all its employees upon reaching one year of service with the Company. Employees electing to participate in the plan may contribute up to 15% of their annual compensation limited to the maximum amount that can be deducted for income tax purposes each year. Participants vest upon the completion of seven years of service. The Company matches a portion of the employee's contributions dependent upon reaching certain operating goals. Expenses related to Company matching totaled $25 for the period from January 1, 1999 through December 9, 1999.

7. RELATED-PARTY TRANSACTIONS

    The Company had $15,162 of vehicle sales to Asbury and $5,516 of vehicle purchases from Asbury for the period from January 1, 1999 through December 9, 1999, respectively.

    The Company paid management fees of $596 during the period from January 1, 1999 through December 9, 1999, to Asbury.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asbury Automotive Group L.L.C.:

    We have audited the accompanying combined statements of income, shareholders' equity and cash flows of the Business Acquired by Asbury Automotive Arkansas L.L.C. referred to as "the McLarty Combined Entities" (see
Note 1) for the period from January 1, 1999 through November 17, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the McLarty Combined Entities for the period from January 1, 1999 through
November 17, 1999, in conformity with accounting principles generally accepted in the United States.

                                                         /s/ Arthur Andersen LLP

Little Rock, Arkansas
July 18, 2001

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.

                          (MCLARTY COMBINED ENTITIES)

                          COMBINED STATEMENT OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                                FOR THE PERIOD FROM
                                                              JANUARY 1, 1999 THROUGH
                                                                 NOVEMBER 17, 1999
                                                              ------------------------
REVENUE:
  New vehicle...............................................          $ 78,076
  Used vehicle..............................................            32,368
  Parts, service and collision repair.......................             6,663
  Finance and insurance, net................................             1,968
                                                                      --------

  Total revenue.............................................           119,075
                                                                      --------

COST OF SALES:
  New vehicle...............................................            71,924
  Used vehicle..............................................            30,028

  Parts, service and collision repair.......................             3,739
                                                                      --------

  Total cost of sales.......................................           105,691
                                                                      --------

GROSS PROFIT................................................            13,384
OPERATING EXPENSES:
  Selling, general and administrative.......................            10,072
  Depreciation and amortization.............................               110
                                                                      --------

  Income from operations....................................             3,202
                                                                      --------

OTHER INCOME (EXPENSE):
  Floor plan interest expense...............................            (1,030)
  Other interest expense....................................               (13)
  Other income, net.........................................               152
                                                                      --------

  Total other expense.......................................              (891)
                                                                      --------

NET INCOME..................................................          $  2,311
                                                                      ========

                  See Notes to Combined Financial Statements.

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.

                          (MCLARTY COMBINED ENTITIES)

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                               COMMON STOCK
                                                              AND ADDITIONAL    RETAINED
                                                              PAID-IN CAPITAL   EARNINGS    TOTAL
                                                              ---------------   --------   --------
BALANCE AS OF DECEMBER 31, 1998.............................      $4,477        $ 3,673    $ 8,150
  Net income................................................          --          2,311      2,311
  Distributions.............................................          --         (2,224)    (2,224)
  Contributions.............................................       1,989             --      1,989
                                                                  ------        -------    -------

BALANCE AS OF NOVEMBER 17, 1999.............................      $6,466        $ 3,760    $10,226
                                                                  ======        =======    =======

                  See Notes to Combined Financial Statements.

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.

                          (MCLARTY COMBINED ENTITIES)

                        COMBINED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               FOR THE PERIOD FROM
                                                                 JANUARY 1, 1999
                                                              THROUGH NOVEMBER 17,
                                                                      1999
                                                              ---------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................         $  2,311
  Adjustments to reconcile net income to net cash provided
    by operating activities-
  Depreciation and amortization.............................              110
  Gain on sale of assets....................................              (63)
Change in operating assets and liabilities, net of effects
  from acquisitions and divestiture of assets-
  Contracts-in-transit......................................           (1,104)
  Accounts receivable, net..................................             (734)
  Inventories...............................................            3,723
  Prepaid expenses and other current assets.................               (8)
  Other assets..............................................              308
  Floor plan notes payable..................................           14,099
  Accounts payable and accrued liabilities..................            1,156
  Other long-term liabilities...............................             (237)
                                                                     --------

  Net cash provided by operating activities.................           19,561
                                                                     --------
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................             (266)
  Proceeds from the sale of assets..........................               80
  Cash and cash equivalents contributed to Asbury Arkansas
    under Exchange Agreement................................           (2,120)
  Other.....................................................              588
                                                                     --------

  Net cash used in investing activities.....................           (1,718)
                                                                     --------
CASH FLOW FROM FINANCING ACTIVITIES:
  Distributions.............................................           (2,224)
  Contributions.............................................            1,989
  Repayment of debt.........................................           (1,174)
  Proceeds from debt........................................
  Net advances from (repayments to) related parties.........          (17,791)
                                                                     --------

  Net cash used in financing activities.....................          (19,200)
                                                                     --------

  Net decrease in cash and cash equivalents.................           (1,357)
CASH AND CASH EQUIVALENTS, beginning of period..............            1,357
                                                                     --------

CASH AND CASH EQUIVALENTS, end of period....................         $     --
                                                                     ========

SUPPLEMENTAL INFORMATION:
  Cash paid for interest....................................         $  1,008
                                                                     ========

                  See Notes to Combined Financial Statements.

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.

                          (MCLARTY COMBINED ENTITIES)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    The McLarty Combined Entities (the "Company") represents the combined dealership operations of North Point Ford, Inc., North Point Mazda, Inc., Premier Autoplaza, Inc., Hope Auto Company, McLarty Auto Mall, Inc. (collectively referred to as the "First Dealerships"), and Prestige, Inc. ("Prestige").

    On February 23, 1999, pursuant to an exchange agreement (the "Exchange Agreement") among Asbury Arkansas L.L.C. ("Asbury Arkansas"), the Company and Asbury Automotive Group, L.L.C. ("AAG"), the operations of the First Dealerships were transferred to Asbury Arkansas in exchange for cash and a 49% interest in Asbury Arkansas. Concurrently, AAG contributed $13,995 in cash in exchange for a 51% interest in Asbury Arkansas. On November 18, 1999, the operations of Prestige were transferred to Asbury Arkansas in consummation of the Exchange Agreement.

    The accompanying 1999 combined statements of income, shareholders' equity and cash flows reflect the activities of the First Dealerships from January 1, 1999 through February 22, 1999, which represents the date of closing of the exchange transactions involving the First Dealerships, and the activities of Prestige from January 1, 1999 through November 17, 1999.

    The Company operates six automobile dealerships in the central and southwestern regions of the State of Arkansas. The dealerships are engaged in the sale of new and used motor vehicles and related products and services, including vehicle service and parts, finance and insurance products and other after-market products.

    The business combination described above was accounted for under the purchase method of accounting on the financial statements of Asbury Arkansas. The accompanying financial statements do not include the effect of any adjustments resulting from the ultimate allocation of the purchase price by Asbury Arkansas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

    The financial statements for each of these entities are presented on a combined basis as they have substantially common ownership. All significant intercompany transactions and balances have been eliminated in combination.

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.

                          (MCLARTY COMBINED ENTITIES)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenue, net of estimated chargebacks, is included in finance and insurance revenue in the accompanying combined statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments that have an original maturity of three months or less at date of purchase.

CONTRACTS-IN-TRANSIT

    Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    The majority of the Company's inventories are accounted for using the "first-in, first-out" method ("FIFO") and are valued using the lower of cost or market. The Company's parts inventories are stated at replacement cost in accordance with industry practice. The Company valued certain inventories using the "last-in, first-out" method ("LIFO"). If the FIFO method had been used to determine the cost of inventories, net income would have been greater by $56 for the period from January 1, 1999 through November 17, 1999.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided utilizing the straight-line method over the estimated useful lives of the assets.

GOODWILL

    Goodwill represents the excess of purchase price over the face value of the net tangible and other intangible assets acquired at the date of acquisition net of accumulated amortization. Goodwill is amortized on a straight-line basis over 40 years.

FINANCE RECEIVABLES AND ADVANCES

    The Company has an arrangement with a finance company, whereby the finance company extends credit to certain of the Company's customers in connection with vehicle sales. Under the arrangement, the Company originates installment contracts, which are assigned to the finance company without recourse, along with security interests in the related vehicles. The finance company advances the Company a portion of the payments due under the contracts, groups the contracts into pools and

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.

                          (MCLARTY COMBINED ENTITIES)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) services the contracts. The finance company retains a servicing fee equal to 20% of contractual payments due on a pool-by-pool basis. In the event of customer default, the Company has no obligation to repay any advanced amounts or other fees to the finance company.

TAX STATUS

    The entities comprising the Company are Subchapter "S" Corporations, as defined in the Internal Revenue Code of 1986, and thus the taxable income or losses of the Company are included in the individual tax returns of the shareholders for federal and state income tax purposes. Therefore, no provisions for taxes have been included in the accompanying combined financial statements.

ADVERTISING

    The Company expenses production and other costs of advertising as incurred or when such advertising initially takes place. The Company's combined statement of income includes advertising expense of $1,444 for the period from January 1, 1999 through November 17, 1999.

USE OF ESTIMATES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the statements of cash flows.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

SEGMENT REPORTING

    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.

                          (MCLARTY COMBINED ENTITIES)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

MAJOR SUPPLIERS AND DEALERSHIP AGREEMENTS

    The Company enters into agreements with the automakers that supply new vehicles and parts to its dealerships. The Company's overall sales could be impacted by the automakers' ability or unwillingness to supply the dealerships with a supply of new vehicles. Dealership agreements generally limit location of dealerships and retain automaker approval rights over changes in dealership management and ownership. Each automaker is entitled to terminate the dealership agreement if the dealership is in material breach of its terms.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date of SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138, issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS No. 133. The Company has determined that the adoption of SFAS
No. 133 will not have a material impact on its results of operations, financial position, liquidity or cash flows.

3. INTEREST EXPENSE

    Floor plan notes payable reflect amounts payable for purchase of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on prime. The interest rates related to floor plan notes payable ranged from 7.75% to 8.75%. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the Company and are subject to certain financial and other covenants.

    Long-term debt consists of various notes payable to banks and corporations, bearing interest at both fixed and variable rates and secured by certain of the Company's assets. Interest rates ranged from 7.75% to 8.75%.

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.

                          (MCLARTY COMBINED ENTITIES)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

4. COMMITMENTS AND CONTINGENCIES

    The Company leases various facilities and equipment under non-cancelable operating lease agreements, including leases with related parties. Rent expense for the period presented in the accompanying combined statements of income is shown below:

                                                          FOR THE PERIOD FROM
                                                        JANUARY 1, 1999 THROUGH
                                                           NOVEMBER 17, 1999
                                                        -----------------------
Related parties.......................................           $529
Third parties.........................................            127
                                                                 ----
Total.................................................           $656
                                                                 ====

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial position or the results of operations of the Company.

5. RELATED-PARTY TRANSACTIONS

    The Company had amounts payable to related parties that consisted primarily of advances made to the Company by certain shareholders and officers. These balances accrued interest at rates corresponding to interest rates charged by certain floor plan institutions.

    The Company paid management fees to an entity that is owned by certain Company shareholders totaling approximately $52 during the period from January 1, 1999 through November 17, 1999.

    The entities included in the Company had various levels of ownership interest in the Sunlight Mesa Insurance Company ("Mesa"), which aggregate to 100%. Mesa operates as a reinsurer of credit life, accident and health insurance and has no direct policies in force. As Mesa's results of operations and financial position were not material, they have not been combined into the accompanying financial statements. Instead, the Company has recorded their interest in Mesa using the cost method of accounting for investments. The Company's investment in Mesa was not contributed to Asbury Arkansas as a part of the business combination discussed in Note 1.

6. RETIREMENT PLANS

    The Company maintains 401(k) plans (the "Plans") at each of the dealerships, which cover substantially all employees. The Company makes matching contributions to the Plans of up to 2% of participating employees' salaries. The Company's combined statement of income includes contributions of $16 for the period from January 1, 1999 through November 17, 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asbury Automotive Group L.L.C.:

    We have audited the accompanying combined statements of income, shareholders' equity and cash flows of the Business Acquired by Asbury Automotive North Carolina L.L.C. (Crown Automotive Group) for the period from January 1, 1999 through April 6, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Business Acquired by Asbury Automotive North Carolina L.L.C. for the period from January 1, 1999 through April 6, 1999, in conformity with accounting principles generally accepted in the United States.

                                                         /s/ Arthur Andersen LLP

New York, New York
July 18, 2001

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.

             (CROWN AUTOMOTIVE GROUP) COMBINED STATEMENT OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                              FOR THE PERIOD FROM
                                                                JANUARY 1, 1999
                                                               THROUGH APRIL 6,
                                                                     1999
                                                              -------------------
REVENUE:
  New vehicle...............................................        $14,424
  Used vehicle..............................................         13,148
  Parts, service and collision repair.......................          4,815
  Finance and insurance, net................................            555
                                                                    -------
  Total revenue.............................................         32,942
                                                                    -------

COST OF SALES:
  New vehicle...............................................         13,413
  Used vehicle..............................................         12,341
  Parts, service and collision repair.......................          2,556
                                                                    -------
  Total cost of sales.......................................         28,310
                                                                    -------

GROSS PROFIT................................................          4,632
OPERATING EXPENSES:
  Selling, general and administrative.......................          3,579
  Depreciation and amortization.............................             18
                                                                    -------
  Income from operations....................................          1,035
                                                                    -------

OTHER INCOME (EXPENSE):
  Floor plan interest expense...............................            (93)
  Other interest expense....................................            (48)
  Other income, net.........................................            687
                                                                    -------
  Net income................................................        $ 1,581
                                                                    =======

                  See Notes to Combined Financial Statements.

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.

      (CROWN AUTOMOTIVE GROUP) COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                               COMMON STOCK     RETAINED
                                                              AND ADDITIONAL    EARNINGS
                                                              PAID-IN CAPITAL   (DEFICIT)    TOTAL
                                                              ---------------   ---------   --------
BALANCE AS OF DECEMBER 31, 1998.............................      $3,424         $ (713)     $2,711
  Distributions.............................................          --           (340)       (340)
  Net income................................................          --          1,581       1,581
                                                                  ------         ------      ------
BALANCE AS OF APRIL 6, 1999.................................      $3,424         $  528      $3,952
                                                                  ======         ======      ======

                  See Notes to Combined Financial Statements.

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.

           (CROWN AUTOMOTIVE GROUP) COMBINED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                              FOR THE PERIOD FROM
                                                                JANUARY 1, 1999
                                                               THROUGH APRIL 6,
                                                                     1999
                                                              -------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................         $1,581
  Adjustments to reconcile net income to net cash provided
    by operating activities
  Depreciation and amortization.............................             18
  Change in operating assets and liabilities, net of effects from acquisitions and divestiture of assets
  Contracts-in-transit......................................           (580)
  Accounts receivable, net..................................         (1,450)
  Inventories...............................................           (743)
  Prepaid and other.........................................              3
  Floor plan notes payable..................................           (428)
  Accounts payable and accrued liabilities..................          2,074
                                                                     ------
  Net cash provided by operating activities.................            475
                                                                     ------

CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................            (15)
  Net issuance of notes receivable..........................             --
                                                                     ------
  Net cash used in investing activities.....................            (15)
                                                                     ------

CASH FLOW FROM FINANCING ACTIVITIES:
  Contributions.............................................             --
  Repayments of notes payable...............................             --
  Distributions.............................................           (340)
                                                                     ------
  Net cash used in financing activities.....................           (340)
                                                                     ------
  Net increase (decrease) in cash and cash equivalents......            120
CASH AND CASH EQUIVALENTS, beginning of period..............             --
                                                                     ------
CASH AND CASH EQUIVALENTS, end of period....................         $  120
                                                                     ------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................         $   76
                                                                     ======

  Non-cash distributions (net assets of the business sold to
    Asbury on December 11, 1998)............................         $   --
                                                                     ======

                  See Notes to Combined Financial Statements.

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    Asbury Automotive North Carolina L.L.C. ("Asbury") acquired its dealership operations through the December 11, 1998, acquisition of the non-Honda/Acura operations of CAC Automotive, Inc. ("CAC"), CAR Automotive, Inc. ("CAR"), CFC Finance, Inc. ("CFC"), and CAM Automotive, Inc. ("CAM") and the April 7, 1999, acquisition of the Honda/Acura dealerships of the above-mentioned entities. The combined accounts of the entities mentioned above will from hereafter be referred to collectively as "the Company" or "Crown Automotive Group." These combined statements do not include the real estate entities in which the Company conducts its dealership operations. As a result, rent expense is included in the accompanying combined statements of income as discussed in Note 3.

    On December 11, 1998, the non-Honda/Acura operations of CAC, CAR, CFC, CAM and the real estate assets of Asbury North Carolina Real Estate Holdings L.L.C. were acquired by Asbury for $80,828 in cash and the issuance of a 49% equity interest to certain of the former shareholders of the Company.

    On April 7, 1999, the Honda/Acura dealerships operations were acquired by Asbury for $10,073 in cash and the issuance of a 49% equity interest to the same shareholders.

    The Company is engaged in the sale of new and used vehicles, light trucks and replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges vehicle finance, insurance and service contracts for its automotive customers located in Greensboro, Chapel Hill and Raleigh, North Carolina, and Richmond, Virginia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying combined financial statements reflect the combined accounts of the Honda/ Acura operations for the year ended December 31, 1998 and for the period from January 1, 1999 through April 6, 1999.

    All significant intercompany transactions have been eliminated during the period of common ownership.

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenue, net of estimated chargebacks, is included in finance and insurance revenue in the accompanying combined statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments that have an original maturity of three months or less at date of purchase.

CONTRACTS-IN-TRANSIT

    Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    New and used vehicle inventories are valued at the lower of cost or market utilizing the "last-in, first-out" (LIFO) method. Parts inventories are valued at the lower of cost or market utilizing the "first-in, first-out" (FIFO) method. If the FIFO method had been used to determine cost for inventories valued using the LIFO method, net income would have increased by $10 for the period from January 1, 1999 through April 6, 1999.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided for utilizing the straight-line method over the estimated useful life of the asset.

TAX STATUS

    The Company's shareholders have elected to be taxed as S corporations as defined by the Internal Revenue Code. The shareholders of the Company are taxed on their share of the Company's taxable income. Therefore, no provision for federal or state income taxes has been included in the financial statements.

ADVERTISING

    The Company expenses production and other costs of advertising as incurred or when such advertising initially takes place. Advertising costs aggregated approximately $250 for the period from January 1, 1999, through April 6, 1999.

USE OF ESTIMATES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying combined statements of cash flows.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

SEGMENT REPORTING

    The Company follows the provisions of Statements of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138, issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS
No. 133. The Company has determined that the adoption of SFAS No. 133 will not have a material impact on its results of operations, financial position, liquidity or cash flows.

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." SAB No.101 was effective for years beginning after December 31, 1999, and provides clarification related to recognizing revenue in certain circumstances. Adoption of SAB No.101 did not have a material impact on the Company's revenue recognition policies.

3. RELATED-PARTY TRANSACTIONS

    Asbury acquired the real estate used in the dealership operations of the entities included in these financial statements in the December 10, 1998 acquisition. Prior to the acquisition, the real estate was owned by the majority shareholder of the Company or owned through entities in which the majority shareholder of the Company held a controlling interest. Rent expense included in the accompanying statement of income paid to those real estate entities totaled $497 for the period from January 1, 1999 through April 6, 1999. The related real estate had a fair market value of $56,200 at the date of acquisition by Asbury.

4. OPERATING LEASES

    The Company held various lease agreements for land expiring through 2005.

    In addition to the related party real estate leases mentioned above, the Company is party to various equipment operating leases with remaining terms in excess of one year. Expense related to these leases approximated $45 for the period from January 1, 1999 through April 6, 1999.

5. COMMITMENTS AND CONTINGENCIES

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims, the Company has indemnified Asbury. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial condition, liquidity or the results of operations of the Company.

    Included in other income, net is $683 of income from the settlement of a class action lawsuit with a certain vehicle manufacturer.

6. RETIREMENT PLAN

    The Company participates in a retirement program administered by the National Automobile Dealers and Associates Retirement Plan (the "Plan"). The Plan is a multi-employer defined contribution 401(k) plan. Each regular full-time employee who is at least 21 years of age, but not over

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

6. RETIREMENT PLAN (CONTINUED)
56, and who has been continuously employed by the Company for one year or more is eligible to participate in the Plan. The Plan requires that the Company match the employees' voluntary contributions to the extent of 2% of the compensation of participants. Contributions to the Plan made by the Company amounted to approximately $26 for the period from January 1, 1999 through April 6, 1999.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

--------------------------------------------------------------------------------
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                                  $250,000,000

                     9% SENIOR SUBORDINATED NOTES DUE 2012

                         ASBURY AUTOMOTIVE GROUP, INC.

                               EXCHANGE OFFER FOR
                UP TO $250,000,000 PRINCIPAL AMOUNT OUTSTANDING
                    OF 9% SENIOR SUBORDINATED NOTES DUE 2012
                          FOR A LIKE PRINCIPAL AMOUNT
                  OF NEW 9% SENIOR SUBORDINATED NOTES DUE 2012

                             ---------------------

                                   PROSPECTUS

                                 JULY 22, 2002

                             ---------------------

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